This document is important and requires your immediate attention. If you have any questions as to how to deal with it, you should consult your investment dealer, lawyer or other professional advisor. No securities regulatory authority in Canada or the United States has expressed an opinion about, or passed upon the fairness or merits of, the offer contained in this document, the securities offered pursuant to such offer or the adequacy of the information contained in this document and it is an offence to claim otherwise.

Legend for U.S. Residents: Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This offer and circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

January 7, 2005

GLAMIS GOLD LTD.

OFFER TO PURCHASE

all of the outstanding common shares of

GOLDCORP INC.

on the basis of 0.89 of a common share of Glamis Gold Ltd. for each common share of Goldcorp Inc.

     Glamis Gold Ltd. (“Glamis”) hereby offers (the “Offer”) to purchase all of the outstanding common shares (the “Goldcorp Shares”) of Goldcorp Inc. (“Goldcorp”). Under the Offer, holders of Goldcorp Shares (“Shareholders”) will be entitled to receive 0.89 of a common share of Glamis (“Glamis Shares”) for each Goldcorp Share held by them. The Offer will be open for acceptance until 9:00 p.m. (Toronto time) (the “Expiry Time”) on February 14, 2005 unless extended or withdrawn.

     The Offer is subject to certain conditions, including, without limitation, that not less than 66 2/3% of the Goldcorp Shares (on a fully diluted basis) will have been validly deposited under the Offer and not withdrawn at the Expiry Time, that the Shareholders do not approve the issuance of Goldcorp Shares by Goldcorp in connection with its offer to purchase all of the outstanding common shares of Wheaton River Minerals Ltd. (“Wheaton River”) dated December 29, 2004 (the “Goldcorp Offer for Wheaton River”) and that the Acquisition Agreement dated December 23, 2004 between Goldcorp and Wheaton River is terminated. Goldcorp has stated that it will hold a meeting of Shareholders on January 31, 2005 to consider a resolution to be passed, by a majority of the votes cast at the meeting, to approve the issuance of Goldcorp Shares to acquire Wheaton River. If this resolution is approved by the Shareholders, a condition of the Offer will not be satisfied and the Offer will not proceed. The Offer is also subject to the condition that the shareholders of Glamis approve, by a majority of votes cast at a meeting of shareholders, the removal of the restriction on the number of common shares that Glamis is authorized to issue. Glamis has called a meeting of its shareholders to be held on February 9, 2005, to approve this change in authorized capital. See Section 2 of the Offer to Purchase, “Conditions to the Offer”, for a complete description of the conditions to the Offer. Subject to applicable law, Glamis reserves the right to withdraw the Offer and not take up and pay for Goldcorp Shares deposited under the Offer unless each of the conditions to the Offer is satisfied or waived by Glamis before the Expiry Time.

     Glamis believes that the proposed business combination of Glamis and Goldcorp that would result from the consummation of the Offer is superior to the proposed combination of Goldcorp and Wheaton River as set out in the Goldcorp Offer for Wheaton River.

     The Glamis Shares (NYSE:GLG; TSX:GLG) and the Goldcorp Shares (NYSE:GG; TSX:G) are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”). Based on the volume-weighted average trading price of the Glamis Shares and Goldcorp Shares on the NYSE for the 30 trading days ended December 15, 2004, the day before Glamis’ announcement of its intention to make the Offer, the Offer valued each Glamis Share at U.S.$20.00 and each Goldcorp Share at U.S.$17.80. Based on these share prices, the Offer represents a premium of 22.6% over the value of the Goldcorp Shares for that period.

     Based on the volume-weighted average trading price of the Glamis Shares and the Goldcorp Shares on the TSX for the 30 trading days ended December 15, 2004, the day before Glamis’ announcement of its intention to make the Offer, the Offer valued each Glamis Share at Cdn.$24.03 and each Goldcorp Share at Cdn.$21.39. Based on these share prices, the Offer represents a premium of 23.6% over the value of the Goldcorp Shares for that period.

     The closing prices of the Glamis Shares on January 5, 2005 on the NYSE and the TSX were U.S.$15.74 and Cdn.$19.26, respectively, and the closing price of the Goldcorp Shares on January 5, 2005 on the NYSE and the TSX were U.S.$13.86 and Cdn.$17.02, respectively.

     For a discussion of risk factors you should consider in evaluating the Offer, see Section 4 of the Circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp — Business Combination Risks” and “Annex A — Information Concerning Glamis — Risk Factors”. Glamis has applied to the NYSE and the TSX to list the Glamis Shares to be issued to Shareholders in connection with the Offer. Listing will be subject to Glamis fulfilling all the listing requirements of such exchanges.

The Dealer Manager for the Offer is:

Orion Securities Inc.

In Canada	In the United States
Orion Securities Inc.	Orion Securities (USA) Inc.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

     This offering is made by a Canadian corporation that is permitted, under a multijurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Offer and Circular in accordance with the disclosure requirements of Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

     The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that Glamis is incorporated or organized under the laws of British Columbia that some or all of its officers and directors may be residents of a foreign country, that some or all of the experts named herein may be residents of a foreign country, and that all or a substantial portion of the assets of Glamis and such persons may be located outside the United States.

     Glamis has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-10, and expects to mail this Offer and Circular to Shareholders concerning the proposed business combination with Goldcorp. WE URGE SHAREHOLDERS TO READ THE REGISTRATION STATEMENT AND OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Glamis will be available free of charge from Glamis. You should direct requests for documents to Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada 89502-8502, telephone (775) 827-4600. To obtain timely delivery, such documents should be requested not later than February 7, 2005, five business days before the Expiry Date.

     THE SECURITIES OFFERED PURSUANT TO THIS OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

     U.S. resident Shareholders should be aware that acceptance of the Offer by them as described herein may have tax consequences both in the United States and in Canada. See Sections 15 and 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Income Tax Considerations”. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors.

     Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on BLUE PAPER) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Goldcorp Shares, at one of the offices of Computershare Investor Services Inc. (the “Depositary”) in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may follow the procedure for guaranteed delivery set forth in Section 5 of the Offer to Purchase contained herein, “Procedure for Guaranteed Delivery,” by using the accompanying Notice of Guaranteed Delivery (printed on YELLOW PAPER) or a manually signed facsimile thereof. Shareholders whose Goldcorp Shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Goldcorp Shares to the Offer.

     The Offer is made only for the Goldcorp Shares and not for any Goldcorp Options or Goldcorp Warrants or other rights to acquire Goldcorp Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the Expiry Time in order to obtain Goldcorp Shares that may be deposited in accordance with the terms of the Offer. See Section 4 of the Circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp — Treatment of Goldcorp Options and Warrants”.

     Questions and requests for assistance may be directed to the Dealer Manager, the Depositary or Georgeson Shareholder Communications Canada, Inc., the Information Agent for the Offer. Contact details for such persons may be found on the back page of this Offer and Circular. Additional copies of this document and related materials may be obtained without charge on request from the Depositary at its offices specified on the back page of this document. Additionally, copies of this document and related materials may be found at www.sedar.com and www.sec.gov.

     This document does not constitute an offer to sell or a solicitation of an offer to buy any securities to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor is this document being mailed to, nor will deposits of Goldcorp Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, Glamis may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This Offer and Circular, including the Annexes attached thereto and the pro forma consolidated financial statements of Glamis and some of the information incorporated by reference in this Offer and Circular, contain forward-looking statements. Forward-looking statements include, but are not limited to, statements with respect to the future price of gold, the estimation of mineral reserves, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims, limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the actual results of current exploration activities; actual results of current reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold; possible variations in ore grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Risk Factors” in Annex A to the Circular. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

      The following factors, amongst others, related to the business combination of Glamis and Goldcorp could cause actual results to differ materially from the forward-looking statements: the Glamis Shares issued in connection with the Offer may have a market value lower than expected; the business of Glamis and Goldcorp may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; and the expected combination benefits from the Glamis/ Goldcorp transaction may not be fully realized or not realized within the expected time frame. See Section 4 of the Circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp — Business Combination Risks”.

      These factors are not intended to represent a complete list of the factors that could affect Glamis and the combination of Glamis and Goldcorp. Additional factors are noted elsewhere in this Offer and Circular and in any documents incorporated by reference into this Offer and Circular. Glamis undertakes no obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES

      Glamis uses certain non-GAAP financial disclosures in its reports. The reported cash costs of production should not be considered as an alternative to operating profit or net profit attributable to shareholders, or as an alternative to other Canadian or U.S. generally accepted accounting principle measures and may not be comparable to other similarly titled measures of other companies. However, Glamis believes that cash costs of production per ounce of gold, by mine, is a useful indicator to investors and management of a mine’s performance as it provides: (i) a measure of the mine’s cash margin per ounce, by comparison of the cash operating costs per ounce by mine to the price of gold; (ii) the trend in costs as the mine matures; and (iii) an internal benchmark of performance to allow for comparison against other mines. In addition, the difference between cost of sales as presented in the consolidated statements of operations and cash costs of production for

i

Glamis is due to the cost of any incremental ounces put into or sold out of finished goods inventory, compared to those ounces actually produced during the year. For Glamis, there is no significant difference between the total cash cost per ounce of production and total cash cost per ounce sold.

INFORMATION CONCERNING GOLDCORP

      Except as otherwise indicated, the information concerning Goldcorp contained in this Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. Glamis has not had access to the non-public books, records and financial information of Goldcorp since early October, 2004. Although Glamis has no knowledge that would indicate that any statements contained herein concerning Goldcorp taken from or based upon such documents and records are untrue or incomplete, neither Glamis nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Goldcorp’s financial statements, or for any failure by Goldcorp to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Glamis. Glamis has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from Goldcorp’s publicly available documents or records or whether there has been any failure by Goldcorp to disclose events that may have occurred or may affect the significance or accuracy of any information.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

      Unless otherwise indicated, all references to “$” or “dollars” in this Offer and Circular refer to U.S. dollars. Glamis’ financial statements included herein and incorporated by reference are reported in U.S. dollars and are prepared in accordance with Canadian GAAP. Certain of the financial information in these financial statements is reconciled to U.S. GAAP. For a discussion of the principal differences between U.S. GAAP and Canadian GAAP in the context of Glamis, see Note 15 to the Glamis audited financial statements as at December 31, 2003 and Note 8 to the Glamis unaudited interim financial statements as at September 30, 2004. Goldcorp’s financial statements that are incorporated herein by reference are reported in U.S. dollars. According to Goldcorp, these financial statements are prepared in accordance with Canadian GAAP with certain financial information reconciled to U.S. GAAP as stated in the Goldcorp audited financial statements as at December 31, 2003.

EXCHANGE RATES

      The following table sets forth the exchange rate for one U.S. dollar expressed in Canadian dollars, for each period indicated, the average of such exchange rates, and the exchange rate at the end of such period, based upon the noon buying rates provided by the Bank of Canada:

	Year Ended December 31

	2004	2003	2002	2001	2000

Rate at end of period	1.2036	1.2924	1.5796	1.5926	1.5002
Average rate for period	1.3015	1.4015	1.5704	1.5484	1.4852

      On September 30, 2004, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was Cdn.$1.2639.

      On January 5, 2005, the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rates provided by the Bank of Canada was Cdn.$1.2238.

ii

iii

SUMMARY

      This summary highlights information more fully discussed elsewhere in this offer and circular. This summary is not intended to be complete and is qualified by reference to the more detailed information contained in those documents. Goldcorp shareholders are urged to read the more detailed information about Glamis, the offer and the Glamis common shares provided elsewhere in this offer and circular and in the documents incorporated by reference, including the consolidated pro forma financial statements and notes.

Glamis Gold Ltd.

      We are a premier intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. We remain 100 percent unhedged. Our plan and budget reflects a near tripling of annual gold production to more than 700,000 ounces by 2007 at a total cash cost below $150 per ounce.

      We are a British Columbia, Canada corporation, with principal and executive offices located at 5190 Neil Road, Suite 310, Reno, Nevada, USA 89502, telephone number (775) 827-4600. Our registered and records offices are located at 1500 — 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada V6E 4N7.

      Our common shares are listed and posted for trading on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “GLG”. See Section 1 of the circular, “Glamis”.

Goldcorp

      Goldcorp is a North American based gold producer. The registered and head office of Goldcorp is located at 145 King Street West, Suite 2700, Toronto, Ontario, Canada, M5J 1J8, telephone number (416) 865-0326.

      The Goldcorp common shares are listed on the New York Stock Exchange under the symbol “GG” and on the Toronto Stock Exchange under the symbol “G”. See Section 2 of the circular, “Goldcorp”.

The Offer

      We are offering, on the terms and subject to the conditions of the offer, to purchase all of the issued and outstanding Goldcorp common shares, on the basis of 0.89 of a common share of Glamis for each Goldcorp common share.

      Assuming that all of the Goldcorp common shares that are issued and outstanding as of December 22, 2004, and all Goldcorp common shares issuable upon exercise of Goldcorp options and Goldcorp common shares issuable upon exercise of Goldcorp warrants outstanding as at December 22, 2004, are tendered to the offer and that we take up and pay for such Goldcorp common shares under this offer, we will issue 187,010,954 of our common shares.

Purpose of the Offer

      The purpose of the offer is to enable us to acquire all of the outstanding Goldcorp common shares.

Benefits of the Offer

      Glamis believes that the combination of Glamis and Goldcorp will produce the following benefits:

•	A premier gold producer. The combined company will create a world-class, pure gold producer that we believe will attract substantial interest from gold investors.

•	Expertise to Unlock Additional Value in Red Lake. Goldcorp’s Red Lake property is one of the premier high-grade gold mines in the world. However, we believe that the full potential of this asset has not been realized. We believe that the experience of our management in mine development and operations could lower unit costs and increase the production rate and asset value of Red Lake.

•	Professional, Operations-Oriented Management. We will bring to the combined company a professional, operations-oriented management team with a chief executive officer experienced in both acquisitions, and mine development and operation.

•	Pure Unhedged Gold Producer. The combined company will remain a pure gold company, with no base metal exposure or reliance on base metal credits to achieve low operating costs and no gold hedging.

•	Diversified Portfolio of Properties with Long Mine Life. We have established a diversified portfolio of new low-cost operations. The combination of our multiple-property portfolio with the primarily single-property portfolio of Goldcorp will provide diversity of operating risk that the Goldcorp shareholders currently do not have.

•	Outstanding Growth Profile. The combination of expected growth at Red Lake with our existing growth projects provides superior opportunities for enhanced valuations from fully-permitted, and fully-financed growth projects that are already under construction.

•	Financial Strength. The combined company will have approximately $500 million in cash and gold bullion with minimal debt.

•	Reserves. The combined company will have over 11 million ounces of proven and probable gold reserves.

•	Enhanced Market Liquidity. The combined company will have a much larger market capitalization than either Glamis or Goldcorp alone, which should provide enhanced market liquidity for the shareholders. In addition, we believe that the combined company will have a greater market following and offer greater attraction to a wider range of investors than either Glamis or Goldcorp do currently on their own.

Superiority to Proposed Combination of Goldcorp and Wheaton River

      We believe that our offer to the Goldcorp shareholders will deliver superior value to Goldcorp’s shareholders than Goldcorp’s offer dated December 29, 2004 to purchase all of the outstanding common shares of Wheaton River. In particular, we believe our offer will deliver superior value for the following reasons:

•	Premium Received versus Premium Paid. We are offering a premium to Goldcorp shareholders while Goldcorp is proposing to pay a premium under its offer to purchase all of the outstanding common shares of Wheaton River.

•	Maintain Gold Premium. Our combination with Goldcorp is unlikely to jeopardize Goldcorp’s premium gold multiple. By combining with Wheaton River, Goldcorp’s new business will include significant base metal production (copper production accounted for approximately 45% of Wheaton River’s total revenues for the nine months ended September 30, 2004) which may jeopardize its ability to continue to attract a premium gold multiple.

•	Mine Operator versus Minority Investor. We operate each of our mines. We have successfully developed and operated gold mines for the past 25 years. Many of the people responsible for this record of achievement are still with us in executive or operations roles. In contrast, Wheaton River’s largest asset is a minority, non-operating interest in a mine whose majority revenue stream is derived from copper.

Acquisition of Goldcorp Common Shares Not Deposited in the Offer

      If we take up and pay for the Goldcorp common shares validly deposited under the offer, we currently intend to take such action as is necessary, including causing a meeting of Goldcorp shareholders to be held to consider an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, to acquire any Goldcorp common shares not deposited to the offer. It is our current intention that the consideration to be offered for Goldcorp common shares under such subsequent transaction will be the same consideration offered under this offer to purchase. See Section 4 of the circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp”, and Section 5 of the circular, “Acquisition of Shares Not Deposited”.

Treatment of Goldcorp Options and Warrants in the Offer

      The offer is made only for outstanding Goldcorp common shares and not for any Goldcorp options or Goldcorp warrants or other rights to acquire Goldcorp common shares. Any holder of such securities who wishes to accept the offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the expiry time of the offer in order to obtain Goldcorp common shares that may be deposited in accordance with the terms of the offer.

      If we take up and pay for Goldcorp common shares under the offer, we currently intend to implement a subsequent acquisition transaction, implement a transaction which will be structured in a manner, or take such other action as may be available, so that the holders of Goldcorp options and Goldcorp warrants will, pursuant to the terms thereof, receive our common shares upon the proper exercise of the Goldcorp options or Goldcorp warrants. The number of our common shares so issued and the exercise price will reflect the exchange ratio used in our offer.

      If our offer is successful, and after the completion of any subsequent acquisition transaction, we intend to apply to delist Goldcorp’s common shares from the New York Stock Exchange and the Toronto Stock Exchange and to cause Goldcorp’s common shares to be deregistered under the United States Securities Exchange Act of 1934. We currently intend, subject to regulatory approval, to maintain the listing of Goldcorp warrants currently listed on the Toronto Stock Exchange. However, if our offer is successful and after completion of any subsequent acquisition transaction, such warrants will, in effect, become warrants to acquire our shares.

Treatment of Fractional Shares

      We will not issue fractional common shares. Instead, Goldcorp’s registered shareholders will receive a cash payment equal to such fraction of our common share they would otherwise have received multiplied by the closing price of our common shares on the New York Stock Exchange on the date we first take up and pay for any shares under our offer.

Conditions to the Offer

      We reserve the right to withdraw our offer and not take up and pay for any Goldcorp common shares deposited under our offer unless all of the conditions of our offer contained in Section 2 of the offer to purchase are satisfied or, where permitted, waived. These conditions include, among others, the conditions that:

•	not less than 66 2/3% of the Goldcorp common shares (on a fully diluted basis) will have been validly deposited under the offer and not withdrawn at the expiry time; and

•	the Goldcorp shareholders do not approve, by a majority of the votes cast at a meeting of shareholders, the issuance of Goldcorp common shares in connection with Goldcorp’s offer to purchase all of the outstanding common shares of Wheaton River dated December 29, 2004, and the Acquisition Agreement dated December 23, 2004 between Goldcorp and Wheaton River is terminated.

      Our offer is also subject to the condition that our shareholders approve the removal of the restriction on the number of our common shares that we are authorized to issue. The removal of this restriction will provide us with a sufficient number of our authorized common shares to allow us to complete the offer. We have called a meeting of our shareholders to be held on February 9, 2005 to approve this change in authorized capital. The approval is to be provided by a majority vote of our shareholders who vote on this matter at the meeting. See Section 2 of the offer to purchase, “Conditions to the Offer” for additional conditions to the offer.

Time for Acceptance

      Our offer is open for acceptance until 9:00 p.m. (Toronto time) on February 14, 2005 or until such later time and date to which we may extend our offer at our discretion, unless we withdraw this offer earlier. See Section 4 of the offer to purchase, “Time and Manner for Acceptance”.

Manner of Acceptance

      The offer may be accepted by Goldcorp shareholders by depositing certificates representing Goldcorp common shares that are being deposited, together with a duly completed and signed letter of acceptance and transmittal in the form accompanying our offer and circular (printed on BLUE PAPER), referred to in this summary as the “letter of transmittal”, at the offices of the depositary specified in the letter of transmittal at or before the expiry time. The offer will be deemed to be accepted only if the depositary has actually received these documents at or before the expiry time. Goldcorp shareholders whose Goldcorp common shares are registered in the name of a nominee should contact their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Goldcorp common shares to our offer. See Section 4 of the offer to purchase, “Time and Manner for Acceptance”.

      Goldcorp shareholders whose certificates for Goldcorp common shares are not immediately available may use the procedures for guaranteed delivery set forth in the notice of guaranteed delivery accompanying this offer and circular (printed on YELLOW PAPER), referred to in this summary as the “notice of guaranteed delivery”. See Section 5 of the offer to purchase, “Procedure for Guaranteed Delivery”.

Subsequent Offering Period

      We may provide a subsequent offering period of at least 10 calendar days but in no event more than 20 United States business days, following the expiration of the offer. A subsequent offering period would be an additional period of time, during which any Goldcorp shareholders may tender their Goldcorp common shares that were not tendered in the offer. We will promptly accept for exchange any Goldcorp common shares tendered during the subsequent offering period at the same exchange ratio as in the offer and we will pay for such shares within three business days of our acceptance of your Goldcorp common shares. Any subsequent offering period will be announced simultaneously with an announcement that we have accepted Goldcorp common shares for exchange in the offer. See Section 6 of the offer to purchase, “Extensions, Variations and Changes to the Offer”.

Payment for Deposited Shares

      If all of the conditions of the offer have been satisfied or, where permitted, waived by us, we will become obligated to take up and pay for Goldcorp common shares validly deposited under, and not withdrawn from, the offer within the time periods prescribed by applicable securities laws. Any Goldcorp common shares deposited under the offer after the first date on which Goldcorp common shares have been taken up and paid for by us will be taken up within 10 days of that deposit. See Section 3 of the offer to purchase, “Payment for Deposited Goldcorp Shares”.

Right to Withdraw Deposited Shares

      All deposits of Goldcorp common shares under the offer are irrevocable, except as provided in Section 8 of the offer to purchase, “Right to Withdraw Deposited Goldcorp Shares”. Section 8 of the offer to purchase permits withdrawal of the Goldcorp common shares deposited under the offer at any time before the Goldcorp common shares deposited under the offer are taken up by us, if such Goldcorp common shares have not been paid for by us within three business days after having been taken up and in certain other circumstances.

Certain Canadian Federal Income Tax Considerations

      A Canadian resident Goldcorp shareholder who holds Goldcorp common shares as capital property and sells such shares pursuant to the offer will generally not realize a capital gain or capital loss under the Tax Act unless the Goldcorp shareholder chooses to recognize a capital gain or capital loss.

      A Goldcorp shareholder who is not a resident of Canada who holds Goldcorp common shares as capital property and sells such shares pursuant to the offer will generally not be subject to tax in Canada if the Goldcorp common shares are not taxable Canadian property.

      All Goldcorp shareholders should review the more detailed information under Section 15 of the circular, “Certain Canadian Federal Income Tax Considerations”.

Certain U.S. Income Tax Considerations

      The offer has been structured to cause the exchange of Goldcorp common shares pursuant to the offer to be treated as a reorganization for U.S. income tax purposes. If reorganization treatment applies to the exchange, a U.S. holder who exchanges Goldcorp common shares and owns, immediately after the exchange, less than 5% of us (by voting power and value, directly and by attribution) will generally not recognize a capital gain or capital loss for U.S. tax purposes on the receipt of our common shares for Goldcorp common shares, except with respect to cash received in lieu of a fractional share. If reorganization treatment does not apply, the U.S. holder will generally be required to recognize a capital gain or loss. We have not sought or received a letter or ruling from the United States Internal Revenue Service. Accordingly, we cannot provide any assurance that reorganization treatment will apply to the exchange. See Section 16 of the circular, “Certain U.S. Income Tax Considerations”.

Risk Factors

      An investment in our common shares and the business combination with Goldcorp is subject to certain risks. You should consider carefully the risk factors set out in the offer and circular before depositing your Goldcorp common shares pursuant to the offer. See Section 4 of the circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp — Business Combination Risks” and “Annex A — Information Concerning Glamis — Risk Factors”.

Pro Forma Financial Information

      For pro forma information regarding the combined company as at September 30, 2004, for the nine months ended September 30, 2004 and for the year ended December 31, 2003, see “Annex B — Pro Forma Consolidated Financial Statements”. For a summary of such information, see “Summary of Glamis and Goldcorp Historical and Pro Forma Financial Data” below.

Accounting Treatment

      We will account for the business combination of Glamis and Goldcorp using the purchase method of accounting in Canada and the United States. See “Annex B — Notes to the Pro Forma Consolidated Financial Statements”.

Depositary

      Computershare Investor Services Inc. is acting as depositary under the offer. The depositary will be responsible for receiving certificates representing deposited Goldcorp common shares and accompanying letters of transmittal and other documents. The depositary is also responsible for receiving notices of guaranteed delivery, giving notices, if required, and making payment for all Goldcorp common shares purchased by us under the terms of the offer.

Dealer Manager and Information Agent

      Orion Securities Inc. and Orion Securities (USA) Inc., its U.S. affiliate, have been retained to act as dealer manager in connection with the offer. In Canada, Orion Securities Inc. may form a soliciting dealer group comprised of members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the offer who are not resident in the United States. Orion Securities (USA) Inc. has the right to appoint sub-agents who are registered under applicable U.S. securities laws to solicit acceptances of the offer in the United States. In addition, Georgeson Shareholder Communications has been retained to act as information agent in connection with the offer. Contact details for such persons may be found on the back page of this document.

Regulatory Requirement

      The offer will be subject to the approval of the listing of the our common shares issued under this offer by each of the New York Stock Exchange and the Toronto Stock Exchange, as well as certain approvals from regulatory authorities in Canada and the United States, if applicable, including the United States Securities and Exchange Commission.

      We have applied to the New York Stock Exchange and the Toronto Stock Exchange to list our common shares that will be issued to Goldcorp shareholders in connection with the offer. Listing will be subject to our fulfilling all the listing requirements of these exchanges.

No Dissenter Rights

      No Goldcorp shareholder will have dissenters’ or appraisal rights in connection with the offer. However, holders of Goldcorp common shares who do not tender their Goldcorp common shares to the offer may have rights of dissent in the event we elect to acquire such Goldcorp common shares by way of a subsequent acquisition transaction. See Section 5 of the circular, “Acquisition of Shares Not Deposited”.

SUMMARY OF GLAMIS AND GOLDCORP

HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following tables present our summary historical consolidated financial information as at and for the years ended December 31, 2003 and 2002 and our consolidated financial information as at and for the nine months ended September 30, 2004, which financial statements are incorporated by reference in this offer and circular. The tables also present our pro forma consolidated financial information as at and for the nine months ended September 30, 2004 and for the year ended December 31, 2003 after giving effect to our acquisition of all of the Goldcorp common shares pursuant to the offer. This information is derived from and should be read in conjunction with the financial statements and the related notes to those financial statements incorporated by reference or included herein. Copies of the financial statements and related notes incorporated herein by reference can be found at www.sedar.com and www.sec.gov.

      This historical information presented for Goldcorp is derived from the historical consolidated financial information for Goldcorp as at and for the years ended December 31, 2003 and 2002 and the consolidated financial information for Goldcorp as at and for the nine months ended September 30, 2004, which statements are incorporated by reference in this offer and circular.

      The selected pro forma consolidated financial information set forth below should be read in conjunction with our unaudited pro forma consolidated financial statements, the accompanying notes thereto and the compilation report of KPMG LLP thereon included in this offer and circular. The pro forma consolidated balance sheet has been prepared from the unaudited consolidated balance sheet of each of Glamis and Goldcorp as at September 30, 2004 and gives pro forma effect to the acquisition of Goldcorp as if the transaction occurred on September 30, 2004. The pro forma consolidated statement of operations for the nine-month period ended September 30, 2004 and for the year ended December 31, 2003 has been prepared from the unaudited statements of operations of each of Glamis and Goldcorp for the nine months ended September 30, 2004 and from the audited statements of operations of each of Glamis and Goldcorp for the year ended December 31, 2003 and gives pro forma effect to the acquisition of Goldcorp as if the transaction occurred on January 1, 2003.

Glamis Summary of Financial Condition and Pro Forma Financial Data

(Dollar amounts in millions except per share and gold price data)

			Glamis Actual

	Pro Forma	Pro Forma		As at December 31
	as at	as at	As at	(restated)(2)
	September 30,	December 31,	September 30,
	2004	2003(1)	2004	2003	2002

Working capital	$436.1	—	$27.4	$145.4	$169.1
Total assets	$4,414.9	—	$571.8	$534.1	$477.8
Long-term liabilities	$602.7	—	$92.1	$88.6	$77.7
Shareholders’ equity	$3,763.2	—	$452.9	$434.7	$388.6
Common shares outstanding	305,252,769	—	130,694,678	130,133,678	125,978,115

			Glamis Actual

	Pro Forma	Pro Forma
	for the Nine	For the	For the Nine	For the Year Ended December 31
	Months Ended	Year Ended	Months Ended	(restated)(2)
	September 30,	December 31,	September 30,
	2004	2003	2004	2003	2002

Revenue	$200.4	$346.6	$61.3	$84.0	$80.8
Net earnings	$16.0	$43.2	$14.8	$18.2	$13.7
Basic earnings per share	$0.05	$0.14	$0.11	$0.14	$0.14
Net cash provided by operating activities	$55.9	$122.2	$25.2	$27.0	$28.3
Ounces of gold produced	611,678	833,139	149,927	230,294	251,919
Average gold price realized per ounce	$403	$367	$404	$368	$313

(1)	In accordance with the U.S. and Canadian regulatory pronouncements, a Canadian GAAP pro forma balance sheet was not required to be prepared as at December 31, 2003.

(2)	Effective January 1, 2004, we adopted:

(a)	retroactively without restatement the use of the fair value method of accounting for stock-based compensation issued to employees; and

(b)	retroactively with restatement new guidance with respect to the measurement and recognition of asset retirement obligations.

The amounts presented for 2003 and 2002 have been restated from those previously presented to give effect to the change in the accounting for asset retirement obligations.

Goldcorp Summary of Financial Condition

(Dollar amounts in millions except per share and gold price data)

		As at December 31
	As at September 30,
	2004	2003	2002

Working capital	$378.4	$362.2	$274.3
Total assets	$648.9	$638.5	$457.7
Long-term liabilities	$86.6	$69.7	$55.8
Goldcorp shareholders’ equity	$540.1	$507.7	$348.9
Common shares outstanding	189,961,000	189,274,000	182,390,000

	For the Nine	For the Year Ended December 31
	Months Ended
	September 30, 2004	2003	2002

Revenue	$139.1	$262.6	$185.2
Net earnings	$36.4	$98.8	$68.2
Basic earnings per share	$0.19	$0.54	$0.39
Net cash provided by operating activities	$30.7	$95.2	$104.1
Ounces of gold produced	461,751	602,845	607,919
Average gold price realized per ounce	$402	$367	$312

Comparative Per Share Information

      The following table sets forth, for the periods indicated, the basic earnings, book value and cash dividends declared per common share separately for Glamis and Goldcorp on an historical basis and for Glamis on a pro forma consolidated basis. The conversion ratio is 0.89 of a Glamis common share for each Goldcorp common share.

	Nine Months Ended	Year Ended
	September 30, 2004	December 31, 2003

Pro Forma Consolidated
Basic earnings per share	$0.05	$0.14
Book value per share	$12.33	$ —(1)
Cash dividends per share	$0.08	$0.17

Glamis Historical(2)
Basic earnings per share	$0.11	$0.14
Book value per share	$3.47	$3.34
Cash dividends per share	Nil	Nil

Goldcorp Historical
Basic earnings per share	$0.19	$0.54
Book value per share	$2.84	$2.68
Cash dividends per share	$0.14	$0.27

(1)	In accordance with the U.S. and Canadian regulatory pronouncements, a Canadian GAAP pro forma balance sheet was not required to be prepared as at December 31, 2003.

(2)	Effective January 1, 2004, we adopted:

(a)	retroactively without restatement the use of the fair value method of accounting for stock-based compensation issued to employees; and

(b)	retroactively with restatement new guidance with respect to the measurement and recognition of asset retirement obligations.

The amounts presented for 2003 have been restated from those previously presented to give effect to the change in the accounting for asset retirement obligations.

Per Share Market Data

      Our common shares are currently traded on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “GLG”. Goldcorp common shares are currently traded on the New York Stock Exchange under the symbol “GG” and on the Toronto Stock Exchange under the symbol “G”. The following table sets forth the closing prices per common share of each of Glamis and Goldcorp as reported on the New York Stock Exchange and the Toronto Stock Exchange on (1) December 15, 2004, the last business day before the public announcement of our intention to make this offer to acquire all the issued and outstanding shares of Goldcorp, and (2) on January 5, 2005, the most recent trading day practicable before the date of this offer and circular:

	NYSE		TSX

	December 15,	January 5,	December 15,		January 5,
Issuer	2004	2005	2004		2005

Goldcorp	$13.98	$13.86	Cdn.$	17.10	Cdn.$	17.02
Glamis	$19.17	$15.74	Cdn.$	23.50	Cdn.$	19.26

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:	Who is offering to buy my Goldcorp common shares?

A:	We are Glamis Gold Ltd., a premier, intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. We are a British Columbia, Canada, company and our common shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “GLG”.

Q:	What is Glamis proposing?

A:	We are offering to purchase all of the issued and outstanding common shares of Goldcorp Inc., subject to the terms and conditions set forth in the following offer to purchase and circular.

Q:	What would I receive in exchange for each of my Goldcorp common shares?

A:	We are offering 0.89 of a common share of Glamis for each Goldcorp common share held by you.

Q:	What are some of the significant conditions to the offer?

A:	The offer is subject to several conditions, some of the most important of which are as follows:

•	not less than 66 2/3% of the Goldcorp common shares (on a fully diluted basis) will have been validly deposited under the offer and not withdrawn at the expiry time;

•	the Goldcorp shareholders do not approve, by a majority of the votes cast at a meeting of shareholders, the issuance of Goldcorp common shares in connection with Goldcorp’s offer to purchase all of the outstanding common shares of Wheaton River dated December 29, 2004, and the Acquisition Agreement dated December 23, 2004 between Goldcorp and Wheaton River is terminated; and

•	our shareholders approve the removal of the restriction on the number of our common shares that we are authorized to issue by majority vote of our shareholders who vote on this matter at a meeting of our shareholders to be held on February 9, 2005.

Q:	What happens if Goldcorp shareholders vote to approve the issuance of Goldcorp common shares to Wheaton River shareholders?

A:	A condition of our offer will not be satisfied and our offer will not proceed.

Q:	Why is the Glamis offer better for Goldcorp shareholders than the Goldcorp proposal to buy Wheaton River?

A:	We believe that our offer will deliver superior value to Goldcorp shareholders because:

•	We are offering a premium to Goldcorp shareholders while Goldcorp is proposing to pay a premium to Wheaton River shareholders;

•	We believe that our operations-based culture, founded in proven exploration, development and operations skills, will enhance operations at Red Lake;

•	We will remain a pure gold company with no base metal exposure. A Glamis-Goldcorp combination is unlikely to jeopardize Goldcorp’s premium gold multiple through the inclusion of base metal production;

•	Our existing growth projects are fully permitted and under construction; and

•	We will remain a simple, easy to understand company with four cornerstone operations in the Americas. We operate each of our mines. In contrast, Wheaton River’s largest asset is a minority, non-operating interest in a mine whose majority revenue stream is derived from copper.

Q:	Will Goldcorp shareholders continue to receive a dividend?

A:	Before the collapse of gold prices in 1997, we paid a dividend to our shareholders for 10 consecutive years. While the decision to pay a dividend to our shareholders after completion of the offer will be the responsibility of our board of directors, our management currently intends to recommend to the board that we pay a dividend to our shareholders.

Q:	Will Glamis continue Goldcorp’s policy of holding back gold for sale from production at Red Lake?

A:	Our management intends to seek the views of our shareholders prior to making a decision in this regard, however we are a strong believer in higher gold prices in the future and therefore we understand the logic of the policy. We are also aware of the highly taxable situation of the Red Lake mine and the benefits that will accrue to shareholders from the deferral of tax.

Q:	Does Glamis intend to remain a pure gold producer?

A:	Our strategy is to remain a pure gold producer and become the “go to” gold stock for gold investors by providing the market with the opportunity to invest in a large and liquid, low cost, high quality, pure gold producer. We believe that the market will reward us in the future, as it has Goldcorp in the past, with a superior valuation if we remain a pure gold producer.

Q:	What is Glamis’ policy towards gold hedging?

A:	We intend to remain 100% unhedged. None of our production or reserves will be hedged and we will maintain 100% of the upside to the gold price for our shareholders.

Q:	Why is Glamis buying Goldcorp?

A:	We believe that there are significant opportunities to enhance value at Red Lake with careful attention to improving mining practices and accelerated exploration investment.

Q:	Is Glamis committed to the Americas?

A:	Our strategy is to remain focused in the Americas in stable operating jurisdictions. Approximately 75% of our reserves will be located in North American Free Trade Agreement (NAFTA) countries and our Marlin Project in Guatemala enjoys the backing of the World Bank (IFC).

Q:	How will Goldcorp options and warrants be treated in the offer?

A:	The offer is made only for outstanding Goldcorp common shares and not for any Goldcorp options or Goldcorp warrants or other rights to acquire Goldcorp common shares. Any holder of such securities who wishes to accept the offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the expiry time of the offer in order to obtain Goldcorp common shares that may be deposited in accordance with the terms of the offer.

If we take up and pay for Goldcorp common shares under the offer, we currently intend to implement a subsequent acquisition transaction, implement a transaction which will be structured in a manner, or take such other action as may be available, so that the holders of Goldcorp options and Goldcorp warrants will, pursuant to the terms thereof, receive our common shares upon the proper exercise of the Goldcorp options or Goldcorp warrants. The number of our common shares so issued and the exercise price will reflect the exchange ratio used in our offer.

We intend to maintain the listing of Goldcorp warrants that are currently listed on the Toronto Stock Exchange. However, the effect of completing a transaction which results in the holders of Goldcorp warrants receiving our common shares on the exercise thereof will, in effect, result in such warrants becoming warrants to acquire our common shares.

Q:	Will fractional shares be issued in the offer?

A:	No. We will not issue fractional common shares. Instead, Goldcorp’s registered shareholders will receive a cash payment equal to such fraction of our common share they would otherwise have received multiplied by the closing price of our common shares on the New York Stock Exchange on the date we first take up and pay for shares under our offer.

Q:	How many Glamis common shares could be issued pursuant to the offer?

A:	Assuming that all of the Goldcorp common shares that are issued and outstanding as of December 22, 2004, and all Goldcorp common shares issuable upon exercise of Goldcorp options to purchase Goldcorp common shares and Goldcorp common shares issuable upon exercise of Goldcorp warrants to purchase Goldcorp common shares outstanding as at December 22, 2004, are tendered to the offer and that we take up and pay for such Goldcorp common shares under this offer, we will issue 187,010,954 of our common shares.

Q:	How long do I have to decide whether to tender in the offer?

A:	The offer is open for acceptance until 9:00 p.m. (Toronto time) on February 14, 2005, or until such later time and date to which we may extend our offer (as described below) at our discretion, unless we withdraw this offer earlier.

Q:	Can the offer be extended?

A:	Yes. We may, in our sole discretion, elect to extend the offer. If we elect to the extend the offer, we will publicly announce the extension and mail you a copy of the notice of extension.

Q:	How do I tender my common shares?

A:	If you hold Goldcorp common shares in your own name, you may accept this offer by depositing certificates representing your Goldcorp common shares, together with a duly completed and signed letter of acceptance and transmittal, at the offices of the depositary specified in the letter of acceptance and transmittal. If your Goldcorp common shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Goldcorp common shares to our offer. You should request your nominee to effect the transaction.

Q:	What if I have lost my common shares of Goldcorp but want to tender them to the offer?

A:	You should complete your letter of transmittal as fully as possible and state in writing the circumstances surrounding the loss and forward the documents to the depositary. The depositary will advise you of replacement requirements which must be completed and returned before the expiry of the offer.

Q:	Who is the depositary under the offer?

A:	Computershare Investor Services Inc. is acting as depositary under the offer. The depositary will be responsible for receiving certificates representing deposited Goldcorp common shares and accompanying letters of transmittal and other documents. The depositary is also responsible for receiving notices of guaranteed delivery, giving notices, if required, and making payment for all Goldcorp common shares purchased by us under the terms of the offer.

Q:	Will I be able to withdraw previously tendered common shares?

A:	Yes. You may withdraw Goldcorp common shares previously tendered by you at any time before Goldcorp common shares deposited under the offer are taken up by us, if your common shares have not been paid for by us within three business days after having been taken up and in certain other circumstances.

Q:	How do I withdraw previously tendered shares?

A:	You must send a notice of withdrawal to the depositary prior to the occurrence of certain events and within the time periods set forth in Section 8 of the offer to purchase, “Right to Withdraw Deposited Goldcorp Shares,” and the notice must contain specific information outlined therein.

Q:	Will I have to pay any fees or commissions?

A:	If you are the registered owner of your Goldcorp common shares and you tender your Goldcorp common shares directly to the depositary, or if you use the services of a dealer manager or a member of the soliciting dealer group, you will not have to pay brokerage fees or incur similar expenses. If you own your common shares through a broker or other nominee who is not a member of the soliciting dealer group, and your broker tenders the common shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	What will happen if the offer lapses or is withdrawn?

A:	In the event that the offer lapses or we withdraw the offer prior to the satisfaction or waiver of all of the conditions to the offer, all your common shares that were deposited will be returned to you with no payment.

Q:	How will Canadian residents be taxed for Canadian income tax purposes?

A:	A Canadian resident Goldcorp shareholder who holds Goldcorp common shares as capital property and who sells such shares pursuant to the offer will generally not realize a capital gain or capital loss under the Income Tax Act (Canada) unless the Goldcorp shareholder chooses to recognize a capital gain or capital loss.

Q:	How will U.S. taxpayers be taxed for United States federal income tax purposes?

A:	The offer has been structured to cause the exchange of Goldcorp common shares pursuant to the offer to be treated as a reorganization for U.S. income tax purposes, and accordingly, a Goldcorp shareholder resident in the United States that owns less than 5% of us immediately after the exchange (by voting power and value, directly and by attribution) will generally not recognize a capital gain or capital loss for U.S. income tax purposes, except with respect to cash received in lieu of a fractional share. If reorganization treatment does not apply to the exchange, the U.S. holder will generally be required to recognize a capital gain or loss in connection with the exchange. We have not sought or received a letter or ruling from the United States Internal Revenue Service. Accordingly, we cannot provide any assurance that reorganization treatment will apply to the exchange.

Q:	Will I be able to trade the Glamis common shares I receive?

A:	You will be able to trade the Glamis common shares that you will receive under the offer. Statutory exemptions allow such trading in Canada and upon our registration statement on Form F-10 becoming effective in the United States, non-affiliates will be able to trade their Glamis common shares received under the offer in the United States.

Q:	Is Glamis’ financial condition relevant to my decision to tender my common shares in the offer?

A:	Yes. Our common shares will be issued to shareholders who tender their Goldcorp common shares, so you should consider our financial condition before you decide to become one of our shareholders through the offer. In considering our financial condition, you should review the documents included and incorporated by reference in the offer to purchase and circular because they contain detailed business, financial and other information about us.

Q:	If I decide not to tender, how will my Goldcorp common shares be affected?

A:	If we take up and pay for the Goldcorp common shares validly tendered, we currently intend to take such action as is necessary, including causing a meeting of shareholders to be held to consider an amalgamation, statutory arrangement, capital reorganization or other transaction, to acquire any Goldcorp common shares not tendered. It is our current intention that the consideration to be offered for Goldcorp common shares under such subsequent transactions will be the same consideration offered under this offer to purchase. In connection with such a transaction, you may have dissenters’ rights.

Q:	Do I have dissenters’ rights under the offer?

A:	No. Goldcorp shareholders will not have dissenters’ or appraisal rights in connection with the offer. However, holders of Goldcorp common shares who do not tender their Goldcorp common shares to the offer may have rights of dissent in the event we elect to acquire such Goldcorp common shares by way of a subsequent acquisition transaction. See Section 5 of the circular, “Acquisition of Shares Not Deposited”.

Q:	Will Goldcorp continue as a public company?

A:	If, as a result of the offer and any subsequent transaction, the number of holders of Goldcorp common shares is sufficiently reduced, the Goldcorp common shares may become eligible for termination of registration. The rules and the regulations of the New York Stock Exchange and the Toronto Stock Exchange could, upon the consummation of the offer and/or a subsequent transaction, lead to the delisting of the Goldcorp common shares from these exchanges. To the extent permitted by applicable law, we intend to delist the Goldcorp common shares from the Toronto Stock Exchange and the New York Stock Exchange and, where applicable, to cause Goldcorp to cease to be a public company.

Q:	Who can I call with questions about the offer or for more information?

A:	You can call our information agent, Georgeson Shareholder Communications, if you have questions or requests for additional copies of this offer to purchase and circular. Questions and requests should be directed to the following telephone numbers:

North American Toll Free Telephone: 1-877-288-7946
U.S. Banks and Brokers Call Collect: 212-440-9800

DEFINITIONS

In the Offer and Circular, unless the context otherwise requires, the following terms have the meanings set forth below. All references to “$” or “dollars” are to the currency of the United States.

      “AMF” means Autorité des marchés financiers (Québec).

      “Appropriate Approvals” means those sanctions, rulings, decisions, declarations, waivers, certificates, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities or approvals of shareholders of Glamis or Goldcorp required in connection with the consummation of the Offer or the Subsequent Acquisition Transaction.

      “business day” means any day of the week other than a Saturday, Sunday or a statutory or civic holiday observed in Toronto, Ontario in Canada or Reno, Nevada in the United States.

      “Canadian GAAP” means Canadian generally accepted accounting principles.

      “Circular” means the offering circular accompanying the Offer to Purchase, including the Annexes attached thereto.

      “Current Market Price” means the closing price of the Glamis Shares on the NYSE on the day that Glamis first takes up and pays for Goldcorp Shares under the Offer.

      “Dealer Manager” means Orion Securities Inc. in Canada and Orion Securities (USA) Inc. in the United States.

      “Depositary” means Computershare Investor Services Inc.

      “Eligible Institution” means a Canadian Schedule 1 chartered bank, a major trust company in Canada, a member of a Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States.

      “Exchanges” means the NYSE and the TSX, and “Exchange” means either one of them.

      “Expiry Date” means February 14, 2005 or such later date as is set out in a notice of extension of the Offer issued at any time and from time to time extending the period during which Goldcorp Shares may be deposited to the Offer, provided that, if such day is not a business day, then the Expiry Date will be the next business day.

      “Expiry Time” means 9:00 p.m. (Toronto time) on the Expiry Date.

      “Glamis” means Glamis Gold Ltd., a company existing under the laws of British Columbia.

      “Glamis Share” means a common share in the capital of Glamis.

      “Goldcorp” means Goldcorp Inc., a company existing under the laws of Ontario, and its Subsidiaries.

      “Goldcorp Material Adverse Change” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the assets, business, operations, prospects or financial condition of Goldcorp and its Subsidiaries taken as a whole, other than any change, effect, event, occurrence or state of facts relating to the economy, securities markets or precious metal markets in general.

      “Goldcorp Offer for Wheaton River” means Goldcorp’s offer to purchase all of the outstanding common shares of Wheaton River dated December 29, 2004 and made pursuant to the Goldcorp/Wheaton River Acquisition Agreement.

      “Goldcorp Option” means an option to purchase Goldcorp Shares granted under the Goldcorp Option Plan.

      “Goldcorp Option Plan” means the stock option plan for directors, officers and employees of Goldcorp.

      “Goldcorp Share” means a common share in the capital of Goldcorp.

      “Goldcorp Warrant” means a warrant to purchase Goldcorp Shares.

      “Goldcorp/Wheaton River Acquisition Agreement” means the acquisition agreement dated December 23, 2004 between Goldcorp and Wheaton River.

      “Governmental Entity” means (a) any foreign, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, administrative agency, commission, board, bureau or agency, domestic or foreign; (b) any subdivision, agent, commission, board, or authority of any of the foregoing; (c) any self-regulatory authority or any of the Exchanges; or (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

      “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act.

      “Laws” means all laws, by-laws, statutes, rules, regulations, principles of law, policies, orders, ordinances, decisions, declarations, rulings, directives, judgments, decrees or other requirements of any Governmental Entity and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such laws and in a context that refers to one or more Persons, means such laws as are applicable to such Person or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities.

      “Letter of Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer and Circular (printed on BLUE PAPER).

      “Minimum Tender Condition” means that there will have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Goldcorp Shares which constitutes at least 66 2/3% of the Goldcorp Shares (on a fully diluted basis) at the Expiry Time.

      “Notice of Guaranteed Delivery” means the accompanying notice of guaranteed delivery (printed on YELLOW PAPER).

      “NYSE” means the New York Stock Exchange.

      “OBCA” means the Business Corporations Act (Ontario), as amended.

      “Offer” means Glamis’ offer to purchase the Goldcorp Shares made hereby, the terms and conditions of which are set forth in the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

      “Offer and Circular” means the Offer to Purchase and the Circular, collectively.

      “Offer to Purchase” means the offer to purchase Goldcorp Shares as described herein.

      “Offered Consideration” means the consideration to be paid by Glamis for the Purchased Securities.

      “Ontario Securities Act” means the Securities Act (Ontario), as amended, and the regulations and rules made thereunder.

      “OSC” means the Ontario Securities Commission.

      “Person” includes an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status.

      “Policy Q-27” means Policy No. Q-27 of the AMF entitled “Protection of Minority Securityholders in the course of Certain Transactions”.

      “Purchased Securities” means Goldcorp Shares taken up and paid for by Glamis under the Offer.

      “Restricted Event” means, with respect to Goldcorp, any of the following:

(i) the issuance of any securities (except upon the exercise of options or warrants to purchase Goldcorp Shares which were outstanding as of December 22, 2004);

(ii) declaring, paying, authorizing or making any distribution, payment or dividend on any of its securities (except for the payment of a monthly dividend not greater in amount than the last monthly dividend declared and otherwise consistent with past practice);

(iii) acquiring or disposing of any assets or securities (except where immaterial in amount and in the ordinary course of business consistent with past practice);

(iv) making any capital expenditures (except where immaterial in amount and in the ordinary course of business consistent with past practice);

(v) entering into, modifying or terminating any agreement with any officer, director or employee;

(vi) increasing or otherwise modifying (except where the modification would result in a decrease in the total amount of compensation paid or payable) the compensation paid or payable to any director, officer, or employee including, without limitation, the granting of additional securities, options or bonuses;

(vii) instituting, modifying or cancelling any employee benefit plan (except where instituting, modifying or cancelling any employee benefit plan is required by Law);

(viii) the payment of any amount, or the triggering or potential triggering of the payment of any amount to any director, officer or employee pursuant to any change of control or severance arrangements that have not otherwise been publicly disclosed which disclosure included the amount of such payments to be made thereunder;

(ix) any default, termination, acceleration or other adverse event under any instrument or agreement to which Goldcorp is a party or to which any of its properties or assets are bound whether as a result of making the Offer, the taking up and paying for the Goldcorp Shares under the Offer, the completion of the Subsequent Acquisition Transaction or otherwise;

(x) the impairment (which impairment has not been cured or waived), or the threatened impairment of any property right, franchise or license whether as a result of making the Offer, taking up and paying for the Goldcorp Shares under the Offer, the completion of the Subsequent Acquisition Transaction or otherwise;

(xi) any take-over bid other than the Offer (including an exempt take-over bid for securities of Goldcorp) or tender offer (including, without limitation, an issuer bid or self tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, reverse take-over, sale or lease of all or substantially all of its assets, dissolution, liquidation or other similar transaction or any other transaction that could reasonably be expected to impede, interfere with or materially delay the consummation of the Offer;

(xii) entering into any other transaction not in the ordinary course of business;

(xiii) entering into any agreement with Wheaton River other than the Goldcorp/ Wheaton River Acquisition Agreement or entering into any amendment of that agreement;

(xiv) any amendment or waiver by Goldcorp of any condition in its favour in the Goldcorp/ Wheaton River Acquisition Agreement, including any amendment or waiver by Goldcorp of the condition in the Goldcorp/ Wheaton River Acquisition Agreement requiring Shareholder approval of the issuance of Goldcorp Shares to Wheaton River shareholders; or

(xv) proposing, planning or intending to do any of the foregoing or the entering into any agreement to do any of the foregoing.

      “Rule 61-501” means OSC Rule 61-501 entitled “Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions”.

      “SEC” means the U.S. Securities and Exchange Commission.

      “Shareholder” means a holder of Goldcorp Shares.

      “Subsequent Acquisition Transaction” has the meaning ascribed thereto in Section 5 of the Circular, “Acquisition of Shares Not Deposited”.

      “Subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and will include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a Subsidiary.

      “Tax Act” means the Income Tax Act (Canada), as amended.

      “TSX” means the Toronto Stock Exchange.

      “United States Business Day” means any day, other than a Saturday, Sunday or United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

      “U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      “U.S. GAAP” means U.S. generally accepted accounting principles.

      “U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      “Wheaton River” means Wheaton River Minerals Ltd., a company existing under the laws of Ontario.

OFFER TO PURCHASE

TO:     THE HOLDERS OF COMMON SHARES OF GOLDCORP

      The accompanying Circular contains important information and should be read carefully before making a decision with respect to the Offer. This Offer to Purchase and the Circular, which are incorporated into and form part of the Offer, constitute the take-over bid circular required under applicable Canadian securities laws.

1.	The Offer

      Subject to the terms and conditions set forth in Section 2 below and in the Letter of Transmittal and the Notice of Guaranteed Delivery, Glamis hereby offers to purchase all of the issued and outstanding Goldcorp Shares on the basis of 0.89 of a Glamis Share for each Goldcorp Share.

      The Offer is made only for the Goldcorp Shares and not for any Goldcorp Options or Goldcorp Warrants or other rights to acquire Goldcorp Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable Law, fully exercise such securities sufficiently in advance of the Expiry Time in order to obtain Goldcorp Shares that may be deposited in accordance with the terms of the Offer. See Section 4 of the Circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp — Treatment of Goldcorp Options and Warrants”.

      Fractional Glamis Shares will not be issued. Instead of receiving a fractional Glamis Share, Shareholders will receive a cash payment equal to such fraction multiplied by the Current Market Price. For purposes of determining the amount of any such cash payment, all Glamis Shares deposited by a registered holder will be aggregated.

      The Offer will be open for acceptance until the Expiry Time unless withdrawn or extended.

2.	Conditions to the Offer

      Glamis reserves the right to withdraw the Offer and not take up, purchase or pay for, and will have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any Goldcorp Shares deposited under the Offer unless all of the following conditions are satisfied or waived by Glamis before the Expiry Time:

(a) the Minimum Tender Condition;

(b) the Shareholders do not approve, by a majority of votes cast at a meeting of Shareholders, the issuance of Goldcorp Shares in connection with the Goldcorp Offer for Wheaton River, and the Goldcorp/Wheaton River Acquisition Agreement is terminated;

(c) the shareholders of Glamis approve the removal of the restriction on the number of Glamis Shares that Glamis is authorized to issue;

(d) Glamis will have determined in its reasonable judgment that on or after December 6, 2004, that neither Goldcorp nor any third party has taken or proposed to take any action or has failed to take any action or disclosed a previously undisclosed action, in each case, which might reduce the expected economic value to Glamis of the acquisition of Goldcorp, make it inadvisable for Glamis to proceed with the Offer, or make it inadvisable for Glamis to take-up and pay for the Goldcorp Shares tendered to the Offer, including, without limiting the generality of the foregoing, Glamis will have determined in its reasonable judgement that on or after December 6, 2004 there has not occurred or there will not occur a Restricted Event;

(e) Glamis will have determined in its reasonable judgement that there will not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which adversely affects or involves, or may adversely affect or involve, the general economic, financial, currency exchange, securities, mining or precious metals industries in Canada or elsewhere, or the financial condition, business, operations, assets, affairs or prospects of Goldcorp or any of its Subsidiaries, or which makes it inadvisable for Glamis to proceed with the Offer or take up and pay for Goldcorp Shares deposited under the Offer;

(f) Glamis will have determined in its reasonable judgment that: (i) Goldcorp has not adopted a shareholder rights plan that provides rights to the shareholders of Goldcorp to purchase any securities of Goldcorp as a result of this Offer or Subsequent Acquisition Transaction (the “Goldcorp Rights Plan”), or (ii) if a Goldcorp Rights Plan is adopted, it does not and will not adversely affect the Offer or Glamis, either before or on consummation of the Offer, or the purchase of any Goldcorp Shares under any Subsequent Acquisition Transaction;

(g) all Appropriate Approvals (including, without limitation, those of the Exchanges and those of the securities regulatory authorities), that in the reasonable judgment of Glamis are necessary or desirable, will have been obtained or all waiting or suspensory periods, that in the sole judgment of Glamis are necessary or desirable, have expired or been terminated, each on terms satisfactory to Glamis in its sole judgment;

(h) Glamis will have determined in its reasonable judgment that (i) no act, action, suit or proceeding (including a stop order issued or issuable by the SEC) will have been threatened or taken before or by any Governmental Entity or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and (ii) no Laws (including, without limiting the generality of the foregoing, any tax Laws) will have been proposed, enacted, promulgated or applied:

(A) to cease trade, enjoin, prohibit or impose material limitations or conditions on (1) Glamis making or maintaining the Offer, (2) the purchase by or the sale to Glamis of the Goldcorp Shares, (3) Glamis taking up and paying for any Goldcorp Shares deposited under the Offer, (4) Glamis issuing Glamis Shares in consideration therefor, (5) Glamis completing a Subsequent Acquisition Transaction, or (6) the right of Glamis to own or exercise full rights of ownership of the Goldcorp Shares, including voting rights;

(B) which challenges or would prevent or make uncertain the ability of Glamis or its affiliates to effect a Subsequent Acquisition Transaction; or

(C) which has or may have adverse significance with respect to (1) the current or anticipated business or operations of Glamis or Goldcorp or any of their affiliates or (2) the regulatory regime applicable to their respective businesses and operations;

(i) Glamis will have determined in its reasonable judgment that there does not exist nor will have occurred (or if there will have occurred before the commencement of the Offer, it will not have been generally disclosed or Glamis will not otherwise have discovered) any change (or any condition, event, circumstance or development involving a prospective change) in the business, operations (including results of operations), cash flows, assets, capitalization, condition (financial or otherwise), prospects, share or debt ownership, articles, by-laws, licenses, permits, rights, privileges or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of Goldcorp which, when considered either individually or in the aggregate, may result in a Goldcorp Material Adverse Change;

(j) the Offer, if completed, will not be reasonably likely to cause or result in a Goldcorp Material Adverse Change;

(k) Glamis will not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Goldcorp with any regulatory authority in Canada or elsewhere; and

(l) the directors of Goldcorp will have made commitments satisfactory to Glamis in its reasonable judgement to (i) effect an orderly transition of the board of directors of Goldcorp contemporaneously with or forthwith after Glamis takes up and pays for the Goldcorp Shares, including, if requested, resigning in favour of such nominees as may be specified by Glamis and (ii) release Goldcorp from all claims as directors, other than existing rights to indemnification and insurance and customary directors fees and expenses for attendance at meetings of the board of directors.

      The foregoing conditions are for the exclusive benefit of Glamis and may be asserted by Glamis regardless of the circumstances giving rise to any such condition. Each of the foregoing conditions is independent of and in addition to each other. Glamis may, in Glamis’ sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, without prejudice to any other rights which Glamis may have. The failure by Glamis at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right will be deemed to be an ongoing right which may be asserted at any time and from time to time. Glamis reserves the right to terminate the Offer on or prior to the Expiry Time if any condition to the Offer remains unsatisfied or has not been waived. Any determination by Glamis concerning any event or other matter described in the foregoing conditions will be final and binding on all parties.

      Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by Glamis to that effect to the Depositary at its principal office in Calgary, Alberta. Glamis, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal, will cause the Depositary, if required by Law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 11 of the Offer to Purchase and will provide a copy of such notice to the NYSE and the TSX. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta. In the event of any waiver, all Goldcorp Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by Glamis in accordance with the terms of the Offer. If the Offer is withdrawn, Glamis will not be obligated to take up or pay for any Goldcorp Shares deposited under the Offer and the Depositary will promptly return all Goldcorp Shares to the parties by whom they were deposited in acceptance of the Offer. See Section 9 of the Offer to Purchase, “Return of Withdrawn Goldcorp Shares”.

3.	Payment for Deposited Goldcorp Shares

      If all of the conditions referred to above in Section 2 of the Offer to Purchase have been fulfilled or, where permitted, waived at the Expiry Time, Glamis will become obligated to take up and pay for the Goldcorp Shares deposited under the Offer and not withdrawn no later than 10 days after the Expiry Date, and to pay for the Goldcorp Shares taken up as soon as possible, but in any event not later than three business days after taking up the Goldcorp Shares. In accordance with applicable Law, Glamis will take up and pay for Goldcorp Shares deposited under the Offer after the date on which it first takes up Goldcorp Shares deposited under the Offer not later than 10 days after the deposit of such Goldcorp Shares.

      Subject to applicable Law, including Rule 14e-1(c) under the U.S. Exchange Act, which requires that Glamis pay the consideration offered or return the deposited Goldcorp Shares promptly after the termination of the Offer or withdrawal of Goldcorp Shares, Glamis expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Goldcorp Shares or to terminate the Offer and not take up or pay for any Goldcorp Shares if any condition specified in the section entitled “Conditions of the Offer” in this Offer is not satisfied or waived by Glamis by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Calgary, Alberta. Subject to compliance with Rule 14e-1(c) under the U.S. Exchange Act, Glamis also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Goldcorp Shares in order to comply, in whole or in part, with any applicable Law. Glamis will not, however, take up and pay for any Goldcorp Shares deposited under the Offer unless it simultaneously takes up and pays for all Goldcorp Shares then validly deposited under the Offer and not withdrawn.

      Glamis will be deemed to have taken up and accepted for payment Goldcorp Shares validly deposited and not withdrawn under the Offer if, as and when Glamis gives written notice or other communication confirmed in writing to the Depositary to that effect.

      Glamis will pay for Goldcorp Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form of sufficient certificates for Glamis Shares and funds to pay for fractional Glamis Shares otherwise issuable, if any, for transmittal to Persons depositing Goldcorp Shares under the Offer. Under no circumstances will interest accrue or be paid on the Offered Consideration by Glamis or the Depositary to Persons depositing Goldcorp Shares, regardless of any delay in making such payment. Fractional Glamis Shares will not be issued. Instead of receiving a fraction of a Glamis Share, the registered Shareholder will receive a cash payment equal to such fraction multiplied by the Current Market Price. For the purposes of determining the amount of any such cash payment, all Goldcorp Shares deposited by a registered holder will be aggregated.

      The Depositary will act as the agent of the Persons who have deposited Goldcorp Shares under the Offer for the purposes of receiving payment from Glamis and transmitting such payment to such Persons. Receipt of the share certificates and cash, if any, representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by Persons depositing Goldcorp Shares.

      Settlement with each Shareholder who has deposited Goldcorp Shares under the Offer will be made by the Depositary forwarding (a) for the Goldcorp Shares (other than those representing fractional Glamis Shares), a certificate for the Glamis Shares to which such Shareholder is entitled under the Offer, provided that the Shareholder is a resident of a province of Canada or another jurisdiction in which the Glamis Shares may be lawfully delivered without further action by Glamis and (b) if applicable, a cheque in U.S. dollars in payment for the cash equivalent of any fractional Glamis Shares determined in accordance with the Offer, that is payable to such registered Shareholder. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates and any cheque will be issued in the name of the registered Shareholder of the Goldcorp Shares so deposited. Unless the Person depositing the Goldcorp Shares instructs the Depositary to hold the certificate representing the Glamis Shares and any cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate and any cheque will be forwarded by first class insured mail to such Person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate and any cheque will be sent to the address of the Shareholder as shown on the securities register maintained by or on behalf of Goldcorp. Certificates and cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

4.	Time and Manner for Acceptance

      The Offer is open for acceptance, unless withdrawn or extended at the sole discretion of Glamis until the Expiry Time, being 9:00 p.m. (Toronto time), on the Expiry Date, unless the Offer is withdrawn or extended. See Section 6 of the Offer, “Extensions, Variations and Changes to the Offer”.

      The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at the offices specified in the Letter of Transmittal no later than the Expiry Time:

(a)	the certificate or certificates representing Goldcorp Shares in respect of which the Offer is being accepted;

(b)	a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

(c)	any other relevant document required by the instructions set forth on the Letter of Transmittal.

      The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal. Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for Goldcorp Shares may deposit certificates representing Goldcorp Shares pursuant to the Procedures for Guaranteed Delivery described in Section 5 below.

5.	Procedure for Guaranteed Delivery

      If a Shareholder wishes to accept the Offer and either (i) the certificates representing such Shareholder’s Goldcorp Shares are not immediately available or (ii) such Shareholder cannot deliver the certificates and Letter of Transmittal to the Depositary by the Expiry Time, those Goldcorp Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)	such deposit is made only at the principal office of the Depositary in Toronto by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile) is received by the Depositary at its principal office in Toronto at or before the Expiry Time; and

(c)	the certificate or certificates representing the deposited Goldcorp Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

      The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

6.	Extensions, Variations and Changes to the Offer

      The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is withdrawn or extended by Glamis.

      Glamis may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer or extend the Expiry Time by giving notice in writing to the Depositary at its principal office in Calgary, Alberta. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer or Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of Glamis or an affiliate of Glamis, unless it is a change in a material fact relating to the Glamis Shares), Glamis will give written notice of such change to the Depositary at its principal office in Calgary, Alberta. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or in the case of a variation the Offer will be deemed to be varied in the manner described in such notice, as the case may be. Glamis will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Goldcorp. In addition, Glamis will provide a copy of such notice to the TSX and the NYSE. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Calgary, Alberta. During any extension of the Offer, all Goldcorp Shares previously deposited and not taken up and paid for or withdrawn will remain subject to the Offer and, subject to applicable Law, may be accepted for purchase by Glamis on or before the Expiry Time in accordance with the terms of the Offer.

      An extension of the Expiry Time will not, in and of itself, constitute a waiver by Glamis of any of its rights under Section 2 of the Offer to Purchase.

      Under applicable Canadian provincial securities Law, if there is a variation in the terms of the Offer, the period during which Goldcorp Shares may be deposited under the Offer will not expire before 10 days after the notice of variation has been delivered. If, before the Expiry Time, Glamis in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Goldcorp Shares are taken up under the Offer.

      Notwithstanding the foregoing, the Offer may not be extended by Glamis if all the terms and conditions of such Offer have been complied with, except those waived by Glamis, unless Glamis first takes up and pays for all Goldcorp Shares validly deposited under the Offer and not withdrawn.

      Pursuant to U.S. federal securities laws, Glamis, subject to the conditions listed below, may elect to make available a subsequent offering period by extending the Offer for a period of at least three United States Business Days and not to exceed 20 United States Business Days (the “Subsequent Offering Period”) following the Expiry Time. Pursuant to such rule, Glamis may include a Subsequent Offering Period with respect to the Offer so long as:

(a)	the Offer was open for at least 20 United States Business Days and has expired;

(b)	the Offer was for all outstanding Goldcorp Shares that are the subject of the Offer;

(c)	Glamis immediately takes up and promptly pays for all Goldcorp Shares deposited in accordance with the terms of the Offer;

(d)	Glamis announces the results of the Offer, including the approximate number and percentage of Goldcorp Shares deposited, no later than 9:00 a.m., Eastern time, on the next United States Business Day after the Expiry Time and immediately begins the Subsequent Offering Period;

(e)	Glamis immediately takes up and promptly pays for Goldcorp Shares as they are deposited during the Subsequent Offering Period with respect to the Offer; and

(f)	Glamis pays the same form and amount of consideration for all Goldcorp Shares deposited during the Subsequent Offering Period with respect to the Offer.

      A Subsequent Offering Period, if one is included, does not constitute an extension of the Offer for purposes of U.S. federal securities laws although it may constitute an extension of the Offer under Canadian securities laws. For purposes of U.S. federal securities laws, a Subsequent Offering Period is an additional period of time beginning on the day after the Expiry Time during which Shareholders may deposit Goldcorp Shares not deposited during the Offer. For purposes of applicable Canadian securities laws, a Subsequent Offering Period is an additional period of time by which the Offer is extended, following the satisfaction or waiver of all conditions of the Offer and the take-up of all Goldcorp Shares then deposited under the Offer, and during which period Shareholders may deposit Goldcorp Shares not deposited prior to the commencement of the Subsequent Offering Period with respect to the Offer.

      If Glamis elects to include a Subsequent Offering Period with respect to the Offer, for purposes of applicable U.S. federal securities laws, Glamis will include a statement of its intention to do so in the press release announcing the results of the Offer disseminated no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiry Time. For purposes of applicable Canadian securities laws, Glamis will provide a written notice of extension of the Offer with respect to the implementation of the Subsequent Offering Period, including the period during which the Offer will be open for acceptance, to the Depositary and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice to all holders of Goldcorp Shares that have not been taken up pursuant to the Offer at the date of the extension. The same form and amount of consideration will be paid to Shareholders depositing Goldcorp Shares during the Subsequent Offering Period, if one is included, as would have been paid prior to the commencement of such period. Subject to the following sentence, the Expiry Time with respect to a Subsequent Offering Period shall be 9:00 p.m., Eastern time, on the last day of the Subsequent Offering Period, unless determined otherwise pursuant to the provisions of this section. The foregoing sentence will not limit the requirement that the conditions to the Offer set forth in Section 2 of the Offer to Purchase, “Conditions to the Offer”, be satisfied or waived prior to the initial Expiry Time, which will be before the commencement of the Subsequent

Offering Period. If the consideration being offered for the Goldcorp Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Goldcorp Shares are taken up under the Offer without regard to when such Goldcorp Shares are taken up under the Offer by Glamis.

      Glamis reserves the right to conduct a Subsequent Offering Period. In order to comply with the applicable laws of Canada and the U.S. federal securities laws, if Glamis elects to make a Subsequent Offering Period available with respect to the Offer, the Subsequent Offering Period will be open for at least 10 calendar days from the date of notice of extension and will not exceed 20 United States Business Days from the Expiry Time. Glamis will promptly take up and pay, within three business days, for all Goldcorp Shares validly deposited during the Subsequent Offering Period with respect to the Offer.

7.	Changes in Capitalization of Goldcorp; Dividends and Distributions; Liens

      If, on or after the date of the Offer, Goldcorp should divide, combine, reclassify, consolidate, convert or otherwise change any of the Goldcorp Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then Glamis may, in its sole discretion and without prejudice to its rights under Section 2 of the Offer to Purchase, “Conditions to the Offer,” make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration, the number of Glamis Shares to be issued or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

      If, on or after the date of the Offer, Goldcorp should declare or pay any dividend (other than its current regular monthly dividend) or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the Goldcorp Shares that is payable or distributable to the holders of such Goldcorp Shares on a record date that precedes the date of transfer of such Goldcorp Shares into the name of Glamis or its nominees or transferees on the share register maintained by or on behalf of Goldcorp, then, without prejudice to Glamis’ rights under Section 2 of the Offer to Purchase, “Conditions to the Offer”, in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments will be received and held by the depositing Shareholders, and to the extent that such dividends, distributions or payments do not exceed the value of the consideration per Goldcorp Share payable by Glamis pursuant to the Offer (as determined by Glamis), the Offered Consideration will be reduced by that number of Glamis Shares having a value, based upon the Current Market Price, equal to the amount of such dividend, distribution or payment.

      Goldcorp Shares acquired pursuant to the Offer will be transferred by the holder of Goldcorp Shares and acquired by Glamis, free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising therefrom, including (subject to the payment of dividends as described above) the right to all other securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of the Offer on in respect of the Goldcorp Shares.

8.	Right to Withdraw Deposited Goldcorp Shares

      Except as otherwise provided in this Section 8, all deposits of Goldcorp Shares under the Offer are irrevocable. Goldcorp Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable Law):

(a)	at any time when the Goldcorp Shares have not been taken up by Glamis;

(b)	at any time before the expiration of 10 United States Business Days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer and Circular, each as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Glamis) in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Goldcorp Shares under the Offer where the time for deposit is not extended for a period greater than 10 days);

is mailed, delivered or otherwise properly communicated, but only if such deposited Goldcorp Shares have not been taken up by Glamis at the time of the notice and subject to abridgement of that period pursuant to such order or orders as may be granted by Canadian courts or securities regulatory authorities;

(c)	if the Shareholder’s Goldcorp Shares have not been paid for by Glamis within three business days after having been taken up; or

(d)	as required by the U.S. Exchange Act, at any time after March 8, 2005 provided that the Goldcorp Shares have not been accepted for payment by Glamis before the receipt by the Depositary of the notice of withdrawal in respect of such Goldcorp Shares.

      If Glamis waives any terms or conditions of the Offer and extends the Offer in circumstances where the rights of withdrawal set forth in paragraph (b) above are applicable, the Offer shall be extended without Glamis first taking up Goldcorp Shares that are subject to the rights of withdrawal.

      A notice of withdrawal of deposited Goldcorp Shares must:

(a)	be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or electronic facsimile communication);

(b)	be made by or on behalf of the depositing Shareholder;

(c)	be signed by or on behalf of the Person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Goldcorp Shares being withdrawn;

(d)	specify that Person’s name, the number of Goldcorp Shares to be withdrawn, the name of the registered holder of the Goldcorp Shares to be withdrawn, and the certificate number shown on each certificate evidencing the Goldcorp Shares to be withdrawn; and

(e)	actually be received by the Depositary at the place of deposit within the applicable time specified above.

      In addition, any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Transmittal or Notice of Guaranteed Delivery, except where the Goldcorp Shares were deposited for the account of an Eligible Institution.

      The ability of Glamis to delay the payment for Goldcorp Shares that Glamis has taken up is limited by Rule 14e-1(c) under the U.S. Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer, unless such bidder elects to offer a subsequent offering period and pays for the securities deposited during the subsequent offering period in accordance with Rule 14d-11 under the U.S. Exchange Act. The Depositary, of behalf of Glamis, is bound by Rule 14e-1(c) under the U.S. Exchange Act in retaining deposited Goldcorp Shares under these circumstances.

      Withdrawals may not be rescinded and any Goldcorp Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn Goldcorp Shares may be redeposited at any time before the Expiry Time by again following one of the procedures described in Section 4 of the Offer to Purchase.

      Notwithstanding the provisions of United States federal securities laws relating to subsequent offering periods, Glamis will permit withdrawal of deposited Goldcorp Shares during any Subsequent Offering Period, if there is one, at any time prior to such Goldcorp Shares being purchased by Glamis.

      If Glamis is delayed in taking up or paying for Goldcorp Shares or is unable to take up or pay for Goldcorp Shares for any reason, then, without prejudice to Glamis’ other rights, Goldcorp Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 8 or pursuant to applicable Laws.

      In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or damages or both in certain circumstances. See Section 21 of the Circular, “Offerees’ Statutory Rights”.

      All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by Glamis in its sole discretion and such determinations will be final and binding. None of Glamis, the Depositary, or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give such notice.

9.	Return of Withdrawn Goldcorp Shares

      If any deposited Goldcorp Shares are not taken up by Glamis pursuant to the terms and conditions of the Offer for any reason, the Goldcorp Shares that are not purchased will be returned, at the expense of Glamis, to the depositing Shareholder by first class registered or insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such address is specified, to the address of such Shareholder as shown on the share register maintained by or on behalf of Goldcorp. Certificates and other relevant documents will be returned as promptly as practicable following the Expiry Time or withdrawal or early termination of the Offer.

10.	Mail Service Interruption

      Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if Glamis determines that delivery thereof by mail may be delayed. A person entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Goldcorp Shares were delivered, upon application to the Depositary, until such time as Glamis has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of the Offer to Purchase, the deposit of cheques, share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Goldcorp Shares will be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by Glamis will be given in accordance with Section 11 of the Offer to Purchase.

11.	Notice and Delivery

      Without limiting any other lawful means of giving notice, any notice which Glamis or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by Goldcorp and will be deemed, unless otherwise specified by applicable Law, to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada or the United States following mailing. In the event of any interruption of mail service in Canada or the United States, Glamis intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which Glamis or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is given to the TSX and the NYSE for dissemination through their facilities or if it is published in a newspaper or newspapers of general circulation in Toronto and New York or if it is given to CCN Matthews News Service.

      Unless post offices are not open for the deposit of mail, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders. In addition, Glamis will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Goldcorp Shares when such list or listing is received.

      Wherever the Offer to Purchase calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices specified in the Letter of Transmittal.

12.	General

      The method of delivery of certificates representing Goldcorp Shares and all other documents is at the option and risk of each Shareholder and delivery will be effective only when such documents are actually received by the Depositary. Glamis recommends that certificates and accompanying Letters of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit. If the documents are mailed, Glamis recommends that registered mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

      Shareholders whose Goldcorp Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Goldcorp Shares under the Offer.

      No fee or commission will be payable by a Shareholder who delivers Goldcorp Shares directly to the Depositary. See Section 19 of the Circular, “Dealer Manager and Soliciting Dealer Group”.

      Glamis reserves the right to permit a Shareholder to accept the Offer in a manner other than as set out above.

      All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Goldcorp Shares deposited under the Offer, including the propriety and effect of the execution of the Letter of Transmittal will be determined by Glamis in its sole discretion, and depositing holders of Goldcorp Shares agree that such determination will be final and binding. Glamis reserves the absolute right to reject any and all deposits which it determines not to be in proper form, or which, in the opinion of counsel, it may be unlawful to accept under the Laws of any jurisdiction. Glamis’ interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding. Glamis reserves the absolute right to waive any defects or irregularities in the deposit of any Goldcorp Shares. There will be no obligation on Glamis, the Depositary, or any other Person to give notice of any defect or irregularity in acceptance and no liability will be incurred by any of them to any Person for failure to give such notice.

      The deposit of Goldcorp Shares pursuant to the procedures described in this Offer to Purchase will constitute a binding agreement between the depositing Shareholder and Glamis and such agreement will be subject to the conditions of the Offer and include representations and warranties of the depositing Shareholder that: (i) such person has full power and authority to deposit, sell, assign and transfer the Goldcorp Shares being deposited; (ii) such person owns the Goldcorp Shares being deposited; (iii) the deposit of such Goldcorp Shares complies with applicable securities Laws; and (iv) when such Goldcorp Shares are taken up and paid for by Glamis, in accordance with the Offer, Glamis will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

13.	Market Purchases

      Neither Glamis nor its affiliates will bid for or make purchases of Goldcorp Shares during the Offer other than Goldcorp Shares deposited to the Offer or other than as described in the next following paragraph.

      Subject to compliance with applicable securities Laws, Glamis reserves the right to make or enter into an arrangement, commitment or understanding prior to the Expiry Time to sell after the Expiry Time any Goldcorp Shares taken up and paid for under the Offer although Glamis has no current intention to do so.

14.	Other Terms of the Offer

      No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of Glamis other than as contained in the Offer to Purchase and Circular and as set forth on the SEC Form F-10 filed by Glamis in connection with the Offer, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

      The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer to Purchase.

      Glamis reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the Goldcorp Shares deposited pursuant to the Offer.

      The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

      This document does not constitute an offer to sell or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor is the document being mailed to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction.

      The Offer, together with the documents forming part of the Offer, constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer. Glamis, in its sole discretion, shall be entitled to make a final and binding determination on all questions relating to the Offer, the Circular, the Letters of Transmittal, the Notices of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of the withdrawal of any Goldcorp Shares.

      Glamis has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the U.S. Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, Goldcorp is required to file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14d-9, setting forth the position of Goldcorp’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within 10 business days of the date of the Offer and Circular. Shareholders will be able to obtain copies of such documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Glamis will be available free of charge from Glamis. You should direct requests for documents to Investor Relations, Glamis Gold Ltd., 5190 Neil Road, Suite 310, Reno, Nevada 89502-8502, telephone (775) 827-4600.

Dated: January 7, 2005

GLAMIS GOLD LTD.

(Signed) C. KEVIN MCARTHUR

President and Chief Executive Officer

CIRCULAR

      This Circular is supplied by Glamis with respect to the accompanying Offer to Purchase. The terms and provisions of the Offer to Purchase are incorporated into and form part of this Circular and Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Annex A (Information Concerning Glamis), Annex B (Pro Forma Consolidated Financial Statements) and Annex C (Certain Information Regarding Directors and Executive Officers of Glamis) also form a part of this Circular. Capitalized words and terms used in this Circular but not defined herein will have the meanings given to them above under the heading “Definitions” at the front of the Offer to Purchase.

1.	Glamis

      Glamis is engaged in exploration, mine development, and the mining and extraction of precious metals. Glamis produces gold from the Marigold Mine, located in Nevada, the San Martin Mine, located in Honduras, the El Sauzal Mine located in Mexico and the Rand Mine, located in California. Glamis has other properties under development: the Marlin Project and the Cerra Blanco Project, both in Guatemala.

      Glamis’ approach to the acquisition of mining properties has generally been to seek opportunities where, in its view, there is significant opportunity to improve existing mining operations or considerable potential to expand the mineable reserves certified to date. In 1998, a strategic plan was adopted to seek out growth opportunities to take advantage of lower acquisition costs available as a result of the lower gold price and weak junior share market conditions at that time. To that end, Glamis completed the acquisition of Mar-West Resources Ltd. in October 1998, the acquisition of Rayrock Resources Inc. in February 1999, the acquisition of Cambior de Mexico, S.A. de C.V. in May 2000, and the acquisition of Francisco Gold Corp. in July 2002.

      For the fiscal year ended December 31, 2003, Glamis had revenue of approximately $84 million and net earnings of approximately $18 million. For the nine months ended September 30, 2004, Glamis had revenues of approximately $61.3 million and net earnings of approximately $14.8 million.

      Based on the ounces of gold contained in the proven and probable mineral reserves as at December 31, 2003 on the properties in which Glamis has an interest, and the ownership interests and rights in such properties held, Glamis estimates its proven and probable mineral gold reserves to be approximately 6.3 million contained ounces.

      In the past five years, Glamis has not been convicted in a criminal proceeding, and has not been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining Glamis from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

      Certain information concerning the directors and executive officers of Glamis is attached as Annex C to this Circular.

      Glamis is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available at www.sedar.com and at www.sec.gov, respectively.

      Glamis is a British Columbia, Canada, corporation with its principal place of business and head office located at 5190 Neil Road, Suite 310, Reno, Nevada 89502-8502, telephone number (775) 827-4600. Glamis’ registered and records office is located at 1500-1055 West Georgia Street, Vancouver, British Columbia V6E 4N7.

Authorized and Outstanding Share Capital

      The authorized share capital of Glamis currently consists of 205,000,000 shares divided into 200,000,000 Glamis Shares, of which 130,863,953 were issued and outstanding as at January 5, 2005, and 5,000,000 preferred shares having a par value of Cdn.$10, issuable in series, of which none are issued. Glamis has called a meeting of its shareholders for February 9, 2005 to approve an amendment to its authorized capital to remove the restriction on the number of Glamis Shares that it is authorized to issue. This amendment to the authorized number of Glamis Shares is necessary for Glamis to complete the Offer. See Section 2 of the Offer to Purchase, “Conditions to the Offer”.

      The holders of Glamis Shares are entitled to receive notice of any meeting of shareholders of Glamis and to attend and vote on matters brought before the meeting, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each Glamis Share entitles its holder to one vote at meetings at which they are entitled to attend and vote. The holders of Glamis Shares are entitled to receive on a pro rata basis such dividends as the Board of Directors of Glamis may declare out of funds legally available for the payment of dividends. In the event of the dissolution, liquidation, winding-up or other distribution of the assets of Glamis, holders of Glamis Shares are entitled to receive on a pro rata basis all of the assets of Glamis remaining after payment of all of Glamis’ liabilities and subject to the prior rights attached to the preferred shares of Glamis to receive a return of capital and unpaid dividends. The Glamis Shares carry no pre-emptive or conversion rights.

      Assuming that all of the Goldcorp Shares that were issued and outstanding as at December 22, 2004 are tendered, and all Goldcorp Shares issuable upon exercise of Goldcorp Options and Goldcorp Warrants that were outstanding on December 22, 2004 are exercised and tendered to the Offer and that Glamis takes up and pays for such Goldcorp Shares under the Offer, Glamis will issue an additional 187,010,954 Glamis Shares.

Price Range and Trading Volumes of Glamis Shares

      The Glamis Shares are listed and posted for trading on the NYSE and the TSX under the symbol “GLG”.

      The following table sets forth, for the periods indicated, the reported high and low prices and the average daily volume of trading of the Glamis Shares on the NYSE and the TSX:

	NYSE			TSX

			Average			Average
			Daily			Daily
Calendar Period	High	Low	Volume	High	Low	Volume

	$	$		(Cdn.$)	(Cdn.$)
2003
1st Quarter	12.98	9.14	1,287,830	19.73	13.42	753,270
2nd Quarter	12.08	9.55	869,927	16.83	14.00	624,253
3rd Quarter	14.57	10.94	947,458	20.40	15.20	532,232
4th Quarter	17.90	12.88	944,429	23.33	17.21	475,299
2004
1st Quarter	18.09	14.58	864,334	23.70	19.40	486,372
2nd Quarter	18.80	13.50	856,437	24.65	18.43	516,239
3rd Quarter	18.73	14.97	618,239	24.52	19.78	318,557
4th Quarter	21.62	17.13	806,681	25.50	20.56	628,701
2005
January 1 - 5	16.32	15.74	1,026,733	19.60	19.26	1,064,305

Note: Source for data in table is Bloomberg.

     Glamis announced its proposed business combination with Goldcorp on December 16, 2004. On December 15, 2004, the closing price of the Glamis Shares on the TSX and the NYSE was Cdn.$23.50 and $19.17, respectively. The volume-weighted average trading price of the Glamis Shares on the TSX and the NYSE for the 30 trading days ending on December 15, 2004 was Cdn.$24.03, and $20.00, respectively.

Further Information Regarding Glamis

      Further information with respect to Glamis is set forth in Annex A (Information Concerning Glamis) and Annex B (Pro Forma Consolidated Financial Statements), which are incorporated into and form part of this Circular. The following documents of Glamis, copies of which can be found at www.sedar.com and www.sec.gov, are specifically incorporated by reference into this Circular:

(a)	the Annual Information Form of Glamis dated March 8, 2004 for the fiscal year ended December 31, 2003;

(b)	the audited consolidated financial statements of Glamis, including notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, together with the auditors’ report thereon;

(c)	management’s discussion and analysis of financial condition and results of operations of Glamis for the fiscal year ended December 31, 2003;

(d)	the Management Information Circular (Proxy Statement) of Glamis dated March 1, 2004 distributed in connection with the annual general meeting of shareholders held on May 6, 2004 (excluding the sections entitled “Performance Graphs,” “Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others” and “Corporate Governance and Committees”);

(e)	the unaudited interim consolidated financial statements of Glamis for the three months and nine months ended September 30, 2004 and notes thereto and management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended September 30, 2004; and

(f)	the material change report of Glamis dated December 20, 2004 relating to the Offer.

      Any documents of Glamis of the type referred to above (excluding confidential material change reports) together with any material change reports filed with a securities commission or similar regulatory authority in Canada on or after the date of this Offer and Circular and prior to the Expiry Time will be deemed to be incorporated by reference into this Circular.

      Any statement related to Glamis contained in the Offer and Circular or in a document of Glamis incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for the purposes of the Offer and Circular, to the extent that a statement related to Glamis contained in the Offer and Circular, or in any other subsequently filed Glamis document that also is or is deemed to be incorporated by reference in the Offer and Circular, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the Offer and Circular.

2.	Goldcorp

      The information concerning Goldcorp contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian and U.S. securities regulatory authorities and other public sources. Although Glamis has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue or incomplete, Glamis does not assume any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Goldcorp to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Glamis.

Corporate Overview

      Goldcorp explores for precious metals and develops mines. Goldcorp produces gold from the Red Lake Mine, located in Ontario and the Wharf Mine located in South Dakota. Goldcorp also owns an industrial minerals operation in Saskatchewan, Canada, which produces sodium sulphate used primarily in the detergent industry.

      According to Goldcorp’s financial statements for the fiscal year ended December 31, 2003, Goldcorp had revenue of approximately $262.6 million (of which approximately $249.0 million were revenues derived from gold sales) and net earnings of approximately $98.8 million.

      For the nine months ended September 30, 2004, Goldcorp had revenues of approximately $139.1 million (of which approximately $129.6 million were revenues derived from gold sales) and net earnings of approximately $36.4 million.

      Goldcorp is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian securities regulatory authorities and the SEC. Such documents are available at www.sedar.com and www.sec.gov, respectively.

      Goldcorp’s principal executive offices are located at Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8, telephone number (416) 865-0326.

Authorized and Outstanding Share Capital

      Goldcorp is authorized to issue an unlimited number of Goldcorp Shares. As of December 22, 2004, 189,980,188 Goldcorp Shares (excluding Goldcorp Shares issuable upon the exercise of outstanding Goldcorp Options and Goldcorp Warrants) were issued and outstanding. As at December 22, 2004, Goldcorp Options and Goldcorp Warrants to acquire up to a maximum of 20,144,479 Goldcorp Shares were outstanding.

      Each Goldcorp Share entitles the holder thereof to one vote at all meetings of shareholders other than meetings at which only holders of another class or series of shares are entitled to vote. Each Goldcorp Share entitles the holder thereof to receive any dividends declared by the directors of Goldcorp and the remaining property of Goldcorp upon dissolution.

Price Range and Trading Volume of Goldcorp Shares

      The Goldcorp Shares are listed and posted for trading on the NYSE under the symbol “GG” and the TSX under the symbol “G”. The following table sets forth, for the periods indicated, the reported high and low sale prices and the average daily volume of trading of the Goldcorp Shares on the NYSE and the TSX:

	NYSE			TSX

			Average			Average
			Daily			Daily
Calendar Period	High	Low	Volume	High	Low	Volume

	$	$		(Cdn.$)	(Cdn.$)
2003
1st Quarter	13.07	9.55	2,136,090	20.59	13.95	1,007,401
2nd Quarter	12.72	10.10	1,343,181	17.10	14.59	668,366
3rd Quarter	14.89	10.94	1,545,317	20.06	15.14	634,478
4th Quarter	18.30	13.73	1,996,017	23.80	18.46	779,290
2004
1st Quarter	16.27	13.08	2,130,174	20.84	17.40	814,111
2nd Quarter	14.78	10.50	1,728,667	19.35	14.56	948,811
3rd Quarter	13.86	11.00	1,183,438	17.50	14.68	531,085
4th Quarter	15.62	13.15	1,896,920	18.91	16.25	1,173,529
2005
January 1 - 5	14.22	13.86	1,821,467	17.19	17.02	1,938,233

Note: Source for data in table is Bloomberg.

     Glamis announced its proposed business combination with Goldcorp on December 16, 2004. On December 15, 2004, the closing price of the Goldcorp Shares on the TSX and the NYSE was Cdn.$17.10 and

$13.98, respectively. The volume-weighted average trading price of the Goldcorp Shares on the TSX and the NYSE for the 30 trading days ending on December 15, 2004 was Cdn.$17.31, and $14.52, respectively.

Goldcorp Documents Incorporated by Reference

      Information regarding Goldcorp has been incorporated by reference in this Offer and Circular from documents filed by Goldcorp with securities commissions or similar authorities in Canada. Glamis believes that copies of the documents incorporated herein by reference regarding Goldcorp may be obtained on request without charge from Goldcorp’s Legal Department, Suite 2700, 145 King Street West, Toronto, Ontario, Canada, M5H 1J8 (telephone: (416) 865-0326).

      Although Glamis has no knowledge that would indicate that any statements contained in such documents filed by Goldcorp are untrue or incomplete, Glamis does not assume any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by Goldcorp to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Glamis.

      The following documents of Goldcorp, copies of which can be found at www.sedar.com and www.sec.gov, are specifically incorporated by reference into this Circular:

(a)	the audited comparative financial statements of Goldcorp (except for the Goldcorp auditors’ report as Glamis has not obtained the consent of the auditors to incorporate this report), including the notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 as set out on pages 18 to 36 of Goldcorp’s 2003 annual report for the year ended December 31, 2003; and

(b)	unaudited comparative interim consolidated financial statements for the nine months and three months ended September 30, 2004, as set out on pages 9 to 17 of Goldcorp’s Third Quarter Report to Shareholders for the quarter ended September 30, 2004.

3.	Background to the Offer

Initial Discussions

      Glamis first discussed a possible business combination with Goldcorp in November 2003 when Robert McEwen, Chief Executive Officer of Goldcorp telephoned C. Kevin McArthur, President and Chief Executive Officer of Glamis, and suggested that Goldcorp and Glamis discuss a combination of the companies. Mr. McEwen and Mr. McArthur agreed to meet and discuss a proposed business combination. In a meeting held in Palm Desert, California on November 21, 2003, Mr. McEwen suggested an all-share transaction whereby Goldcorp would acquire Glamis at a premium to Glamis’ share price but that the management of Glamis would operate the merged company.

      The closing prices of the Goldcorp Shares and the Glamis Shares on the NYSE on November 20, 2003 were $17.21 and $16.16, respectively. These share prices represented a share exchange ratio of 1.065 Glamis Shares per Goldcorp Share.

      Following the meeting in Palm Desert, the parties continued discussions and a mutual confidentiality agreement was executed on December 12, 2003. The confidentiality agreement did not include a “standstill” provision in favour of either Glamis or Goldcorp. At this time, Glamis began working with Orion Securities Inc. (“Orion”) as its financial advisor in connection with the consideration of a business combination with Goldcorp. The formal engagement letter with Orion was not executed until October 20, 2004. Throughout December, 2003 and January, 2004, Glamis and Goldcorp exchanged information about their respective properties, reserves, operations, plans and budgets, and financial results. Representatives of Glamis conducted a field visit to Goldcorp’s Red Lake operation and other mines during January, 2004 and conducted corporate due diligence in Toronto, Ontario from February 9 to February 10, 2004. Glamis employed both its own personnel and third-party independent consultants to conduct its due diligence investigations of Goldcorp. Goldcorp conducted corporate due diligence at Glamis’ head office in Reno, Nevada and conducted site visits at Glamis’ Marigold, El Sauzal, San Martin and Marlin mines and development projects from February 17 through February  21, 2004. On February 13, 2004, at a regularly-scheduled meeting in Reno, Nevada, management of Glamis presented to the Glamis board of directors the status of its discussions with Goldcorp, the initial results of its due diligence investigations and its initial financial analyses, including those financial analyses prepared by Orion. No action was requested of or taken by the Glamis board of directors at that time.

      On March 2, 2004, Mr. McEwen, Mr. McArthur, Charles Jeannes, Senior Vice-President Administration, General Counsel and Secretary of Glamis and Christopher Bradbrook, then Vice-President, Corporate Development for Goldcorp, met in Tampa, Florida to continue discussion of a possible combination of Glamis and Goldcorp. At that meeting Mr. McEwen suggested the companies combine on the basis of an “at-market” deal. The parties agreed that Mr. Jeannes and Mr. Bradbrook should meet to compare financial models.

      The closing prices of the Goldcorp Shares and the Glamis Shares on the NYSE on March 1, 2004 were $13.65 and $16.00, respectively. These share prices represented a share exchange ratio of 0.853 of a Glamis Share per Goldcorp Share.

      On March 8, 2004, Mr. Jeannes, together with Doug Bell and Ken Gillis of Orion, met in Toronto with Mr. Bradbrook and Bruce Humphrey, then Vice President and Chief Operating Officer of Goldcorp. Data was exchanged and the parties agreed to each revise their models accordingly and talk again shortly. Representatives of Glamis and Goldcorp held further telephone discussions during March 2004. However, on April 6, 2004, Mr. McEwen contacted Mr. McArthur by telephone and advised that an “at-market” deal was no longer advantageous to Goldcorp’s shareholders and he terminated discussions.

      The closing prices of the Goldcorp Shares and the Glamis Shares on the NYSE on April 5, 2004 were $14.10 and $18.47, respectively. These share prices represented a share exchange ratio of 0.763 of a Glamis Share per Goldcorp Share.

Renewed Discussions

      On August 12, 2004, Ronald J. Vance of N M Rothschild & Sons (“Rothschild”), Goldcorp’s financial advisor, met with Mr. McArthur and Mr. Jeannes at Glamis’ office in Reno, Nevada to reopen discussions on a possible business combination. Mr. Vance advised Mr. McArthur and Mr. Jeannes that he was acting at Mr. McEwen’s request, and that Goldcorp was prepared to reconsider a combination with Glamis provided that Goldcorp shareholders received a premium to the current market price for Goldcorp Shares.

      The closing prices of the Goldcorp Shares and the Glamis Shares on the NYSE on August 11, 2004 were $11.48 and $15.33, respectively. These share prices represented a share exchange ratio of 0.749 of a Glamis Share per Goldcorp Share.

      In response to the August 12, 2004 meeting, Glamis updated its financial models in anticipation of further negotiations. On September 1, 2004, when Goldcorp released Mr. McEwen’s letter disclosing his intention to resign as the Chief Executive Officer of Goldcorp, Rothschild advised Glamis that a business combination with Goldcorp remained possible.

      On September 9, 2004, Mr. McArthur provided Mr. McEwen with a non-binding written indication of interest for Glamis to acquire Goldcorp at an approximate 15% premium to Goldcorp’s share price based upon recent trading prices of the shares of both companies (the “Glamis September Proposal”). In a telephone conversation on September 20, 2004, Mr. McEwen stated that he had shared the Glamis September Proposal with the Goldcorp board of directors, and while he personally felt the premium offered was too low, he wished to continue the negotiations.

      On September 28, 2004, Mr. McArthur, Mr. Jeannes and James S. Voorhees, Vice-President Operations and Chief Operating Officer of Glamis, and Mr. McEwen, R. Gregory Laing, Goldcorp’s Vice-President, Legal and Mike Hoffman, Vice President, Projects of Goldcorp, met in Denver, Colorado to continue discussions in respect of the Glamis September Proposal. At the meeting, Mr. McEwen indicated that the premium proposed in the Glamis September Proposal would need to be increased before the offer would be considered acceptable. Mr. McArthur told Mr. McEwen that Glamis would consider increasing its premium, but only if justified based on additional due diligence at the Red Lake property. Mr. McEwen agreed to proceed on this basis and further due diligence reviews of Goldcorp’s operations were conducted by representatives of Glamis at Red Lake and Toronto on October 6, 2004. Additionally, further due diligence reviews of Glamis’ operations at Marigold, El Sauzal and Marlin were conducted by Goldcorp personnel from October 12 through October 17, 2004.

      On October 15, 2004, Glamis provided Goldcorp with an offer letter, conditioned on Glamis’ board of directors approval and execution of a definitive agreement, proposing a substantial increase in consideration for a share exchange under a plan of arrangement, being 0.871 of a Glamis Share exchanged for each Goldcorp Share (the “Glamis October Proposal”). The letter indicated that the offer represented an approximate 23% premium to Goldcorp’s share price based on recent trading prices of the shares of both companies. Glamis also invited Goldcorp representation on the Glamis board of directors, proposed a 3% break fee and a 15-day exclusive negotiating period. Glamis understands that in response to this proposal, Goldcorp formed a special committee of independent directors (the “Goldcorp Independent Special Committee”) composed of the following three directors: Ronald M. Goldsack, Michael L. Stein and Dr. Donald R.M. Quick. On October 21, 2004, Glamis management updated the Glamis board of directors as to the status of discussions with Goldcorp, and presented its updated financial analyses, including those financial analyses prepared by Orion, and due diligence findings. No action was requested of the board of directors pending response by Goldcorp to the Glamis October Proposal.

      On October 22, 2004, Mr. McEwen telephoned Mr. McArthur and proposed an increase in the share exchange ratio to one Glamis share for each Goldcorp share (being an approximate 43.7% premium to Goldcorp’s then trading price), that Goldcorp be the acquiring company and that a termination fee of $30 million be paid by Goldcorp if the transaction was terminated for certain reasons. After considering Mr. McEwen’s proposal and discussing it with Orion, Mr. McArthur telephoned Mr. McEwen on October 25, 2004, to advise Mr. McEwen that the exchange ratio proposed by Mr McEwen was not acceptable to Glamis. On October 25, 2004, Mr. Laing of Goldcorp advised Mr. Jeannes of Glamis that the Goldcorp board of directors had determined that only persons specifically authorized by the Goldcorp Independent Special Committee were to respond to the Glamis October Offer or otherwise communicate with Glamis.

      Notwithstanding Mr. McEwen’s communication, Glamis understands that the Goldcorp Independent Special Committee continued to function and engaged Ogilvy Renault as its legal counsel, and Rothschild as its financial advisor. On November 2, 2004, Mr. Laing advised Mr. Jeannes that the Goldcorp Independent Special Committee determined that the exchange ratio in the Glamis October Proposal was “of interest” and asked Glamis to attend a meeting with the Goldcorp Independent Special Committee to continue negotiations in respect of the Glamis October Proposal.

      On November 8, 2004, Mr. McArthur and Mr. Jeannes, together with Doug Bell and Ken Gillis of Orion Securities met in Toronto with the members of the Goldcorp Independent Special Committee, Mr. Laing and Mr. Vance, Hugo Dryland and Jim Gilbert of Rothschild. Negotiations were conducted over a three-day period and resulted in Glamis and the Goldcorp Independent Special Committee settling on a proposed business combination to be implemented through a plan of arrangement on the basis of a share exchange ratio of 0.89 of a Glamis Share for each Goldcorp Share (the “Agreed Proposal”). Additionally, Glamis and the Goldcorp Independent Special Committee reached an understanding regarding deal protection terms. At this time Mr. McArthur offered to make a presentation regarding Glamis and his vision for the combined company to the entire Goldcorp board of directors. The offer was declined.

      Mr. Goldsack informed Glamis that Rothschild had confirmed to the Goldcorp Independent Special Committee that the Agreed Proposal was fair to Goldcorp’s shareholders from a financial point of view and that the Goldcorp Independent Special Committee would recommend the transaction to Goldcorp’s board of directors. He also stated that Mr. McEwen was now opposed to the Agreed Proposal, but that Mr. Goldsack strongly believed a majority of the Goldcorp board of directors would approve the Agreed Proposal and that a meeting of the Goldcorp board of directors would be held on November 10, 2004. Mr. McArthur then called a meeting of the Glamis board of directors for November 11, 2004 in Toronto, in anticipation of a positive decision from the Goldcorp board of directors.

      On November 11, the Glamis board of directors met to review the recommendations of management and to hear presentations from its third party mining consultant regarding the conclusions derived from his due diligence investigations at Red Lake. At this time, Orion presented a detailed financial review of the Glamis proposal of 0.89 Glamis Shares for each Goldcorp Share, and advised that a transaction at this level would be fair to Glamis shareholders from a financial point of view.

      Also on November 11, Mr. Goldsack informed Glamis that the board of directors of Goldcorp had met but that no vote was taken on the Agreed Proposal because further information on the combination was requested by the directors. Mr. McArthur was advised by Mr. Goldsack on November 17 that another meeting of the Goldcorp board of directors was held that day, but again, no action was taken on the Agreed Proposal, this time because one board member was travelling in Australia and there had been difficulties in communications with him. Mr. Goldsack advised that the board was now split, but that he remained confident the Agreed Proposal would be approved. The Goldcorp board of directors then held an additional meeting on November 22, 2004. Mr. Goldsack telephoned Mr. McArthur late on November 22, 2004 to advise him that, notwithstanding the recommendation of the Goldcorp Independent Special Committee and Rothschild, its independent financial advisor, the Agreed Proposal was voted down by the Goldcorp board of directors. No reasons were given for the decision, and no attempt was made at further negotiation of any term in the Agreed Proposal. Glamis then temporarily suspended its efforts with respect to pursuing a business combination with Goldcorp and turned its focus to preparing for an analysts’ tour of its El Sauzal mine in Mexico from December 5 through December 7, 2004.

Glamis Response to Announcement of Goldcorp and Wheaton River Proposed Combination

      On December 6, 2004, Goldcorp and Wheaton River announced that they had entered into an agreement in principle to combine their companies pursuant to a share exchange take-over bid whereby Goldcorp would offer one Goldcorp Share for every four common shares of Wheaton River, representing a premium of approximately 7% over the average closing market price of the common shares of Wheaton River for the previous 30 days on the TSX. Goldcorp and Wheaton River announced further that the making of the offer was subject to board approval of a definitive agreement between Goldcorp and Wheaton River, the satisfactory completion of due diligence investigations and the receipt by Wheaton River of an opinion from its financial advisor that the consideration offered under the offer is fair, from a financial point of view, to its shareholders. They also stated in the release that they had agreed to negotiate exclusively with each other for 21 days and to exchange confidential information with a view to completing their due diligence investigations and settling a definitive agreement as soon as possible.

      In response to the announcement of the proposed combination between Goldcorp and Wheaton River, Glamis’ management considered making its offer previously negotiated with the Goldcorp Independent Special Committee directly to the shareholders of Goldcorp. From December 7 through December 15, 2004, Glamis’ management met with its financial advisors and legal counsel to discuss the proposed combination between Goldcorp and Wheaton River, and to consider its potential response. In those discussions, management also reviewed the terms of the proposed combination between Goldcorp and Wheaton River, as announced by Goldcorp and Wheaton River on December 6, 2004, and how those conditions might disenfranchise Goldcorp’s shareholders from having an opportunity to choose to tender their shares to a take-over bid by Glamis.

      Glamis’ board of directors met on December 10, 2004 to consider Glamis’ response. The board of directors unanimously authorized the making of this Offer.

Glamis Bid for Goldcorp

      On December 16, 2004, Glamis issued a press release and held a conference call announcing its proposed offer to acquire all outstanding Goldcorp Shares. Immediately before this announcement, Mr. McArthur telephoned Mr. McEwen to advise him of the Glamis announcement, but Mr. McArthur was unable to reach Mr. McEwen.

      At Glamis’ instruction, on December 16, 2004, Osler, Hoskin & Harcourt LLP (“Osler”), special counsel to Glamis, delivered a letter to the board of directors of Goldcorp regarding the proposed combination between Goldcorp and Wheaton River. The letter outlined the proposal of Glamis to acquire all outstanding shares of Goldcorp. In particular, the letter advised that the offer of Glamis would be subject to a number of conditions, including that Goldcorp does not acquire any shares of Wheaton River or become committed to acquire such shares unless the terms of acquisition provide that Goldcorp may terminate the purchase, without penalty, if the Glamis offer is successful. The letter also brought to the attention of the board of directors the provisions of National Policy 62-202 of the Canadian Securities Administrators — Take-Over Bids — Defensive Tactics which provides that if a board of directors of a target company has reason to believe that a bid might be imminent, the entering into of a contract out of the normal course of business, or agreeing to acquire assets of a material amount, may come under scrutiny of the regulator where the effect of taking such steps may be to deprive shareholders of the ability to respond to a take-over bid or to deny or limit severely the ability of the shareholders of the target company to respond to a take-over bid. A copy of the letter was also delivered to the Ontario Securities Commission and the Toronto Stock Exchange.

      On December 17, 2004, Goldcorp issued a press release responding to the announcement by Glamis of its intention to make an offer to acquire the shares of Goldcorp. In its press release, Goldcorp stated that it “has become aware through a press release dated December 16, 2004 issued by Glamis Gold Ltd. that they may make an offer to purchase all of the issued and outstanding shares of Goldcorp. The Board of Directors will review and evaluate the proposal if a take-over bid circular is sent to Goldcorp shareholders.” In response, Glamis issued a press release later that day disclosing that it had delivered the December 16 letter of Osler to the board of directors of Goldcorp and reiterated its intention to make its offer to the Goldcorp shareholders.

      On December 20, 2004, Osler delivered a letter to the TSX requesting that the TSX exercise its discretion under the TSX Company Manual when assessing the proposed combination between Goldcorp and Wheaton River to require Goldcorp shareholder approval as a condition to Goldcorp issuing any of its securities with respect to the transaction.

      On December 23, 2004, Goldcorp announced that it had signed a definitive agreement with Wheaton River whereby Goldcorp would make a share exchange take-over bid for Wheaton River. Under the bid, one Goldcorp Share would be issued for every four common shares of Wheaton River. It was disclosed that Goldcorp’s offer would be conditional upon the approval of the issuance of the Goldcorp Shares under the offer by a majority of votes cast by Goldcorp’s shareholders at a shareholders meeting scheduled for January 31, 2005. Wheaton River would be entitled to a $35 million termination fee in certain circumstances, including if the Goldcorp shareholders do not approve the issuance of Goldcorp Shares under the offer.

      On December 24, 2004, Glamis announced its intention to continue with its previously announced take-over bid for Goldcorp conditional upon, amongst other things, Goldcorp shareholders not approving, by a majority of votes cast at a meeting of Goldcorp shareholders, the issuance of Goldcorp Shares by Goldcorp in connection with its offer to purchase all outstanding shares of Wheaton River.

      Goldcorp commenced its bid for Wheaton River on December 29, 2004.

Reasons for the Proposed Combination

      Glamis believes that the combination of Glamis and Goldcorp is a unique opportunity to create a world-class, pure gold producer by combining the complementary strengths of Glamis and Goldcorp. Further, based on the trading prices at the time of announcement of the Offer, the shareholders of Goldcorp will receive an immediate, substantial share price premium. See Section 4 of the Circular, “Purpose of the Offer and Glamis’ Plans for Goldcorp”. Given the public announcement by Goldcorp on September 1, 2004 in which Goldcorp revealed Robert McEwen’s intention to resign as Goldcorp’s Chief Executive Officer and in which Goldcorp’s board of directors disclosed the initiation of a search for a new Chief Executive Officer for Goldcorp, the Offer would also address the Goldcorp board’s need for a new Chief Executive Officer through the succession to Glamis’ knowledgeable and experienced management.

      Glamis believes that the combination of Glamis and Goldcorp will produce the following benefits:

      A premier gold producer. Glamis believes the combined company will create a world-class, pure gold producer that will attract substantial interest from gold investors. The combined company will be substantially larger than the intermediate gold company group, but its simple, low-cost operations in stable political jurisdictions will present a positive alternative to the senior producers, combining the market liquidity of a senior producer with the growth potential of an intermediate producer. The combined company will have projected gold production in 2005 of nearly 1.0 million ounces and Glamis projects production to grow to over 1.4 million ounces by 2007. The combined company would have a large reserve base, with over 11 million ounces of proven and probable gold reserves as at December 31, 2003.

      Expertise to Unlock Additional Value in Red Lake. Goldcorp’s Red Lake property is one of the premier high-grade gold mines in the world. However, in completing its detailed due diligence of Red Lake, Glamis determined that the full potential of this asset has not been realized. Glamis believes that the experience of its management in mine development and operations could lower unit costs and increase the production rate and asset value of Red Lake. In particular, Glamis believes that there are good opportunities to enhance the value of Red Lake by the discovery of more reserves and lengthening of mine life, achieving cost savings through mine optimization, increasing throughput and lowering unit costs, and by considering ways to achieve meaningful consolidation in the Red Lake camp.

      Professional, Operations-Oriented Management. Glamis will bring to the combined company a professional, operations-oriented management team with a chief executive officer experienced in both acquisitions, and mine development and operation. Glamis’ approach to operations has always been a bottom-up approach with the head office providing guidance and direction to the technical staff at the operations and driving efficiency through empowerment of local management. Based on discussions to date with the mining staff at Goldcorp, Glamis is confident that this approach would be highly successful at Red Lake. Glamis has successfully developed and operated gold mines for the past 25 years. Many of the people responsible for this record of achievement are still with Glamis in executive or operations roles.

      Financial Strength. On a pro forma basis, the combined company will have a strong, liquid balance sheet, with approximately $500 million in cash, cash equivalents and bullion as of 2004 year-end, with total long-term debt of approximately $30 million. The annual average cash cost of the combined company over the next five years is projected to be approximately $120 per ounce, approximately 45% below the average of the senior North American gold producers. Subject to final board approval, Glamis’ management currently expects that Glamis will pay a dividend to shareholders of the combined company. Glamis’ management also intends to seek input from shareholders regarding the practice of withholding from sale a portion of gold production in order to take advantage of expected higher gold prices in the future.

      Pure, Unhedged Gold Producer. The combined company will remain a pure gold company, with no base metal exposure or reliance on base metal credits to achieve low operating costs. In addition the combined company will remain committed to its strategy of not hedging, with 100% of its gold production and gold reserves being unhedged.

      Diversified Portfolio of Properties with Long Mine Life. Glamis has established a diversified portfolio of new low-cost operations. The combination of the multiple-property portfolio of Glamis and the primarily single property portfolio of Goldcorp will provide diversity of operating risk that the Goldcorp shareholders currently do not have. Each of the main operations of the combined Glamis and Goldcorp has considerable mine life — approximately 10 years for the Glamis operations and approximately eight years for the Red Lake property of Goldcorp, based on current reserve estimates for these properties.

      Outstanding Growth Profile. The combination of expected growth at Red Lake with Glamis’ existing growth projects provides superior opportunities for enhanced valuations from fully-permitted, and fully-financed growth projects that are already under construction. Glamis currently expects annual production of the combined company to grow by 66% to 1.4 million ounces by 2007. Additionally, Glamis believes that each of its mines and Red Lake have excellent prospects for discovery and reserve expansion, again providing an additional, new opportunity to Goldcorp shareholders to participate in the exploration potential offered by the Marigold and El Sauzal mines and the Marlin and Cerro Blanco development projects of Glamis.

      Low Geopolitical Risk. The combined new company will have a relatively low geopolitical risk with all operations in the Americas and over 75% of reserves located in North American Free Trade Agreement (NAFTA) countries and the backing of the World Bank (IFC) at Marlin in Guatemala, through the establishment of a $45 million term loan facility.

      Enhanced Market Liquidity. The combined company will have a much larger market capitalization than either Glamis or Goldcorp alone, which should provide enhanced market liquidity for the shareholders. In addition, Glamis believes that the combined company will have a greater market following and offer greater attraction to a wider range of investors than either Glamis or Goldcorp do currently on their own.

Comments Regarding Offer by Goldcorp to Acquire Wheaton River

      Glamis believes the combination of Goldcorp with Glamis will deliver superior value to Goldcorp’s shareholders than the proposed take-over of Wheaton River by Goldcorp, for the following reasons:

      Premium Offer. Glamis’ Offer of 0.89 of a Glamis Share for each Goldcorp Share represents a 22.6% premium for Goldcorp Shares based on the volume-weighted average trading price for both companies for the 30 trading days on the NYSE immediately before the announcement of the Offer on December 16, 2004. The Wheaton River proposal requires Goldcorp to pay a premium to shareholders of Wheaton River.

      Operations Focused Culture. Glamis provides Goldcorp with an operations-focused management team with proven exploration, development and operations skills necessary to enhance Red Lake operations and continue Glamis’ outstanding track record of successful growth in the Americas.

      Track Record of Acquisition Integration Success. Glamis has demonstrated its ability to effectively build value through acquisition, having successfully identified and implemented important mining and process enhancements at Marigold and El Sauzal and having significantly expanded reserves and resources at San Martin, Marigold, Marlin and Cerro Blanco. Since 1998, current management has completed four significant acquisitions.

      Pure Gold and Gold Premium. The combination of Glamis and Goldcorp will maintain and enhance Goldcorp’s successful branding as a pure gold producer, and will report cash costs of production among the lowest in the industry without reliance on base metal by-product credits and without risk of base metal price fluctuations. In contrast, Wheaton River relies heavily on base metal by-product credits to reduce its cash costs of production. For the nine month period ending September 30, 2004, Wheaton River’s revenue from copper production accounted for approximately 45% of total revenues. Glamis believes that investors prefer single commodity companies and reward them with higher valuation multiples relative to those companies with revenue streams derived from a combination of precious and base metals. A Glamis-Goldcorp combination is unlikely to jeopardize the ability of Glamis to continue to attract a gold premium share price multiple. By combining with Wheaton River, Goldcorp’s new business will include significant base metal production which may affect the ability of Goldcorp to continue to attract a premium gold multiple.

      Outstanding Low-Risk Growth Profile. The combination of expected growth at Red Lake with Glamis’ existing growth projects provides superior opportunities for enhanced valuations from fully-permitted growth projects that are already under construction. Additionally, each of the projects of the combined company exhibits significant exploration opportunities for reserve growth and additional mineral discoveries.

      Simple Operations in the Americas. The combination of Goldcorp and Glamis will be based upon four outstanding low-cost, long-lived mines in the Americas: Red Lake, Marigold, El Sauzal and Marlin. Glamis is the operator of each of its mines and is in control of the future direction of its assets. In contrast, Wheaton River has a non-operating, minority interest in its most valuable asset. Glamis also believes that enhanced management focus and efficient administrative costs are possible when managing operations within similar time zones and all within a single day’s travel.

4.	Purpose of the Offer and Glamis’ Plans for Goldcorp

Purpose of the Offer

      The purpose of the Offer is to enable Glamis to acquire beneficial ownership of all of the Goldcorp Shares. The effect of the Offer is to give to all Shareholders the opportunity to receive the Offered Consideration in respect of their Goldcorp Shares.

      If Glamis takes up and pays for the Goldcorp Shares validly deposited under the Offer, Glamis intends to cause a meeting of Shareholders to be held to consider an amalgamation, statutory arrangement, capital reorganization or other transaction whereby Glamis will acquire any Goldcorp Shares not deposited under the Offer. See Section 5 of the Circular, “Acquisition of Shares Not Deposited”.

      If permitted by applicable Law, subsequent to the completion of the Offer and, if necessary, any Subsequent Acquisition Transaction, Glamis intends to delist the Goldcorp Shares from the TSX and the NYSE and, where applicable, to cause Goldcorp to cease to be a reporting issuer under Canadian securities legislation and to have the Goldcorp Shares deregistered under the U.S. Exchange Act. See Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of the Goldcorp Shares”.

Plans for Glamis and Goldcorp following the Completion of the Offer

      The acquisition of Goldcorp will further strengthen the position of Glamis as a premier gold producer. While Glamis will take action to optimize the combined operations of Glamis and Goldcorp if the Offer is successful, as the operations of Goldcorp are focused primarily on the operation of the Red Lake mine, Glamis does expect that it will retain Goldcorp’s offices in Toronto and Red Lake. Glamis also may increase the size of its board of directors and appoint new directors of its choice to the board. Glamis also intends to examine the re-establishment of a dividend program for the combined company.

      Other than any Subsequent Acquisition Transaction or as described herein, Glamis currently does not have any plans or proposal that would result in any extraordinary corporate transaction, such as a merger, amalgamation, reorganization or liquidation, any purchase, sale, lease or transfer of a material amount of assets involving Goldcorp or any of its subsidiaries, any material change in the indebtedness or capitalization of Goldcorp or any material change in Goldcorp’s corporate structure of business.

Treatment of Goldcorp Options and Warrants

      The Offer is made only to acquire the Goldcorp Shares. Glamis is not offering to acquire the Goldcorp Options and Goldcorp Warrants. Holders of Goldcorp Options and Goldcorp Warrants who wish to tender into the Offer must first exercise their Goldcorp Options or Goldcorp Warrants and then tender the Goldcorp Shares acquired on such exercise. If Glamis takes up and pays for Goldcorp Shares under the Offer, Glamis currently intends to implement a Subsequent Acquisition Transaction, implement a transaction which will be structured in a manner, or take such other action as may be available, so that the holders of Goldcorp Options and Goldcorp Warrants will, pursuant to the terms thereof, receive Glamis Shares upon the proper exercise of the Goldcorp Options or Goldcorp Warrants. The number of Glamis Shares so issued and the exercise price will reflect the exchange ratio used in this Offer.

      Glamis intends to maintain the listing of Goldcorp Warrants that are currently listed on the TSX. However, the effect of completing a transaction which results in the holders of Goldcorp Warrants receiving Glamis Shares on the exercise thereof will, in effect, result in such warrants becoming warrants to acquire Glamis Shares.

Business Combination Risks

      The combination of Glamis with Goldcorp is subject to certain risks, including the following:

The Glamis Shares issued in connection with the Offer may have a market value lower than expected.

      Glamis is offering to pay 0.89 of a Glamis Share for each Goldcorp Share tendered to the Offer and not withdrawn. Based on the volume-weighted average trading price of the Glamis Shares and Goldcorp Shares on the NYSE for the 30 trading days ended December 15, 2004, the day immediately before the date Glamis announced its intention to make the Offer, the Offer valued each Glamis Share at $20.00 and each Goldcorp Share at $17.80. Based on these share prices, the Offer represents a premium of 22.6% to Goldcorp shareholders. If the market price of Glamis Shares declines relative to the market price of the Goldcorp Shares or if the market price of Goldcorp Shares increases relative to the market price of the Glamis Shares, the value of the consideration received by Goldcorp Shareholders will decline as well. For example, during the 12-month period ending on December 31, 2004, the closing price of Glamis Shares on the NYSE varied from a low of $13.50 to a high of $21.62 and ended that period at $17.16. Variations like these may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Glamis, including short-term changes in gold prices, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which Glamis has no control.

The integration of Glamis and Goldcorp may not occur as planned.

      The Offer has been made with the expectation that its successful completion will result in cost savings by taking advantage of the enhanced growth opportunities of the combined company. These anticipated benefits will depend in part on whether Glamis and Goldcorp’s operations can be integrated in an efficient and effective manner. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, unanticipated costs, and the loss of key employees. The performance of Goldcorp’s operations after completion of the Offer could be adversely affected if the combined company cannot retain selected key employees to assist in the integration and operation of Goldcorp and Glamis.

After the consummation of the Offer, Goldcorp would become a majority-owned subsidiary of Glamis and Glamis’ interest could differ from that of the remaining minority Shareholders.

      Notwithstanding that Glamis intends to carry out a Subsequent Acquisition Transaction (see Section 5 of the Circular, “Acquisition of Shares Not Deposited”), after the consummation of the Offer, Glamis would have the power to elect the directors, appoint new management, approve certain actions requiring the approval of Goldcorp Shareholders, including adopting certain amendments to Goldcorp’s constating documents and approving mergers or sales of Goldcorp’s assets. In particular, after the consummation of the Offer, Glamis intends to integrate Goldcorp and Glamis, by merger or other transaction whereby the operations of Goldcorp and Glamis are combined. Glamis’ interests with respect to Goldcorp may differ from those of any remaining minority Shareholders.

The exchange of Goldcorp Shares pursuant to the Offer may be taxable for U.S. holders.

      The Offer has been structured to cause the exchange of Goldcorp Shares pursuant to the Offer to be treated as a reorganization for U.S. income tax purposes. If reorganization treatment does not apply to the exchange, the U.S. holder will generally be required to recognize a capital gain or loss in connection with the exchange. Glamis has not sought or received a letter or ruling from the United States Internal Revenue Service. Accordingly, Glamis cannot provide any assurance that reorganization treatment will apply to the exchange.

Glamis has not paid dividends recently.

      Glamis has not paid dividends on the Glamis Shares for a number of years. Glamis’ board of directors currently intends to consider the re-establishment of a dividend program for the combined company. However, there is no guarantee that the combined company will be able to pay or continue to pay dividends.

Glamis has not been given an opportunity to verify the reliability of the information regarding Goldcorp included in, or which may have been omitted from, this Circular.

      While management of Glamis has conducted due diligence on Goldcorp, management of Glamis has not conducted due diligence on Goldcorp since early October, 2004. Furthermore, for the Goldcorp information provided herein, Glamis has relied on publicly available information. Any inaccuracy in the information provided to Glamis by Goldcorp in Goldcorp’s publicly available information, or in the information about Goldcorp contained in this Offer and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Shareholders of Goldcorp will realize dilution of their interest.

      Glamis will be issuing (on a fully diluted basis using Goldcorp Shares, Goldcorp Options and Goldcorp Warrants outstanding on December 22, 2004) up to a maximum of 187,010,954 Glamis Shares under the Offer, resulting in Glamis having a total issued share capital of 317,874,907 Glamis Shares, as at December 22, 2004. As a result of this issuance, the Shareholders’ ownership interest in the combined company will be diluted. Based on the above, the Shareholders will hold approximately 59% of the Glamis Shares upon the completion of the Offer and any Subsequent Acquisition Transaction. Based on the Glamis Pro Forma Consolidated Financial Statements attached hereto as Annex B, the basic earnings per share for the nine-month period ended September 30, 2004 for the combined company will be $0.05 per share, compared to the basic earnings per share for Goldcorp for the nine-month period ended September 30, 2004 of $0.19 per share. This reduction in basic earnings per share reflects the accounting treatment of the costs of the transaction to Glamis as the acquiror. On a cash basis, Goldcorp realized $30.7 million of net cash provided by operating activities ($0.16 per Goldcorp Share) for the nine month period ended September 30, 2004 and on a pro forma basis (using the same assumptions as those stated in the Glamis Pro Forma Financial Statements appended hereto as Annex B) the net cash provided by operating activities for the combined Glamis and Goldcorp is $55.9 million ($0.18 per Glamis Share).

The enforcement of shareholder rights by shareholders of Goldcorp resident in the United States may be adversely affected by the combination of Goldcorp and Glamis.

      The enforcement by Shareholders of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that Goldcorp and Glamis are organized and have locations and assets in foreign countries, and that some or all of the Goldcorp and Glamis officers and directors, some of the experts named in this Offer and Circular and the Canadian Dealer Manager are residents of foreign countries.

      For additional risk factors relating to Glamis’ business and operations generally, see “Annex A — Information Concerning Glamis — Risk Factors”.

5.	Acquisition of Shares Not Deposited

      If Glamis takes up and pays for Goldcorp Shares validly deposited under the Offer, Glamis currently intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction involving Goldcorp and Glamis or an affiliate of Glamis, to enable Glamis or an affiliate of Glamis to acquire all Goldcorp Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”). The timing and details of any such transaction will depend on a number of factors, including the number of Goldcorp Shares acquired pursuant to the Offer. If the Minimum Tender Condition is satisfied and Glamis takes up and pays for the Goldcorp Shares deposited under the Offer, Glamis should own sufficient Goldcorp Shares to effect such Subsequent Acquisition Transaction. Glamis currently intends to complete a Subsequent Acquisition Transaction no later than 120 days after expiry of the Offer and intends to acquire such affected securities at the same price per Goldcorp Share as in the Offer.

      Each type of Subsequent Acquisition Transaction described above is governed by certain applicable Canadian securities Laws (collectively, the “Regulations”), including Rule 61-501 and Policy Q-27 and would be a “business combination” within the meaning of Rule 61-501 and a “going private transaction” within the meaning of the Regulations and Policy Q-27 (collectively, hereinafter referred to as “going private transactions”). In certain circumstances, the provisions of Rule 61-501 and Policy Q-27 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “going private transaction” carried out in accordance with Rule 61-501 or an exemption therefrom and Policy Q-27 or an exemption therefrom, the “related party transaction” provisions of Rule 61-501 and Policy Q-27 would not apply to such transaction. Glamis intends to carry out any such going private transaction in accordance with Rule 61-501 and Policy Q-27 or exemptions therefrom such that the related party transaction provisions of Rule 61-501 and Policy Q-27 will not apply to the going private transaction.

      The Regulations, Rule 61-501 and Policy Q-27 provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation or the entire valuation. In connection therewith, Glamis intends to rely on any exemption then available or to seek waivers pursuant to Rule 61-501 and Policy Q-27 from the OSC and AMF, respectively, exempting Glamis or Goldcorp or their affiliates, as appropriate, from the requirement to prepare a valuation in connection with any Subsequent Acquisition Transaction. An exemption is available under Rule 61-501 and Policy Q-27 for certain going private transactions completed within 120 days after the expiry of a formal take-over bid where the consideration under such transaction is at least equal in value and is in the same form as that paid in the take-over bid, provided certain disclosure is given in the take-over bid disclosure documents. Glamis expects that these exemptions will be available.

      Depending on the nature of the Subsequent Acquisition Transaction, the provisions of the OBCA may require the approval of at least 66 2/3% of the votes cast by holders of the outstanding Goldcorp Shares at a meeting duly called and held for the purpose of approving a Subsequent Acquisition Transaction. Rule 61-501 and Policy Q-27 would in effect also require that, in addition to any other required securityholder approval, in order to complete a going private transaction, the approval of a majority of the votes cast by “minority” holders of the affected securities must be obtained unless an exemption is available or discretionary relief is granted by the OSC and the AMF. In relation to any Subsequent Acquisition Transaction, the “minority” holders will be, subject to any available exemption or discretionary relief granted by the OSC and the AMF as required, all Shareholders other than Glamis, any “interested party” (for the purpose of Rule 61-501 and Policy Q-27), any “related party” of Glamis or of any “interested party” (for the purpose of Rule 61-501), including the directors and senior officers of Glamis, an associate, affiliate or an insider of Glamis or any of their directors or senior officers, and any person or company acting jointly or in concert with any of the foregoing persons. However, Rule 61-501 and Policy Q-27 also provide that Glamis may treat Goldcorp Shares acquired pursuant to the Offer as “minority” shares and to vote them, or to consider them voted, in favour of a Subsequent Acquisition Transaction that is a going private transaction if, among other things, the consideration for each security in the Subsequent Acquisition Transaction is at least equal in value to and in the same form as the consideration paid pursuant to the Offer. Glamis currently intends that the consideration offered under any Subsequent Acquisition Transaction proposed by it would be the same consideration paid to Shareholders under the Offer, and Glamis intends to cause Goldcorp Shares acquired pursuant to the Offer to be voted in favour of such transaction and to be counted as part of any minority approval required in connection with any such transaction.

      The Goldcorp management information circular and proxy statement given as of March 31, 2004 disclosed that Mr. McEwen has entered into a change of control agreement with Goldcorp which provides that, among other things, if his employment is terminated by Goldcorp, or in certain circumstances at his election, at any time within 24 months following the change of control, Mr. McEwen will be entitled to receive, among other things, an amount equal to four times his annual salary and other remuneration. It is unclear whether this agreement remains in effect following Mr. McEwen’s announcement in September 2004 that he is intending to retire as Chief Executive Officer of Goldcorp.

      As noted above, Rule 61-501 will allow the votes attached to the Goldcorp Shares acquired under a formal bid to be included as votes in favour of a Subsequent Acquisition Transaction in determining whether minority approval has been obtained if certain conditions are met. One of the conditions is that the security holder that tendered the securities in the bid not receive an advantage in connection with the bid, such as a collateral benefit, that was not available to other security holders. If Mr. McEwen tenders his shares to the Offer, it is possible that Mr. McEwen’s change of control agreement will confer upon him a collateral benefit. This may prohibit Glamis from voting Mr. McEwen’s Goldcorp Shares in a Subsequent Acquisition Transaction unless it receives the co-operation of Mr. McEwen and an independent committee of Goldcorp’s board of directors. If this co-operation is not provided, it is Glamis’ intention to make an application to the OSC to request applicable exemptive relief to permit Glamis to vote Mr. McEwen’s shares should he tender to the Offer.

      Except for Mr. McEwen’s Goldcorp Shares as described above, after reasonable inquiry, Glamis knows of no other Goldcorp Shares the votes attached to which would be required to be excluded in determining whether minority approval for a Subsequent Acquisition Transaction had been obtained.

      In addition, under Rule 61-501 and Policy Q-27, if, following the Offer, Glamis and its affiliates are the registered holders of 90% or more of the Goldcorp Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory right to dissent and seek fair value or a substantially equivalent enforceable right is made available to the minority shareholders. If Glamis decides not to propose a Subsequent Acquisition Transaction involving Goldcorp, or proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, Glamis will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Goldcorp Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Goldcorp, or taking no further action to acquire additional Goldcorp Shares. Any additional purchases of Goldcorp Shares could be at a price greater than, equal to or less than the price to be paid for Goldcorp Shares under the Offer and could be for cash and/or securities or other consideration. Alternatively, Glamis may sell or otherwise dispose of any or all Goldcorp Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by Glamis, which may vary from the terms and the price paid for Goldcorp Shares under the Offer.

      Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent and demand payment of the fair value of their Goldcorp Shares. If the statutory procedures are complied with, this right could lead to a judicial determination of the fair value required to be paid to such dissenting shareholders for their Goldcorp Shares. The fair value of Goldcorp Shares so determined could be more or less than the amount paid per Goldcorp Shares pursuant to the Subsequent Acquisition Transaction or the Offer.

      The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 15 and Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” and “Certain U.S. Income Tax Considerations”, respectively. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

      Prior to the adoption of Rule 61-501 (or its predecessor, OSC Policy 9.1) and Policy Q-27, Canadian courts had in a few instances granted preliminary injunctions to prohibit transactions involving going private transactions. The trend in both legislation and in Canadian jurisprudence has been towards permitting going private transactions to proceed subject to compliance with procedures designed to ensure substantive fairness to the minority shareholders. Shareholders should consult their legal advisors for a determination of their legal rights.

6.	Source of Offered Consideration

      Glamis will issue Glamis Shares to Shareholders who tender their Goldcorp Shares under the Offer. Fractional Glamis Shares will not be issued. Cash will be paid to Shareholders only in lieu of any fractional Glamis Share payable to a Shareholder under the Offer. Glamis has the necessary funds to make all cash payments to be made to Shareholders under the Offer.

7.	Beneficial Ownership of and Trading in Securities of Goldcorp

      Except for 2,011 Goldcorp Shares held by Steven L. Baumann, the Vice-President, Latin American Operations of Glamis, no securities of Goldcorp, including Goldcorp Shares, are owned beneficially, directly or indirectly, nor is control or direction exercised over any securities of Goldcorp, by Glamis or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by (a) any associate of a director or senior officer of Glamis, (b) any person holding more than 10% of any class of Glamis’ equity securities or (c) any person acting jointly or in concert with Glamis.

      Except for the Goldcorp Shares owned by Mr. Baumann (purchased on June 30, 2004), no securities of Goldcorp have been traded during the six-month period preceding the date of the Offer by Glamis or its directors or senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by (a) any associate of a director or senior officer of Glamis, (b) any person holding more than 10% of any class of Glamis’ equity securities or (c) any person acting jointly or in concert with Glamis.

      As of January 5, 2005, the partners and associates of Lang Michener LLP and Neal, Gerber & Eisenberg LLP, Canadian and U.S. counsel to Glamis, beneficially owned, directly or indirectly, less than 1% of the outstanding Glamis Shares.

8.	Prior Distributions of Goldcorp Shares and Dividend Policy

      Glamis is not aware, based on publicly available information, of any distributions of Goldcorp Shares since September 30, 2004, other than distributions of Goldcorp Shares pursuant to the exercise of Goldcorp Options. On April 30, 2002 Goldcorp completed an offering of 8,000,000 Goldcorp Shares and 4,000,000 Goldcorp Warrants (“2002 Warrants”). Subsequent to a two-for-one share split, each 2002 Warrant entitles the holder to purchase two Goldcorp Shares at a price of $12.50 per share.

      In the fourth quarter of 2003, Goldcorp established its annual regular dividend at $0.18 per Goldcorp Share and increased the payment frequency to monthly. In January of 2004, Goldcorp paid a special dividend of $0.10 per Goldcorp Share.

9.	Commitments to Acquire Securities of Goldcorp

      Except pursuant to the Offer, neither Glamis nor any director or senior officer of Glamis, nor to the knowledge of the directors and senior officers of Glamis after reasonable enquiry, (a) any associate of a director or senior officer of Glamis, (b) any person holding more than 10% of any class of Glamis’ equity securities nor (c) any person acting jointly or in concert with Glamis, has entered into any arrangement, agreement, commitment or understanding to acquire any equity securities of Goldcorp.

10.	Arrangements, Agreements, Commitments or Understandings

      There are no arrangements, agreements, commitments or understandings made or proposed to be made between Glamis and any of the directors or senior officers of Goldcorp and no payments or other benefits are proposed to be made or given by Glamis to such directors or senior officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful.

11.	Acceptance of the Offer

      Glamis has not entered into any lock-up agreements with any Shareholders with respect to the Offer and accordingly has no assurance that any Goldcorp Shares will be tendered to the Offer.

12.	Material Changes and Other Information

      Glamis is not aware of any information which indicates that any material change has occurred in the affairs of Goldcorp since September 30, 2004, the date of the last published interim financial statements of Goldcorp, other than as disclosed herein or otherwise publicly disclosed by Goldcorp, and Glamis does not have any knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

13.	Effect of the Offer on the Market for and Listing of Goldcorp Shares

      The purchase of Goldcorp Shares by Glamis pursuant to the Offer will reduce the number of Goldcorp Shares that might otherwise trade publicly and will reduce the number of holders of Goldcorp Shares and, depending on the number of Goldcorp Shares acquired by Glamis, could adversely affect the liquidity and market value of the remaining Goldcorp Shares held by the public. If the number of holders of Goldcorp Shares is reduced to less than 300, the Goldcorp Shares may become eligible for termination of registration under United States securities laws. In such event, to the extent permitted by applicable law, Glamis intends to terminate the registration of the Goldcorp Shares and to cause Goldcorp to cease to be a reporting issuer in the United States.

      The rules and regulations of the NYSE and the TSX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Goldcorp Shares from the NYSE and the TSX. Among such criteria is the number of Shareholders, the number of Goldcorp Shares publicly held and the aggregate market value of the Goldcorp Shares publicly held. Depending on the number of Goldcorp Shares purchased under the Offer, it is possible that the Goldcorp Shares would fail to meet the criteria for continued listing on the NYSE and the TSX. If this were to happen, the Goldcorp Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Goldcorp Shares. If permitted by applicable Law, subsequent to completion of the Offer or any Subsequent Acquisition Transaction, if necessary, Glamis intends to apply to delist the Goldcorp Shares from the NYSE and the TSX. If the Goldcorp Shares are delisted from the NYSE and the TSX, the extent of the public market for the Goldcorp Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Goldcorp Shares publicly held and the aggregate market value of the Goldcorp Shares remaining at such time, the interest in maintaining a market in Goldcorp Shares on the part of securities firms, whether Goldcorp remains subject to public reporting requirements in Canada and the United States and other factors.

      After the purchase of the Goldcorp Shares under the Offer, Goldcorp may cease to be subject to the public reporting and proxy solicitation requirements of the OBCA and the securities laws of Canada and the United States or may request to cease to be a reporting issuer under the securities laws of such jurisdictions.

14.	Regulatory Matters

      Glamis’ obligation to take up and pay for Goldcorp Shares tendered under the Offer is conditional upon all Appropriate Approvals having been obtained on terms satisfactory to Glamis, acting reasonably.

      Glamis has received an Advance Ruling Certificate dated January 4, 2005 under the Competition Act (Canada) which states that the Commissioner is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal under the Competition Act with respect to the Offer.

      Based upon an examination of the information publicly available relating to Goldcorp’s business, Glamis believes that the Offer will not be required to be reviewed by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission under the HSR Act.

Securities Regulatory Matters

      The distribution of the Glamis Shares under the Offer is being made pursuant to statutory exemptions from the prospectus qualification and dealer registration requirements under applicable Canadian securities laws and, in certain provinces where such statutory exemptions are not available, Glamis will apply for exemptive relief from such requirements. While the resale of Glamis Shares issued under the Offer is subject to restrictions under the securities laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions and, where such statutory exemptions are not available, Glamis will apply for exemptive relief from the applicable securities regulatory authorities to the effect that the Glamis Shares to be issued under the Offer may be resold without a prospectus.

      A Registration Statement on Form F-10 has been filed with the SEC registering the issuance of the Glamis Shares as required by the U.S. Securities Act. The Glamis Shares may not be issued until the Registration Statement is declared effective by the SEC. The resale of the Glamis Shares by non-affiliates (as defined in Rule 144 under the U.S. Securities Act) of Glamis is not required to be registered in the United States. However, Glamis Shares acquired by affiliates of Glamis may be resold only pursuant to a subsequent U.S. registration statement or in accordance with the requirements of Rule 144. In general, an affiliate is an officer or director of Glamis or a shareholder who beneficially owns more than 10% of the outstanding Glamis Shares. Affiliates of Glamis are subject to certain restrictions on the amount of Glamis Shares that may be resold in any single transaction.

      The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively.

15.	Certain Canadian Federal Income Tax Considerations

General

      In the opinion of Lang Michener LLP, Canadian counsel to Glamis, the following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Goldcorp Shares by accepting the Offer (or pursuant to a Subsequent Acquisition Transaction) and who, for purposes of the Tax Act and at all relevant times (i) holds the Goldcorp Shares as capital property, (ii) deals at arm’s length and is not affiliated with each of Glamis and Goldcorp, and provided further that (iii) neither the Shareholder nor any Persons with whom the Shareholder did not deal at arm’s length, alone or together control Glamis or beneficially own shares of Glamis having a fair market value in excess of 50% of the fair market value of all outstanding Glamis Shares immediately following the completion of the Offer. Shareholders meeting all such requirements are referred to as “Holder” or “Holders” herein, and this summary only addresses such Holders. Persons holding options, warrants or other rights to acquire Goldcorp shares are not addressed, and all such Persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a Holder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial institution” as defined in the Tax Act or a Holder an interest in which is a “tax shelter investment” for purposes of the Tax Act, and does not address other special situations, including those of traders or dealers.

      This summary is based on the facts as set out in the Offer and this Circular, the provisions of the Tax Act and regulations thereunder (in this Section 15 of the Circular, the “Regulations”) in force as at the date hereof, all proposed amendments to the Tax Act or the Regulations publicly announced by the Minister of Finance before the date hereof and counsel’s understanding of the current administrative and assessing practice of the Canada Revenue Agency (“CRA”). No assurance can be given that any proposed amendments to the Tax Act or Regulations will be enacted or promulgated in the form proposed, or at all. This summary does not otherwise take into account or anticipate changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein. The summary assumes that Goldcorp is a “taxable Canadian corporation” for purposes of the Tax Act.

      This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to Holders in all circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, all Holders should consult their own independent tax advisors for advice with respect to the income tax consequences applicable to them having regard to their own particular circumstances. The discussion below is qualified accordingly.

Holders Resident in Canada

      In addition to the comments set out under the heading “General”, this portion of the summary is applicable only to Holders who are resident or deemed to be resident solely in Canada for purposes of the Tax Act (a “Resident Holder” or “Resident Holders”).

      Certain Resident Holders whose Goldcorp Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Goldcorp Shares and every “Canadian security” (as defined in the Tax Act) owned by such Resident Holders in the taxation year of the election and in all subsequent taxation years deemed to be a capital property.

Resident Holders Accepting the Offer

      A Resident Holder who exchanges Goldcorp Shares pursuant to the Offer for Glamis Shares will (unless the Resident Holder chooses otherwise, as described below) be deemed to have disposed of such Goldcorp Shares for proceeds of disposition equal to the Resident Holder’s adjusted cost base thereof, and will also be deemed to acquire the Glamis Shares received in exchange for such Goldcorp Shares at a cost equal to that amount. Such Resident Holder will recognize no capital gain or loss in respect of the exchange, and no election form under the Tax Act is required to be filed for this purpose. The cost of the Glamis Shares so acquired must be averaged with the adjusted cost base of all other Glamis Shares then owned by such Resident Holder.

      Under the current administrative and assessing practice of the CRA, a Resident Holder who receives cash in an amount that does not exceed Cdn.$200 in lieu of a fraction of a Glamis Share pursuant to the exchange of shares under the Offer may ignore the computation of any gain or loss on the disposition of the fractional share and reduce the adjusted cost base of the Glamis Shares received on the exchange by the amount of such cash. A Resident Holder may alternatively include the capital gain or loss arising on the disposition of the fractional share in the computation of that Resident Holder’s income.

      Notwithstanding the foregoing, a Resident Holder who exchanges Goldcorp Shares pursuant to the Offer for Glamis Shares may, if the Resident Holder so chooses, recognize all (but not less than all) of a capital gain or a capital loss in respect of such disposition of Goldcorp Shares by reporting capital gain or loss in the Resident Holder’s income tax return for the taxation year during which the disposition occurs. In general terms, such capital gain or loss will be subject to the normal rules under the Tax Act. Such capital gain (or capital loss) will be equal to the amount by which the fair market value of the Glamis Shares received exceeds (or is exceeded by) the aggregate of the adjusted cost base of the Resident Holder’s Goldcorp Shares so exchanged and any reasonable costs of making the disposition. In such circumstances, the cost of the Glamis Shares so acquired will be the fair market value thereof as at the time of acquisition, and is again subject to the averaging rules under the Tax Act. One-half of any capital gain so realized must be included as a taxable capital gain in computing the Resident Holder’s income in such year, and one-half of any such capital loss is deducted as an allowable capital loss by the Resident Holder against taxable capital gains realized by the Resident Holder in the year. An allowable capital loss in excess of taxable capital gains for the year of disposition generally may be carried back and deducted against net taxable capital gains for any of the three preceding years or carried forward and deducted against net taxable capital gains in any subsequent year (in accordance with and subject to the rules contained in the Tax Act). Capital gains realized by an individual (including a trust, other than certain specified trusts) will be relevant in computing possible liability for the alternative minimum tax. A “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains. The amount of any capital loss realized by a Resident Holder that is a corporation or certain partnerships or trusts may be reduced in certain circumstances in respect of dividends, if any, previously received or deemed to have been received on Goldcorp Shares to the extent and in the circumstances as set out in the Tax Act, and a Resident Holder to which these rules may be relevant should consult the Resident Holder’s own tax advisors.

Shares Not Deposited by Resident Holders

(a)	Subsequent Acquisition Transaction

      As described in Section 5 of the Circular, “Acquisition of Shares Not Deposited”, if Glamis does not acquire all of the Goldcorp Shares pursuant to the Offer, Glamis may propose other means of acquiring the remaining issued and outstanding Goldcorp Shares. As described in Section 5 of the Circular, “Acquisition of Shares Not Deposited” it is Glamis’ current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and accordingly it is not possible to comment except in very general terms. Glamis may propose to carry out a Subsequent Acquisition Transaction by means of an amalgamation, statutory arrangement, consolidation, capital reorganization or other transaction, the tax consequences of which to a Resident Holder would depend upon the nature of the particular transaction undertaken and may be substantially the same as, or materially different from, those described above. Depending upon the exact manner in which the transaction is carried out, such tax consequences may also include a capital gain or capital loss, a deemed dividend or both a deemed dividend and a capital gain or capital loss. Any such capital loss may, in certain circumstances, be reduced by the amount of certain dividends previously received or deemed to have been received on the Goldcorp Shares (or on shares of an amalgamated corporation for which the Goldcorp Shares are exchanged) to the extent and under the circumstances described in the Tax Act.

      A Resident Holder that is a corporation should consult its tax advisors for specific advice with respect to the potential application of subsection 55(2) of the Tax Act with respect to any dividends received, or deemed to be received, by such corporation in connection with a Subsequent Acquisition Transaction. Subsection 55(2) provides in part that, where a Resident Holder that is a corporation receives or is deemed to receive a dividend, in certain circumstances the dividend or deemed dividend may be treated as proceeds of disposition of the Goldcorp Shares for the purpose of computing the Resident Holder’s capital gain. Subject to the potential application of this provision, dividends received or deemed to be received by a corporation in connection with a Subsequent Acquisition Transaction will be included in computing income, and normally will also be deductible in computing its taxable income, but affected Resident Holders are advised to consult their own tax advisors in this regard.

      A Resident Holder that is a “private corporation” or a “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received, or deemed to be received, in connection with a Subsequent Acquisition Transaction to the extent that such dividends are deductible in computing such corporation’s taxable income.

      In the case of a Resident Holder who is an individual (including a trust), dividends received or deemed to be received in connection with a Subsequent Acquisition Transaction will be included in computing the Resident Holder’s income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by a taxable Canadian corporation.

      If the Subsequent Acquisition Transaction is carried out by means of an amalgamation, under the current administrative practice of the CRA, Resident Holders who exercise a right of dissent in respect of such an amalgamation should be considered to have disposed of their Goldcorp Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Holder for such Goldcorp Shares, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether such amounts paid to a dissenting Resident Holder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Holders should consult with their tax advisors in this regard. Interest awarded by a court would be included in computing the Resident Holder’s income.

      Resident Holders should consult their own tax advisors for advice with respect to all income tax consequences to them of having their Goldcorp Shares acquired pursuant to a Subsequent Acquisition Transaction.

(b)	Potential Delisting

      As described under Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of Goldcorp Shares”, Goldcorp Shares may be delisted from the TSX and the NYSE. In certain circumstances, a delisting could adversely affect a holder of Goldcorp Shares that is a trust governed by a registered retirement savings plan (or other deferred income plan) by subjecting such holder to certain taxes and penalizing provisions under the Tax Act, and Holders who may be so affected should consult with their own tax advisors in this regard.

Holding and Disposing of Glamis Shares

      In the case of a Resident Holder who is an individual, dividends received or deemed to be received on Glamis Shares will be included in computing the Resident Holder’s income, and will be subject to the normal gross-up and dividend tax credit rules under the Tax Act. A Resident Holder that is a “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Glamis Shares to the extent such dividends are deductible in computing such corporation’s taxable income.

      A disposition or deemed disposition of Glamis Shares by a Resident Holder will be subject to the normal rules under the Tax Act.

Holders Not Resident in Canada

      In addition to the comments set out under the heading “General”, this portion of the summary is applicable to Holders who, at all relevant times for purposes of the Tax Act, have not been and are not resident in Canada or deemed to be resident in Canada and do not use or hold and are not deemed to use or hold their Goldcorp Shares in carrying on a business in Canada. Holders meeting all such requirements are hereinafter referred to as “Non-Resident Holder” or “Non-Resident Holders”, and this part of the summary only addresses such Non-Resident Holders.

Non-Resident Holders Accepting the Offer

      A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Goldcorp Shares pursuant to the Offer unless such shares are or are deemed to be “taxable Canadian property” and the Non-Resident Holder is not afforded any relief under an applicable tax treaty.

      Generally, Goldcorp Shares will not be taxable Canadian property at a particular time provided that such shares are listed on a prescribed stock exchange (which includes the TSX and the NYSE), unless:

(a)	at any time during the 60 month period ending at the time of disposition of the Goldcorp Shares by such Non-Resident Holder, the Non-Resident Holder, Persons not dealing at arm’s length with such Non-Resident Holder, or any combination thereof owned 25% or more of the issued shares of any class or series of the capital stock of Goldcorp; or

(b)	the Non-Resident Holder’s Goldcorp Shares were acquired in certain types of tax deferred exchanges in consideration for property that was itself taxable Canadian property.

      If the Goldcorp Shares are taxable Canadian property to a Non-Resident Holder, the recognition of a capital gain on the disposition of Goldcorp Shares pursuant to accepting the Offer would in general be determined in the manner and subject to the tax treatment described above under “Holders Resident in Canada”, subject to any potential exemption from tax under the terms of any applicable income tax treaty between Canada and the country of residence of the Non-Resident Holder. Non-Resident Holders who hold Goldcorp Shares as taxable Canadian property should consult with their own tax advisors. Where Goldcorp Shares are held as taxable Canadian property, Glamis Shares acquired by a Non-Resident Holder in exchange will be deemed to be taxable Canadian property to such Non-Resident Holder, which will be relevant in determining the tax consequences of dispositions or deemed dispositions of Glamis Shares.

Shares Not Deposited by Non-Resident Holders

(a)	Subsequent Acquisition Transactions

      As described in Section 5 of the Circular, “Acquisition of Securities Not Deposited,” if Glamis acquires less than all of the Goldcorp Shares under the Offer, Glamis may propose other means of acquiring the remaining issued and outstanding Goldcorp Shares. It is Glamis’ current intention that the consideration offered under any Subsequent Acquisition Transaction would be the same as the consideration offered under the Offer. The tax consequences of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and may be substantially the same as, or materially different from, those referred to above. A Non-Resident Holder may realize a capital gain or a capital loss and/or a deemed dividend (see also discussion above). In general, the Non-Resident Holder would not be subject to taxation under the Tax Act in respect of any capital gain that is realized unless the Non-Resident Holder’s Goldcorp Shares are taxable Canadian property, as described above, and the Non-Resident Holder is not afforded any relief under an applicable tax treaty. Non-Resident Holders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Goldcorp Shares acquired pursuant to a Subsequent Acquisition Transaction, including the special considerations applicable if the Goldcorp Shares are not then listed on a prescribed exchange. Dividends paid or deemed to be paid to a Non-Resident Holder would be subject to Canadian withholding tax at a rate of 25%, as would any interest awarded to a Non-Resident Holder by a court in the event a dissent is available and is exercised. This rate may be reduced under the provisions of an applicable income tax treaty.

(b)	Potential Delisting

      As described under Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of Goldcorp Shares”, Goldcorp Shares may be delisted from the TSX and the NYSE. If the Goldcorp Shares are not listed on a prescribed stock exchange at the time of disposition by a Non-Resident Holder, then notwithstanding any other tax considerations described in this Circular, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder. Non-Resident Holders should consult with their own tax advisors well in advance of any Subsequent Acquisition Transaction in this regard.

Holding and Disposing of Glamis Shares

      Dividends paid or deemed to be paid to a Non-Resident Holder will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty.

      A Non-Resident Holder will generally not be liable to Canadian income tax on a disposition or deemed disposition of Glamis Shares unless the Non-Resident Holder’s Glamis Shares are or are deemed to be taxable Canadian property and the Non-Resident Holder is not afforded any relief under an applicable tax treaty.

16.     Certain U.S. Income Tax Considerations

      In the opinion of Neal, Gerber & Eisenberg LLP, U.S. counsel to Glamis, the following is a summary of the material anticipated U.S. federal income tax consequences of exchanging Goldcorp Shares for Glamis Shares pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code,” treasury regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, referred to as the “IRS”, judicial decisions of the U.S. courts, and the Canada-United States Income Tax Convention (1980), in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment of Glamis Shares discussed in this summary, possibly with retroactive effect.

      This summary is general in nature and does not address the effects of any state or local taxes, or the tax consequences in jurisdictions other than the United States. In addition, this summary does not address all

U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Goldcorp Shares, nor to a holder of Goldcorp Shares with a special status, such as:

•	a person that owns, has owned, or will own 5% or more (by voting power or value, and taking into account certain attribution rules) of the issued and outstanding Glamis Shares or Goldcorp Shares;

•	a broker, dealer or trader in securities or currencies, or any person who owns Goldcorp Shares or Glamis Shares other than as capital assets within the meaning of Section 1221 of the Code;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a real estate investment trust or regulated investment company;

•	a qualified retirement plan or individual retirement account;

•	a person that holds or will hold their Goldcorp Shares or Glamis Shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

•	an investor in a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

•	a person whose functional currency for tax purposes is not the U.S. dollar;

•	a person liable for alternative minimum tax.

      It is assumed for purposes of this summary that Glamis is not, has not at any time been and will not upon closing of the Offer be (a) a “controlled foreign corporation,” as defined in Section 957(a) of the Code or (b) a “passive foreign investment company,” as defined in Section 1297 of the Code.

      HOLDERS OF GOLDCORP SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION PURSUANT TO THE OFFER, OWNERSHIP AND DISPOSITION OF GLAMIS SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-UNITED STATES TAX LAW AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAW.

      For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a Goldcorp Share, or Glamis Share, as the case may be, who is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 9, 1996, and were treated as domestic trusts as of that date.

      “Non-U.S. Holder” means any person who is the beneficial owner of a Goldcorp Share, or Glamis Share, as the case may be, and who is not a U.S. Holder.

      If a “pass-through” entity holds Goldcorp Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity holding Goldcorp Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Goldcorp Shares in the Offer.

U.S. Holders of Goldcorp Shares

Consequences of Exchanging Goldcorp Shares Pursuant to the Offer

      If the Offer has been accepted by the holders of 80% or more of the issued and outstanding Goldcorp Shares, then the Offer should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. However, Glamis’ treatment of the transaction will not bind the IRS and there is a risk that the exchange of Goldcorp Shares pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code. After the Offer, Glamis intends to effect a Subsequent Acquisition Transaction to acquire the remaining Goldcorp Shares. In lieu of a Subsequent Acquisition Transaction, Glamis has the legal alternative to purchase additional Goldcorp Shares in the open market, acquire Goldcorp Shares in privately negotiated transactions, or acquire Goldcorp Shares in another takeover bid or exchange offer or otherwise take no further action. While Glamis does not intend to pursue these legal alternatives, the pursuance of any of these alternatives may jeopardize the treatment of the Offer as a tax- free reorganization even if Glamis acquires 80% or more of Goldcorp’s Shares.

      If the Offer has not been accepted by 80% or more of the issued and outstanding Goldcorp Shares, then Glamis intends to effect a Subsequent Acquisition Transaction whereby Glamis will acquire the remaining Goldcorp Shares. In the Subsequent Acquisition Transaction, U.S. Holders of Goldcorp Shares who do not exchange their shares in the Offer will receive Glamis Shares. See Section 5 of the Circular “Acquisition of the Shares Not Deposited”. The Offer has been structured to cause the exchange of Goldcorp Shares pursuant to the Offer together with the Subsequent Acquisition Transaction of Goldcorp to be treated as a reorganization under Section 368(a)(1) of the Code. Reorganization treatment will apply only if the Offer and Subsequent Acquisition Transaction are treated for federal tax purposes as a single transaction. While Glamis intends to treat the Offer and Subsequent Acquisition Transaction in this manner, Glamis’ treatment will not bind the IRS. Accordingly, even if Glamis succeeds in effecting the Subsequent Acquisition Transaction of Goldcorp, there is a risk that the Goldcorp Shares exchanged pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code. Glamis has not sought or received a letter or ruling from the IRS. Accordingly, Glamis cannot provide any assurance that reorganization treatment will apply to the exchange. In lieu of a Subsequent Acquisition Transaction, Glamis has the legal alternative to purchase additional Goldcorp Shares in the open market, acquire Goldcorp Shares in privately negotiated transactions, or acquire Goldcorp Shares in another takeover bid or exchange offer or otherwise take no further action. While Glamis does not intend to pursue these legal alternatives, the pursuance of any of these alternatives will cause the Offer to be taxable to U.S. Holders if Glamis obtains less than 80% of the Goldcorp Shares through the Offer. Each U.S. Holder is urged to take this risk into account.

      If the exchange of Goldcorp Shares pursuant to the Offer qualifies as a reorganization under Section 368(a)(1) of the Code, the exchange should have the following U.S. federal income tax consequences:

•	Glamis and Goldcorp will be treated as “parties to the reorganization” under Section 368(b) of the Code;

•	No gain or loss will be recognized on the exchange of Goldcorp Shares solely for Glamis Shares pursuant to the Offer (except with respect to cash received for fractional shares) unless the U.S. Holder owns, directly or indirectly, 5% or more of Glamis Shares measured by either voting rights or value;

•	Each U.S. holder’s aggregate tax basis in the Glamis Shares received will be the same as the aggregate tax basis in the Goldcorp Shares surrendered, decreased by the amount of any tax basis allocable to any fractional share for which cash is received;

•	The holding period of Glamis Shares received by a U.S. Holder will include the holding period of the Goldcorp Shares surrendered;

•	If a U.S. Holder has differing tax bases and/or holding periods with respect to the U.S. Holder’s Goldcorp Shares, the U.S. Holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the Glamis Shares that the holder receives; and

•	The receipt of cash in lieu of a fractional Glamis Share by a U.S. Holder will generally result in taxable gain or loss to the U.S. Holder equal to the difference between the amount of cash received by the U.S. Holder and the U.S. Holder’s adjusted tax basis in such fractional share. Such gain or loss should be capital gain or loss and should be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year upon the closing of the exchange. However, in certain circumstances in which a U.S. Holder maintains a sufficient interest in Glamis (both direct and constructive), the amount of a cash payment received in lieu of a fractional Glamis Share by the U.S. Holder may be treated as dividend income for U.S. federal income tax purposes to the extent paid out of earnings and profits.

      If the exchange of Goldcorp Shares for Glamis Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, a U.S. Holder will recognize taxable gain or loss equal to the difference between the fair market value of the amount realized in the exchange and the U.S. Holder’s adjusted basis in the Goldcorp Shares exchanged. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Goldcorp Shares exceeds one year upon the consummation of the exchange pursuant to the Offer. A U.S. Holder’s adjusted basis in Glamis Shares received in the exchange would be equal to their fair market value as of the date of the exchange, and the U.S. Holder’s holding period for Glamis Shares would commence on the day following the exchange. Various provisions of the Code may apply in some circumstances to limit the utilization of loss, if any, recognized by certain taxpayers.

      For non-corporate U.S. Holders, long-term capital gain recognized in connection with an exchange made pursuant to the Offer generally will be taxed at a maximum U.S. Federal income tax rate of 15%. The deductibility of capital losses is subject to limitations. Any gain recognized in the exchange will generally have a U.S. source for foreign tax credit purposes, except any portion of such gain that is treated as dividend income.

      The tax consequences described above are based upon the assumption that Glamis is not, and has not been and will not be upon the closing of the Offer, a passive foreign investment company referred to as a “PFIC.” See “Passive Foreign Investment Company,” below.

Information Reporting and Backup Withholding

      U.S. Holders of Goldcorp Shares may be subject to information reporting and may be subject to backup withholding, currently at up to a 28% rate, on payments received in exchange for Goldcorp Shares pursuant to the Offer. Payments of distributions on, or the proceeds from a sale or other disposition of, Glamis Shares paid within the U.S. may be subject to information reporting and may be subject to backup withholding. Payments of distributions on, or the proceeds from the sale of, Glamis Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances.

      Backup withholding will generally not apply, however, to a U.S. Holder who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the IRS Form W-9 (or substitute form); or

•	is otherwise exempt from backup withholding.

      Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

      Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Transfer of Goldcorp Shares Not Exchanged Pursuant to the Offer

      Glamis currently plans to effect a Subsequent Acquisition Transaction following the closing of the Offer. To the extent the Goldcorp Shares are acquired by Glamis for Glamis Shares, the consequences to a U.S. Holder should generally be similar to the consequences to a U.S. Holder of exchanging Goldcorp Shares for Glamis Shares pursuant to the Offer. Such consequences will depend upon whether the exchange qualifies as a reorganization under Section 368(a)(1) of the Code. See “U.S. Holders of Goldcorp Shares — Consequences of Exchanging Goldcorp Shares Pursuant to the Offer,” above.

      A U.S. Holder that exercises dissent rights and receives cash in exchange for its Goldcorp Shares will be required to recognize taxable gain or loss equal to the fair market value of the amount realized in the exchange and the U.S. Holder’s adjusted basis in the Goldcorp Shares.

Reporting Requirements

      A U.S. Holder of Goldcorp Shares receiving Glamis Shares pursuant to the Offer or pursuant to the Subsequent Acquisition Transaction of Goldcorp may be required to retain records related to such U.S. Holder’s Goldcorp Shares, and file with its federal income tax return a statement setting forth facts relating to the transaction.

Distributions on Glamis Shares

      Subject to the discussion under “Passive Foreign Investment Company” below, the gross amount of distributions, if any, payable on Glamis Shares generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive income” for U.S. foreign tax credit purposes. A distribution on Glamis Shares in excess of current or accumulated earnings and profits will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “Sale or Other Disposition of Glamis Shares,” below.

      Canadian withholding tax on dividend distributions paid by Glamis to a U.S. Holder is generally reduced to 15% pursuant to the U.S.-Canada tax treaty in the case of U.S. Holders who are eligible for benefits under the U.S.-Canada tax treaty. U.S. Holders generally may treat the amount of any Canadian income taxes withheld from distributions with respect to the common shares either as a deduction from their gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability, subject to numerous and complex limitations and restrictions, which must be determined and applied on an individual basis by each U.S. Holder. Accordingly, holders of Goldcorp Shares should consult their own tax advisor concerning the foreign tax credit rules in such holders’ particular circumstances.

Sale or Other Disposition of Glamis Shares

      Subject to the discussion below under “Passive Foreign Investment Company,” a U.S. Holder who sells or otherwise disposes of Glamis Shares in a taxable disposition will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for Glamis Shares is more than one year at the time of the sale or other disposition. Any such gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which the gain is attributable. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Glamis Shares.

Passive Foreign Investment Company

      If Glamis were or were to become a PFIC for U.S. federal income tax purposes, U.S. Holders of Glamis Shares would be subject to a special, adverse tax regime (different in significant respects from that described above). If Glamis were, or were to become, a PFIC for any year in which a U.S. Holder owns Glamis Shares, gain on a disposition or deemed disposition by the U.S. Holder of Glamis Shares, and the amount of “excess distributions”, if any, payable on Glamis Shares, would be subject to tax at the highest marginal rates applicable to ordinary income, and would be subject to interest charges to reflect the value of the U.S. income tax deferral, unless the U.S. Holder has timely made a “mark-to-market” election or a “qualified electing fund” election. In general terms, Glamis will be a PFIC for any tax year in which either (i) 75% or more of Glamis’ gross income is passive income or (ii) the average percentage, by fair market value, of Glamis’ assets that produce or are held for the production of passive income is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

      Glamis does not believe that it is, or does it expect to become, a PFIC. However, there can be no assurance that Glamis’ determination concerning Glamis’ PFIC status will not be challenged by the IRS. There is also a possibility that Glamis could become a PFIC in the future as a result of future financial results or changes in the way it conducts its business.

Non-U.S. Holders

Consequences of Exchanging Goldcorp Shares Pursuant to the Offer

      If the exchange of Goldcorp Shares for Glamis Shares pursuant to the Offer qualifies as a “reorganization” within the meaning of Section 368(a)(1) of the Code, Non-U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Glamis Shares in the exchange.

      If cash is received in lieu of fractional shares or the exchange of Goldcorp Shares for Glamis Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, a Non-U.S. Holder generally would not recognize gain on the exchange for U.S. federal income tax purposes unless:

•	The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Acquisition of Goldcorp Shares Not Exchanged Pursuant to the Offer

      Glamis plans to effect a Subsequent Acquisition Transaction of Goldcorp following the closing of the Offer. The Goldcorp Shares will be acquired for Glamis Shares and the consequences to a Non-U.S. Holder should generally be similar to the consequences to a Non-U.S. Holder of exchanging Goldcorp Shares for Glamis Shares pursuant to the Offer. Such consequences will depend in part upon whether the exchange qualifies as a reorganization under Section 368(a)(1) of the Code. See “Non-U.S. Holders — Consequences of Exchanging Goldcorp Shares Pursuant to the Offer.”

      A Non-U.S. Holder that exercises dissent rights and receives cash in exchange for its Goldcorp Shares will be required to recognize taxable gain or loss equal to the fair market value of the amount realized in the exchange and the U.S. Holder’s adjusted basis in the Goldcorp Shares if:

•	The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Sale or Other Disposition of Glamis Shares

      In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Glamis Shares unless:

•	The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•	The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

17.	Eligibility for Investment

      In the opinion of Lang Michener LLP, counsel for Glamis, as of the date hereof, Glamis Shares are qualified investments for the purposes of the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans within the meaning of the Tax Act. In the opinion of such counsel, based in part on a certificate of an officer of Glamis as to certain factual matters, Glamis Shares are not, as of the date hereof, “foreign property” for the purposes of the tax imposed under Part XI of the Tax Act.

18.	Depositary

      Glamis has engaged Computershare Investor Services Inc. to act as Depositary for the receipt of Goldcorp Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited to the Offer and for the payment for Goldcorp Shares purchased by Glamis pursuant to the Offer. The Depositary will receive reasonable and customary compensation from Glamis for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Glamis has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the provincial securities laws of Canada.

19.	Dealer Manager and Soliciting Dealer Group

      Glamis has engaged the services of Orion Securities Inc. as Dealer Manager in Canada and Orion Securities (USA) Inc. as Dealer Manager in the United States to solicit acceptances of the Offer. The Dealer Manager will be paid a fee for services rendered by it in its capacity as Dealer Manager, as set forth below, and will be reimbursed by Glamis for its reasonable out-of-pocket expenses. In addition, the Dealer Manager will be indemnified against certain liabilities, including liabilities under securities laws, in connection with the Offer. Since December 2003, Glamis has been working with Orion Securities Inc. as its financial adviser in respect of its combination with Goldcorp and formally retained Orion Securities Inc. in October 2004.

      Orion Securities Inc. has the right to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada to solicit acceptances of the Offer from persons who are not resident in the United States and Orion Securities (USA) Inc. has the right to appoint sub-agents who are registered under applicable United States securities laws to solicit acceptances of the Offer from persons who are resident in the United States. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a “Soliciting Dealer”. Glamis has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal a fee of $0.06 for each Goldcorp Share deposited and taken up by Glamis under the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than $50 and not more than $1,500. Where Goldcorp Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. Glamis may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to Glamis at the time of deposit.

      Except as set forth above, Glamis will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Goldcorp Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who transmit their Goldcorp Shares directly to the Depositary or who make use of the facilities of a Soliciting Dealer to the Offer.

20.	Information Agent

      Glamis has retained Georgeson Shareholder Communications Canada, Inc. to act as Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation from Glamis for services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

21.	Offerees’ Statutory Rights

      Securities legislation in certain of the provinces and territories of Canada provides securityholders of Goldcorp with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Holders of Goldcorp Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

22.	Directors’ Approval

      The contents of the Offer and Circular have been approved and the sending thereof to the Shareholders has been authorized by the Board of Directors of Glamis.

23.	Expenses of the Offer

      The expenses relating to the Offer, including depositary, solicitation and printing expenses and expenses for financial, legal and accounting advice, are estimated, in the aggregate to be $25 million.

CONSENTS

To the Directors of

      GLAMIS GOLD LTD.

      We have read the Circular of Glamis Gold Ltd. (“Glamis”) dated January 7, 2005 relating to the Offer by Glamis to purchase all of the outstanding shares of Goldcorp Inc. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

      We consent to the incorporation by reference in the Circular of our report to the shareholders of Glamis on the consolidated balance sheets of Glamis as at December 31, 2003 and 2002 and the consolidated statements of operations, deficit and cash flows for each of the years in the three year period ended December 31, 2003. Our report is dated February 6, 2004.

(Signed) KPMG LLP
Chartered Accountants

Vancouver, Canada

January 7, 2005

To the Directors of

      GLAMIS GOLD LTD. (“Glamis”)

      We hereby consent to the reference to our opinions contained under “Certain Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the Circular accompanying the Offer dated January 7, 2005 made by Glamis to the holders of Goldcorp Shares.

(Signed) LANG MICHENER LLP

Vancouver, British Columbia

January 7, 2005

To the Directors of

      GLAMIS GOLD LTD. (“Glamis”)

      We hereby consent to the reference to our opinions contained under “Certain U.S. Income Tax Considerations” in the Circular accompanying the Offer dated January 7, 2005 made by Glamis to the holders of Goldcorp Shares.

(Signed) NEAL, GERBER & EISENBERG LLP

Chicago, Illinois

January 7, 2005

To the Directors of

      GLAMIS GOLD LTD. (“Glamis”)

      I consent to the incorporation by reference in the Circular accompanying the Offer dated January 7, 2005 made by Glamis to the holders of Goldcorp Shares of the report, which was prepared under my direct supervision, regarding certain mineable reserves and contained ounces of Glamis which appears under the heading “Summary of Reserves and Other Mineralization — Proven and Probable Mineable Reserves” in Glamis Gold Ltd.’s Annual Information Form for the year ended December 31, 2003.

(Signed) JAMES S. VOORHEES

Reno, Nevada

January 7, 2005

To the Directors of

      GLAMIS GOLD LTD. (“Glamis”)

      We consent to the incorporation by reference in the Circular accompanying the Offer dated January 7, 2005 made by Glamis to the holders of Goldcorp Shares of our verification of certain mineral reserves and contained ounces of Glamis which appears under the heading “Summary of Reserves and Other Mineralization — Proven and Probable Mineable Reserves” in Glamis Gold Ltd.’s Annual Information Form for the year ended December 31, 2003.

(Signed) MINE DEVELOPMENT ASSOCIATES, INC.

Reno, Nevada

January 7, 2005

To the Directors of

      GLAMIS GOLD LTD. (“Glamis”)

      We consent to the incorporation by reference in the Circular accompanying the Offer dated January 7, 2005 made by Glamis to the holders of Goldcorp Shares of our verification of certain mineral reserves and contained ounces of Glamis which appears under the heading “Summary of Reserves and Other Mineralization — Proven and Probable Mineable Reserves” in Glamis Gold Ltd.’s Annual Information Form for the year ended December 31, 2003.

(Signed) MINE RESERVE ASSOCIATES, INC.

Reno, Nevada

January 7, 2005

APPROVAL AND CERTIFICATE OF GLAMIS

      The contents of the Offer and Circular, together with the Annexes included therein, have been approved by, and the sending thereof to the Shareholders has been authorized by, the Board of Directors of Glamis. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offer.

Dated: January 7, 2005.

(Signed) C. Kevin McArthur President and Chief Executive Officer	(Signed) Cheryl S. Maher Chief Financial Officer

On behalf of the Board of Directors

(Signed) A. Dan Rovig Director	(Signed) Kenneth F. Williamson Director

ANNEX A

INFORMATION CONCERNING GLAMIS

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents filed with the securities commission or similar regulatory authority in each of the provinces of Canada are specifically incorporated by reference into, and form an integral part of, this Circular:

(a) the Annual Information Form of Glamis dated March 8, 2004 for the fiscal year ended December 31, 2003;

(b) the audited consolidated financial statements of Glamis, including notes thereto, as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, together with the auditor’s report thereon;

(c) management’s discussion and analysis of financial condition and results of operations of Glamis for the fiscal year ended December 31, 2003;

(d) the Management Information Circular (Proxy Statement) of Glamis dated March 1, 2004 distributed in connection with the annual general meeting of shareholders held on May 6, 2004 (excluding the sections entitled “Performance Graphs,” “Report of the Compensation and Nominating Committee on Compensation of Executive Officers and Others” and “Corporate Governance and Committees”);

(e) the unaudited interim consolidated financial statements of Glamis for the three months and nine months ended September 30, 2004 and notes thereto and management’s discussion and analysis of financial condition and results of operations for the three months and nine months ended September 30, 2004; and

(f) the material change report of Glamis dated December 20, 2004 relating to the Offer.

      Material change reports (other than confidential reports) and all other documents of the type referred to above, filed by Glamis with a securities commission or similar regulatory authority in Canada subsequent to the date of this Circular and prior to completion or withdrawal of the Offer, will be deemed to be incorporated by reference into this Circular.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not constitute a part of this Circular, except as so modified or superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

      Copies of documents incorporated by reference in this Circular may be obtained upon request without charge from the Senior Vice-President, Administration of Glamis at 5190 Neil Road, Suite 310, Reno, Nevada 89502 (telephone (775) 827-4600).

HISTORY AND CURRENT OPERATIONS

      Glamis was incorporated under the laws of the Province of British Columbia on September 14, 1972 under the name Renniks Resources Ltd. (N.P.L.). Since incorporation, Glamis has undergone several capital reorganizations and on December 12, 1977 its name was changed to its present name.

      Glamis’ principal and executive offices are located at 5190 Neil Road, Suite 310, Reno, Nevada, USA 89502. Glamis’ registered and records offices are located at 1500 — 1055 West Georgia Street, P.O. Box 11117, Vancouver, British Columbia, Canada V6E 4N7.

      Glamis’ operations are conducted in the U.S. through its wholly-owned Nevada subsidiary Glamis Gold, Inc. and Glamis Gold, Inc.’s wholly-owned subsidiaries: Glamis Rand Mining Company, Glamis Marigold Mining Company, and Glamis Imperial Corporation, each Nevada corporations. In addition, Glamis holds all of the issued shares of Francisco Gold Corp. (“Francisco”), a British Columbia corporation, which owns all of the issued shares of Montana Gold Corp., a British Columbia corporation. Glamis’ principal offshore operations are conducted through Glamis de Mexico S.A. de C.V. and Minas de la Alta Pimeria S.A. de C.V., each Mexican corporations, Minerales Entre Mares Honduras S.A. de C.V., a Honduran corporation, Montana Exploradora de Guatemala S.A., Entre Mares de Guatemala, S.A. and Peridot, S.A., each Guatemalan corporations, Glamis Honduras Holdings Ltd., Glamis Guatemala Holdings Ltd. and Glamis Holdings (Cayman) Ltd., each Cayman Island corporations and International Mineral Finance Corporation, a Barbados corporation, all of which are direct or indirect wholly-owned subsidiaries.

      Unless the context indicates otherwise, the term “Glamis” in this Annex refers to Glamis together with all of its direct and indirect subsidiaries.

      Glamis commenced gold production at its Picacho Mine in California in 1979 and has been a continuous gold producer since that time. During the year ended December 31, 2004, Glamis produced 234,433 ounces of gold. Glamis estimates that it will produce approximately 400,000 ounces of gold in 2005 from its existing properties. This production will come principally from three mines, the San Martin Mine (100% owned) located in Honduras, the Marigold Mine (66 2/3% owned) located in Nevada and the El Sauzal Mine (100% owned) located in Mexico.

STRATEGY FOR GROWTH

      Growth is an integral part of the overall strategy for Glamis. Glamis first looks to organic growth through expansion of existing mining operations. The second method of growth is through acquisitions, both of corporations holding mineral properties and of mineral properties directly. Three corporate acquisitions since 1998 have added significantly to Glamis’ growth. The San Martin Mine and Cerro Blanco project came to Glamis through the acquisition of Mar-West Resources Ltd. in 1998. Successful exploration activities and reserve growth at San Martin led to a positive feasibility and project go-ahead in late 1999 and first gold production by December 2000. A feasibility study for the Cerro Blanco project is planned to commence in 2005.

      Glamis’ interest in the Marigold Mine came from the acquisition of Rayrock Resources Inc. in 1999. Through simplification of operations, the operating costs of the Marigold Mine have been reduced and the mineral reserves for this mine have been expanded from approximately 600,000 ounces in 1999 to over 2.2 million ounces at December 31, 2003. Most of this increase has been from the Marigold Millennium Expansion Project.

      The El Sauzal Mine and the Marlin Project came to Glamis through the acquisition of Francisco in 2002. The El Sauzal Mine commenced production in November 2004, and the Marlin Project is scheduled to begin production in December 2005.

RECENT DEVELOPMENTS

      The following discussion of recent developments supplements the discussion of these properties which is contained in Glamis’ Annual Information Form dated March 8, 2004 and other documents incorporated herein by reference.

El Sauzal Mine, Mexico

General

      Glamis acquired the El Sauzal property through the acquisition of Francisco in July of 2002. The property is owned by Minas de la Alta Pimeria, S.A. de C.V. The mine is located in the southwest part of Chihuahua State, approximately 250 kilometres southwest of the city of Chihuahua and 15 kilometers east of the Sinoloa State line. The mine is comprised of seven exploration concessions of approximately 40 square miles which are 100%-owned by Glamis. Access to the mine is by way of a new road through Sinaloa to the mine site and by air using an airstrip constructed by Glamis. The property ranges in elevation from 325 meters to over 900 meters above mean sea level. The climate in the El Sauzal area is classified as temperate sub-humid, with distinct wet and dry seasons. Rainfall averages 0.8 metres per year.

      The first production of gold from the El Sauzal Mine occurred on November 30, 2004 and commercial production commenced during December 2004.

Operations

      The El Sauzal Mine is a conventional open pit operation utilizing shovels and trucks for moving the ore. The current mine plan is based on delivering 5,500 tonnes per day of ore to the process plant (the “Mill”) at a cut-off grade of 0.8 grams per tonne of gold. The blasted waste rock is used to construct haul roads, with excess material being placed in designated waste dumps around the ultimate pit. All permits required for the mining operations have been obtained.

      The major mining fleet for the operation consists of five 100 tonne trucks, three 10 cubic metre front-end loaders and three blasthole drills working two shifts of 12 hours each per day, seven days per week. Support equipment includes track dozers, motor graders and water trucks to maintain the road surfaces, dumps and operating benches.

      The Mill is designed to treat a nominal 1.82 million tonnes per year of ore. Ore is fed through a primary jaw crusher prior to being introduced into the grinding circuit. Milling is conducted in a semi-autogenous grinding mill/ball mill circuit. The pulp produced by the milling is subjected to tank leaching with cyanide. Precious metal values generated in the leaching process are recovered onto activated carbon. Gold and silver are removed from the carbon by pressurized stripping and further concentrated by electrowinning and smelting to generate dore bars. Tailings from the leaching process are thickened, detoxified, and filtered and the resulting “dry” tailings are transported and placed in an engineered disposal area.

      El Sauzal began production in the fourth quarter of 2004, producing approximately 25,000 ounces of gold for the year. This result was substantially ahead of the original feasibility schedule, but less than the 35,000 ounces projected in the accelerated 2004 construction budget. Efforts are currently underway to improve performance of the filtration circuit, which will benefit production going forward. Glamis’ production target for the El Sauzal Mine in 2005 is 170,000 ounces of gold.

Marlin Project, Guatemala

General

      Glamis acquired the Marlin Project through the acquisition of Francisco in 2002. The project consists of one exploitation concession of approximately 39 square miles in western Guatemala near Huehuetenango. Huehuetenango is approximately a six hour drive from Guatemala City. The project is accessed by a combination of paved and gravel roads. The project area varies in elevation, climate and landscape between tropical lowlands and highland peaks and valleys.

Development Activities

      Late in the first quarter of 2003, a positive feasibility study on a combination open-pit and underground mine was prepared and presented to the Glamis board of directors. The Board approved development of the property at that time, and in November 2003, after reviewing the Marlin Project Feasibility update of

November 11, 2003, the Board formally approved a $120.0 million budget. In late 2003, the Marlin Project obtained its environmental license and exploitation permit which allowed construction and mining to proceed. In the second quarter of 2004, the development budget was changed to $140.0 million to incorporate additional capacity and reflect increased costs of construction materials. Project expenditures in 2004 were approximately $71.0 million, and $69.0 million is planned for 2005. By the end of 2004, major earthwork and concrete pours were complete, tanks were being erected, and the new camp, bridge and access road to the project had been completed. Major equipment deliveries for the surface and underground mines had arrived, including major components for the processing plant. The access to the underground ore had advanced to over 750 meters. The mine is scheduled to begin production in the fourth quarter of 2005, approximately three months ahead of the original schedule. The Marlin Mine is expected to produce approximately 240,000 ounces of gold in 2006.

Financing Activities

      On June 30, 2004 Glamis concluded a financing arrangement for the Marlin Project with International Finance Corp., a subsidiary of the World Bank. The $45.0 million term loan facility is available for drawdown until December 31, 2005. Interest rates are set at semi-annual dates at 2.625% over the six-month LIBOR rate. Repayments are set to begin in January 2007. On November 5, 2004 Glamis drew $30.0 million of the facility. The current interest rate is 4.775%.

Marigold Mine, Nevada

General

      Glamis holds a 66 2/3% interest in the Marigold Mine, with the remaining 33 1/3% interest being held by Barrick Gold Corporation. Glamis is the operator of the property pursuant to a general partnership agreement.

      The mine is located in Humboldt County, 40 miles southeast of Winnemucca, Nevada at the north end of the Battle Mountain-Eureka Trend that extends through central Nevada. Located five miles south of Valmy, Nevada, the property consists of 32.4 square miles. Royalty rates on leased land range from 3% to 5% of net smelter returns, with rates rising to 7% or 8% on certain parcels depending on the price of gold. The rate for the remaining life of mine is anticipated to average approximately 5.5%.

Operations

      Since 2000, all of the production for Glamis’ account has come from the operation of the property as a heap leach mine. The mining fleet at Marigold consists of two 40 cubic yard shovels, three 13 cubic yard front-end loaders, four 320 ton haul trucks, eleven 190 ton haul trucks and miscellaneous ancillary equipment.

      Ore is stacked in 40 foot high lifts on lined leach pads and treated with a dilute sodium cyanide solution. The solution dissolves the gold and flows by gravity to the process facility where the gold is loaded on to activated carbon. The carbon is then stripped of the gold in a batch process using heated caustic solutions and then electrowinning and smelting is used to produce dore’ bars.

      Regulatory permitting for the Marigold Millennium Expansion project was initiated in December 2001. A minor modification to the current plan of operations to allow deepening of the Terry Zone pit and expansion of leach pad facilities was approved on March 25, 2002. An amended plan of operations was submitted in April 2002. Final approval and publication of a Record of Decision was issued on February 4, 2004.

      On August 9, 2004, approval to construct the next phase of leach pad was obtained, over three months behind the original schedule. The late approval occurred due to increased permitting requirements imposed by the state agency to satisfy private party concerns. This delay, in addition to late receipt of major mining equipment for the expanded mining rate, were the primary reasons for production of approximately 94,000 ounces of gold (Glamis’ two-thirds share) in 2004 versus the original projected amount of 110,000 ounces. Production in 2005 is estimated at 135,000 gold ounces (Glamis’ two-thirds share).

San Martin Mine, Honduras

General

      The San Martin Mine is located 70 kilometres north of the capital city of Tegucigalpa near the village of San Ignacio. The mine is located on a 14,100 hectare concession of which 2,800 hectares is used by the project. Site elevation ranges between 700 and 1100 metres with average precipitation of less than 1 meter per year. Project approval for construction of the San Martin mine was given in November 1999, with the first gold pour occurring in December 2000. Annual production over the past four years has averaged between 100,000 and 130,000 ounces.

Operations

      Mining is by conventional truck and loader operations. The fleet is primarily composed of used equipment from prior Glamis operations, and consists of nine 77 tonne haul trucks, four 11 cubic meter front-end-loaders, two blasthole drills, and assorted support equipment for the maintenance of roads and dumps. Mining occurs seven days per week with two 12 hours shifts per day. Initial mining took place in the Rosa deposit which exhibited low stripping ratios, higher grade ore and higher gold recovery rates. Over the past year, mining has moved to the Palo Alto deposit with lower grades, lower recovery rates and higher stripping ratios.

      Ore is crushed, agglomerated and conveyed to leach pads, or shipped directly to the leach pad as run-of-mine material depending on the ore’s physical characteristics. Once on the plastic lined leach pads the ore is treated with a dilute sodium cyanide solution. The solution dissolves the gold and flows by gravity to the process facility where the gold is loaded on to activated carbon. The carbon is then stripped of the gold in a batch process using heated caustic solutions and then electrowinning and smelting is used to produce dore’ bars.

      San Martin produced approximately 102,000 ounces of gold in 2004, slightly exceeding projections. Production is expected to slowly decline over the remaining six years of mine life with production of approximately 85,000 ounces of gold forecast in 2005.

Cerro Blanco Project, Guatemala

General

      The Cerro Blanco project is located 125 kilometres west of Guatemala City near the town of Asuncion Mita. Elevations at the project range between 450 and 600 metres with average rain fall of about 1.25 metres per year. The exploration concession covers an area of 15.25 square kilometres.

Development Activities

      A total of 145 exploration drill holes have been completed on the project totalling 27,461 meters. The most recent program in 2004 furthered the geologic understanding of the property and heightened the potential to develop a high-grade underground mine. Earlier work had investigated the potential to extract the gold via surface mining methods.

      A series of parallel high-grade veins have been identified through the 2004 drilling program and interpretive studies. A feasibility study for the project is scheduled to begin in 2005. Environmental and permitting activities have already commenced, and the driving of a decline to allow further definition of the mineralized zones is planned in support of the feasibility. The goal of the program is to move the project to approval and construction in 2006.

DESCRIPTION OF SHARE CAPITAL

      The authorized share capital of Glamis currently consists of 205,000,000 shares divided into 200,000,000 common shares without par value, of which 130,863,953 common shares were issued and outstanding as at January 5, 2005, and 5,000,000 preferred shares having a par value of Cdn.$10, issuable in series, of which none are issued.

      The holders of common shares are entitled to receive notice of any meeting of shareholders of Glamis and to attend and vote on matters brought before the meeting, except those meetings at which only the holders of shares of another class or of a particular series are entitled to vote. Each common share entitles its holder to one vote at meetings at which they are entitled to attend and vote. The holders of common shares are entitled to receive on a pro rata basis such dividends as the Board of Directors of Glamis may declare out of funds legally available for the payment of dividends. In the event of the dissolution, liquidation, winding-up or other distribution of the assets of Glamis, holders of common shares are entitled to receive on a pro rata basis all of the assets of Glamis remaining after payment of all of Glamis’ liabilities and subject to the prior rights attached to the preferred shares of Glamis to receive a return of capital and unpaid dividends. The common shares carry no pre-emptive or conversion rights.

      The directors of Glamis may issue preferred shares from time to time in one or more series with each series to consist of such number of preferred shares as may be determined by the directors. Prior to the issuance of a series of preferred shares, the directors may at their sole discretion determine the designation, rights, privileges, restrictions and conditions attaching to the series of preferred shares.

      Glamis has given shareholders notice of an extraordinary meeting to be held on February 9, 2005, the purpose of which is to consider an ordinary resolution to remove the restriction on the number of common shares that Glamis is authorized to issue. An ordinary resolution is one passed by a majority of shares voted at a meeting.

      Rights to purchase common shares have been issued to holders of Glamis common shares under a rights agreement between Glamis and Computershare Trust Company of Canada dated February 25, 2000, as amended. One right is attached to each common share. If the rights become exercisable following the occurrence of certain specified events, each right will entitle the holder, within certain limitations, to purchase one common share at an exercise price equal to Cdn.$100 (the “Exercise Price”), subject to adjustment and certain anti-dilution provisions. In certain events (including when a person or group becomes the beneficial owner of 20% or more of any class of voting shares of Glamis without complying with the “permitted bid” provisions of the rights agreement or without the approval of the board of directors of Glamis), exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to acquire that number of common shares of Glamis having an aggregate market price on the date of the event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price. Accordingly, exercise of the rights may cause substantial dilution to a person who attempts to acquire control of Glamis. The rights, which expire in 2006 (unless extended as provided in the rights agreement), may be redeemed at a price of Cdn.$0.00001 per right at any time until a person or group has acquired 20% of the Glamis common shares, except as otherwise provided in the rights agreement. The rights agreement may have certain anti-takeover effects.

      All outstanding common shares are, and the common shares of Glamis to be issued in connection with the Offer, if issued in the manner described in this Circular, will be, fully paid and non-assessable.

      This section is a summary and may not describe every aspect of the common shares of Glamis that may be important to a shareholder of Goldcorp. A copy of the Notice of Articles and of the Articles of Glamis will be provided upon request, by contacting Glamis at 5190 Neil Road, Suite 310, Reno, Nevada 89502, Attention: Corporate Secretary.

COMPARISON OF SHAREHOLDER RIGHTS

      Upon completion of the Offer and any Subsequent Acquisition Transaction, Shareholders will become shareholders of Glamis. Since Glamis is a British Columbia corporation, the rights of the shareholders of Glamis are governed by the applicable laws of British Columbia, including the Business Corporations Act (the “BCBCA”), and by Glamis’ constating documents. Since Goldcorp was incorporated in the Province of Ontario, the rights of Shareholders are governed by the OBCA and by Goldcorp’s articles of incorporation and bylaws.

      Glamis has transitioned under the BCBCA, and its constating documents currently consist of a notice of articles and articles. However, as a company that existed when the BCBCA came into effect, Glamis is subject to a set of provisions which it was required to incorporate in its articles, designated as the Pre-existing Company Provisions (the “PCPs”). Those PCPs that have specific application to Glamis are as follows:

(a) a special resolution requires a majority of three-quarters of the votes cast in order to pass;

(b) a special separate resolution of a class or series requires a majority of three-quarters of the votes cast in a class or series vote in order to pass; and

(c) subject to a number of exceptions, before purchasing any of its shares, Glamis must make an offer, to every shareholder holding shares of the class or series to be purchased, to purchase the shares pro rata.

      There are additional PCPs that do not apply to Glamis because of specific exemptions applicable to Glamis in its current circumstances. In order to remove the application of any of the PCPs, the BCBCA requires that a special resolution be passed to remove all of the PCPs (although any one of the PCPs can thereafter be added to a company’s articles). Glamis intends to seek shareholder approval at its 2005 annual general meeting to remove all of the PCPs.

      The following is a summary comparison of certain of:

•	the current rights of Goldcorp shareholders under the OBCA and the Goldcorp articles and bylaws; and

•	the rights Goldcorp shareholders will have as Glamis shareholders under the BCBCA and the Glamis notice of articles and articles upon completion of the Offer.

      The information in this summary regarding Goldcorp’s articles of incorporation and bylaws is based in its entirety upon review of publicly available information regarding Goldcorp’s articles of incorporation and bylaws. The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the BCBCA, the OBCA, Glamis’ notice of articles, Glamis’ articles, Goldcorp’s articles of incorporation and Goldcorp’s bylaws.

Corporate Governance

      Glamis. The rights of Glamis shareholders are and will be governed by British Columbia corporate law and the notice of articles and articles of Glamis.

      Goldcorp. The rights of Shareholders are governed by Ontario corporate law and the articles of incorporation and bylaws of Goldcorp.

Authorized Share Capital

      Glamis. The BCBCA permits shares with or without par value.

      At the closing of the Offer, the authorized share capital of Glamis will consist of an unlimited number of common shares without par value, of which 130,863,953 common shares were issued and outstanding as at December 31, 2004 and 5,000,000 preferred shares having a par value of Cdn.$10, issuable in series, of which none are issued.

      Goldcorp. The OBCA does not permit shares with par value.

      The authorized share capital of Goldcorp currently consists of an unlimited number of common shares. Goldcorp has reported in its public filings as of December 22, 2004, that there were issued and outstanding 189,980,188 Goldcorp Shares, and options and warrants to acquire 20,144,479 Goldcorp Shares.

Number, Classification and Election of the Board of Directors

      Glamis. Glamis’ articles provide that the shareholders will determine the size of the board of directors with each director elected for a term expiring at the next succeeding annual meeting of shareholders after his or her election. The Glamis board currently consists of six directors.

      The Glamis board of directors is not divided into separate classes of directors. The Glamis articles do not permit cumulative voting for the election of directors.

      Goldcorp. Goldcorp’s articles of incorporation provide that the number of directors of the corporation shall consist of a minimum of three and a maximum of 10 members until changed by amendment of Goldcorp’s articles of incorporation, and the number may be fixed by the board of directors. As of the date of this Offer, the Goldcorp board consists of eight directors according to Goldcorp’s public filings. It is Glamis’ understanding that the Goldcorp board is not divided into separate classes of directors and that the Goldcorp bylaws do not permit cumulative voting for the election of directors.

Director Qualifications

      Glamis. Neither the articles of Glamis nor the BCBCA place any residency restrictions on the directors of Glamis.

      Goldcorp. A majority of the directors of a corporation governed by the OBCA generally must be resident Canadians. The OBCA also requires that at least one-third of the directors of a corporation whose securities are publicly traded not be officers or employees of the company or any of its affiliates.

Removal of Directors

      Glamis. The BCBCA provides that the shareholders of a corporation may remove one or more directors by a special resolution or by any other method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other method specified in the articles. Glamis’ articles do not provide for any other method for the removal of directors.

      Goldcorp. Under the OBCA, provided that articles of the corporation do not provide for cumulative voting, shareholders of a corporation may by ordinary resolution at an annual or special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. Where the articles of incorporation provide for cumulative voting, a director may not be removed from office if the votes cast against the director’s removal would be sufficient to elect him or her and such votes could be voted cumulatively at an election at which the same total number of votes were cast and the number of directors required by the articles were then being elected.

Newly Created Directorships and Vacancies

      Glamis. The BCBCA provides that, unless the articles provide otherwise, vacancies on the board of directors resulting from the removal of a director (other than a director elected or appointed by holders of a class or series of shares having the exclusive right to elect or appoint a director) may be filled by the shareholders at the meeting at which the director is removed or by the remaining directors. A casual vacancy may be filled by the remaining directors. A director elected to fill a vacancy is elected for the unexpired term of his or her predecessor in office. Vacancies on the board resulting from the removal of a director elected or appointed by holders of a class or series of shares having the exclusive right to elect or appoint one or more directors will be filled by such shareholders at the meeting at which the director is removed or by those shareholders or by the remaining directors elected or appointed by those shareholders. A casual vacancy that occurs among directors elected or appointed by holders of a class or series of shares having the exclusive right to elect or appoint one or more directors may be filled by the remaining directors elected or appointed by those shareholders, or where there are no directors elected or appointed by those shareholders, by a unanimous resolution or meeting of those shareholders.

      Glamis’ articles provide the board of directors with the authority to appoint one or more directors to fill a casual vacancy or as an addition to the board.

      Goldcorp. Under the OBCA, subject to the articles of the corporation, a vacancy among the directors may be filled at a meeting of shareholders or by a quorum of directors except when the vacancy results from an increase in the number or minimum number of directors, or from a failure to elect the appropriate number of directors required by the articles. Each director appointed or elected to fill a vacancy holds office for the unexpired term of the director’s predecessor.

Meetings of the Board of Directors

      Glamis. Glamis’ articles provide that a director may call a meeting of the board of directors at any time.

      Glamis’ articles provide for a quorum of a majority of the board of directors for purposes of the transaction of business.

      Goldcorp. Goldcorp’s by-laws provide that the board, the chairman of the board, the president or any two directors may call a meeting of the board of directors. Under the OBCA, subject to the articles or bylaws of the corporation, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors but in no case shall a quorum be less than two-fifths of the number of directors or minimum number of directors, as the case may be. Where a corporation has fewer than three directors, all directors must be present at any meeting of directors to constitute a quorum.

      Goldcorp’s by-laws provide that quorum for meetings of directors consists of two-fifths of the number of directors.

Meetings of Shareholders

      Glamis. Under the BCBCA a general meeting must be held in British Columbia, but may be held outside if British Columbia if the location is provided for in the articles or in certain other circumstances, including with the consent of the British Columbia Registrar of Companies.

      Goldcorp. Subject to the articles, under the OBCA a meeting of shareholders may be held in or outside Ontario, as the directors determine.

Quorum for Meetings of the Shareholders

      Glamis. Glamis’ articles provide that a quorum for the transaction of business at a general meeting of shareholders is the presence of two shareholders entitled to vote at the meeting and representing, in person or by proxy, not less than 5% of the issued shares entitled to be voted at the meeting. A quorum need not be present throughout the meeting. If a quorum is not present within half an hour from the time appointed for a general meeting, the meeting stands adjourned to the same day during the next week, except that if the meeting was requisitioned by shareholders, the meeting will be dissolved. If a quorum is not present at the adjourned meeting, the persons present in person or by proxy and who are entitled to vote at the meeting will constitute quorum.

      Goldcorp. Goldcorp’s bylaws provide that the presence of at least two voting persons representing in person or by proxy, not less than 33 1/3% of the outstanding shares entitled to vote thereat will constitute a quorum for a meeting. Under the OBCA, if a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting even if a quorum is not present throughout the meeting. If a quorum is not present at the time appointed for a meeting of shareholders or within a reasonable time thereafter, the shareholders present may adjourn the meeting to a fixed time and place, but may not transact any other business.

Certain Voting Requirements

      Under the BCBCA and the OBCA, certain extraordinary corporate actions, such as certain amalgamations (other than with a direct or indirect wholly-owned subsidiary), continuances, and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions (under the OBCA only) and arrangements, are required to be approved by special resolution. Note, the BCBCA permits amalgamations with foreign corporations, but the OBCA does not.

      In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

      Glamis. Under the BCBCA a special resolution is a resolution passed at a general meeting by a special majority. A special majority is a majority of votes, as specified by the articles, that is not less than 66 2/3% and not more than 75% of the votes cast on the resolution. Where the articles do not specify the percentage required for a special majority, a special majority is 66 2/3% of the votes cast on the resolution. A resolution consented to in writing by all of the shareholders holding shares that carry the right to vote at general meetings also constitutes a special resolution. The BCBCA permits a company to alter its articles to require certain actions to be passed by an exceptional resolution, which would require a majority of votes greater than a special majority.

      As mentioned above, Glamis is subject to certain pre-existing company provisions, and as such a special resolution at a general meeting of Glamis is passed by 75% of the votes cast on the resolution.

      Each common share in the capital of Glamis entitles the holder to one vote on each matter upon which shareholders have the right to vote.

      Goldcorp. Under the OBCA, a special resolution is a resolution passed at a meeting by not less than 66 2/3% of the votes cast by the shareholders who voted in respect of the resolution.

      Each common share in the capital of Goldcorp entitles the holder to one vote on each matter upon which shareholders have the right to vote.

Amendments of Articles of Incorporation

      Glamis. Under the BCBCA, amendments to the notice of articles generally require approval by special resolution, being a resolution passed by a special majority. As mentioned earlier, Glamis is subject to certain pre-existing company provisions, and as such a special resolution at a general meeting of Glamis is passed by 75% of the votes cast on the resolution.

      Goldcorp. Under the OBCA, any amendment to the articles generally requires approval by special resolution, being a resolution passed at a special meeting of the shareholders by at least 66 2/3% of the votes cast.

Amendments of Articles/ Bylaws

      Glamis. Under the BCBCA, except where otherwise specified in the BCBCA, a company may resolve to alter its articles by the type of resolution (special resolution or otherwise) specified by its articles. Where neither the BCBCA nor the company’s articles specify the type of resolution, the articles may be altered by special resolution.

      Goldcorp. The OBCA provides that, unless the articles or bylaws otherwise provide, the directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a bylaw, they are required under the OBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the bylaw, amendment or repeal by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders who voted in respect of the resolution. If the directors of a corporation do not submit a bylaw, an amendment or a repeal to the shareholders at the next meeting of shareholders, the bylaw, amendment or repeal will cease to be effective, and no subsequent resolution of the directors to adopt, amend or repeal a bylaw having substantially the same purpose and effect is effective until it is confirmed as amended by the shareholders.

Oppression Remedy

      Glamis. Under the BCBCA, a shareholder has the right to apply to court on the ground (a) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more shareholders, or (b) that some act of the company has been done or is threatened, or that some resolution of shareholders has been passed or is proposed, that is unfairly prejudicial to one or more shareholders. The court may make such order as it sees fit.

      Goldcorp. Under the OBCA, the right to bring an oppression action extends to shareholders, directors, officers or former shareholders, directors or officers of a corporation or any of its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring such an action.

      Such parties may apply to court for an order to rectify the matters complained of where, in respect of a corporation or any of its affiliates, (a) any act or omission of the corporation or its affiliates effects or threatens to effect a result, (b) the business or affairs of the corporation or its affiliates are or have been or are threatened to be carried on or conducted in a manner, or (c) the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer.

      The court may make such order as it sees fit.

Shareholder Derivative Actions

      Glamis. Under the BCBCA, a shareholder or director of a company may, with leave of the court, prosecute or defend an action in the name and on behalf of the company.

      Goldcorp. Under the OBCA, the right to bring a derivative action extends to shareholders, directors, officers or former shareholders, directors or officers of a corporation or any of its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring such an action. In addition, derivative actions are permitted to be commenced in the name and on behalf of not only a corporation but also any of its subsidiaries.

Indemnification of Officers and Directors

      Glamis. Under the BCBCA, current or former directors or officers of a company or an associated corporation, or any of their heirs and personal or other legal representatives, are eligible to be indemnified by the company (“eligible party”).

      A company may indemnify an eligible party against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of certain proceedings incurred in connection with eligible proceedings and certain associated reasonable expenses. In certain circumstances, a company may advance expenses.

      A company must not indemnify an eligible party in certain circumstances, including where the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or where, in proceedings other than civil proceedings, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct was lawful. In addition, a company must not indemnify an eligible party in proceedings brought against the eligible party by or on behalf of the company or an associated corporation.

      Goldcorp. Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (“indemnifiable person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

      An indemnifiable person is entitled to indemnification from the corporation under the OBCA if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. With court approval a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (i) and (ii), above.

CHANGES IN SHARE CAPITAL

      From December 31, 2003 to December 31, 2004, Glamis issued a total of 734,700 Glamis Shares upon the exercise of director and employee share purchase options. As at December 31, 2004, Glamis had outstanding share purchase options to purchase up to 3,381,000 Glamis Shares at prices ranging from Cdn.$2.18 to Cdn.$22.61 per Glamis Share.

ELIGIBILITY FOR INVESTMENT

      In the opinion of Lang Michener LLP, the common shares of Glamis if issued on the date hereof, would be qualified investments under the Income Tax Act (Canada) (the “Tax Act”) and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit sharing plans. In the further opinion of such counsel, based in part on a certificate of Glamis as to certain factual matters, the common shares, if issued on the date hereof would not constitute foreign property for the purposes of the Tax Act.

TRANSFER AGENT AND REGISTRAR

      The registrar and transfer agent for the common shares of Glamis is Computershare Trust Company of Canada at its principal office in Vancouver, British Columbia.

RISK FACTORS

      Glamis’ mining operations are subject to the normal risks of mining, and its profits are subject to numerous factors beyond Glamis’ control. Certain of these risk factors are discussed below.

Gold Price Volatility

      Gold prices historically have fluctuated widely and are affected by numerous factors outside of Glamis’ control including industrial and retail demand, central bank lending, sales and purchases of gold, forward sales of gold by producers and speculators, levels of gold production, short-term changes in supply and demand because of speculative hedging activities, confidence in the global monetary system, expectations of the future rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and global or regional political or economic events.

      The profitability of Glamis’ operations is directly related to the market price of gold. If gold prices decline for a substantial period below the cost of production of any or all of Glamis’ operations, it may not be economically feasible to continue production at such sites. This would materially and adversely affect production, earnings and Glamis’ financial position. A decline in the market price of gold may also require Glamis to write-down its mineral reserves which would have a material and adverse effect on its earnings and financial position. Should any significant writedown in reserves be required, material writedowns of Glamis’ investment in the affected mining properties and increased amortization, reclamation and closure charges may be required.

      Glamis’ current hedging policy, approved by the Board of Directors, gives management the discretion to commit up to 60% of planned gold production and up to 90% of planned silver production for up to five years. Management is authorized to use any combination of spot, forward, spot deferred forwards and put or call options. Although this is the approved policy, management’s current intention and practice is to not hedge any part of Glamis’ gold production and Glamis currently has no hedging contracts in place. In the future, the

Company will consider hedging a portion of the by-product silver production at Marlin. Since Glamis does not currently engage in gold hedging activities, Glamis’ exposure to the impact of gold price volatility is higher.

      Further, if revenue from gold sales declines, Glamis may experience liquidity difficulties. This may reduce its ability to invest in exploration and development which would materially and adversely affect future production, earnings and Glamis’ financial position.

Production Estimates

      Glamis prepares estimates of future gold production for its various operations. Glamis cannot give any assurance that it will achieve its production estimates. The failure by Glamis to achieve its production estimates could have a material and adverse effect on any or all of its future cash flows, results of operations and financial condition. These production estimates are dependent on, among other things, the accuracy of mineral reserve estimates, the accuracy of assumptions regarding ore grades and recovery rates, ground conditions and physical characteristics of ores, such as hardness and the presence or absence of particular metallurgical characteristics and the accuracy of estimated rates and costs of mining and processing.

      Glamis’ actual production may vary from its estimates for a variety of reasons, including, actual ore mined varying from estimates of grade, tonnage, dilution and metallurgical and other characteristics; short-term operating factors such as the need for sequential development of ore bodies and the processing of new or different ore grades from those planned; mine failures, slope failures or equipment failures; industrial accidents; natural phenomena such as inclement weather conditions, floods, blizzards, droughts, rock slides and earthquakes; encountering unusual or unexpected geological conditions; changes in power costs and potential power shortages; shortages of principal supplies needed for operation, including explosives, fuels, chemical reagents, water, equipment parts and lubricants; labour shortages or strikes; civil disobedience and protests; and restrictions or regulations imposed by government agencies or other changes in the regulatory environments. Such occurrences could result in damage to mineral properties, interruptions in production, injury or death to persons, damage to property of Glamis or others, monetary losses and legal liabilities. These factors may cause a mineral deposit that has been mined profitably in the past to become unprofitable, forcing Glamis to cease production. Each of these factors also applies to Glamis’ sites not yet in production and to operations that are to be expanded. In these cases, Glamis does not have the benefit of actual experience in verifying its estimates, and there is a greater likelihood that actual production results will vary from the estimates.

      It is not unusual in new mining operations to experience unexpected problems during the start-up phase. Depending on the price of gold or other minerals, Glamis may determine that it is impractical to commence or, if commenced, to continue commercial production at a particular site.

Mine Development

      Glamis’ ability to sustain or increase its present levels of gold production is dependent upon the successful development of new producing mines and/or identification of additional reserves at existing mining operations. If Glamis is unable to develop new ore bodies, it will not be able to sustain present production levels. Reduced production could have a material and adverse impact on future cash flows, results of operations and financial condition.

      Feasibility studies are used to determine the economic viability of a deposit. Many factors are involved in the determination of the economic viability of a deposit, including the achievement of satisfactory mineral reserve estimates, the level of estimated metallurgical recoveries, capital and operating cost estimates and the estimate of future gold prices. Capital and operating cost estimates are based upon many factors, including anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, ground and mining conditions, expected recovery rates of the gold from the ore and anticipated environmental and regulatory compliance costs. Each of these factors involves uncertainties and as a result, Glamis cannot give any assurance that its development or exploration projects will become operating mines. If a mine is developed, actual operating results may differ from those anticipated in a feasibility study.

Mineral Reserves and Resources Estimates

      The figures presented for both mineral reserves and mineral resources herein and in the documents incorporated herein by reference are only estimates. The estimating of mineral reserves and mineral resources is a subjective process and the accuracy of reserve and resource estimates is a function of the quantity and quality of available data and the assumptions used and judgments made in interpreting engineering and geological information. There is significant uncertainty in any reserve or resource estimate, and the actual deposits encountered and the economic viability of mining a deposit may differ materially from Glamis’ estimates.

      Estimated mineral reserves or mineral resources may have to be recalculated based on changes in gold prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence reserve. Market price fluctuations for gold, increased production costs or reduced recovery rates, or other factors may render the present proven and probable mineral reserves of Glamis uneconomical or unprofitable to develop at a particular site or sites. A reduction in estimated reserves could require material writedowns in Glamis’ investment in the affected mining properties and increased amortization, reclamation and closure charges.

Competition for Mining Claims and Mining Assets

      Glamis competes with other mining companies and individuals for mining claims and leases on exploration properties and the acquisition of gold mining assets. Some of the companies with which Glamis competes have significantly greater financial, management and technical resources than Glamis, and may use these resources to their advantage when competing with Glamis for such opportunities. Glamis cannot give any assurance that it will continue to be able to compete successfully with its competitors in acquiring attractive mineral properties and assets.

Exploration Projects

      Gold exploration is highly speculative in nature. Glamis’ exploration projects involve many risks and success in exploration is dependent upon a number of factors including, but not limited to, quality of management, quality and availability of geological expertise and availability of exploration capital. Glamis cannot give any assurance that its future exploration efforts will result in the discovery of a mineral reserve or resource, or that its current and future exploration programs will result in the expansion or replacement of current production with new proven and probable mineral reserves. Glamis cannot give assurance that its exploration programs will be able to extend the life of its existing properties or result in the discovery of new producing mines.

Future Capital Requirements

      As of September 30, 2004, Glamis had cash and cash equivalents of approximately $22.4 million and working capital of approximately $27.4 million. Glamis intends to use its working capital together with its future cash flows to finance the construction costs of the Marlin Project, the Marigold Millennium Expansion Project, to fund exploration and development work and for general corporate purposes. Glamis estimates that capital expenditures and funds for exploration in 2005 will be approximately $100 million. The primary capital expenditures are expected to be for equipment purchases and development at the Marlin Project, equipment purchases and development at the Marigold Mine expansion, and leach pad expansion and development at the San Martin Mine. Exploration is planned primarily at the Marlin Project and Marigold, with additional work in Guatemala, Mexico and Honduras. Glamis may have further capital requirements to the extent it decides to develop other properties or to take advantage of opportunities for acquisitions, joint ventures or other business opportunities that may be presented to it. In addition, Glamis may incur major unanticipated liabilities or expenses.

      Glamis’ ability to continue its planned exploration and development activities also depends in part on its ability to generate free cash flow from its El Sauzal, Marigold and San Martin mines. Glamis may be required to obtain additional financing in the future to fund future exploration and development activities or acquisitions of additional properties or other interests that may be appropriate to enhance Glamis’ financial or operating interests. Glamis has historically raised capital through equity and debt financing and in the future may raise capital through equity or debt financing, joint ventures, production sharing arrangements or other means. There can be no assurance that Glamis will be able to obtain necessary financing in a timely manner on acceptable terms, if at all.

Government Regulations

      Glamis’ mining operations and exploration and development activities are subject to extensive laws and regulations governing health and worker safety, employment standards, waste disposal, protection of the environment, protection of historic and archeological sites, mine development and protection of endangered and protected species and other matters. Each jurisdiction in which Glamis has properties, including the United States, Mexico, Honduras and Guatemala, regulates mining activities. Glamis generally requires permits from authorities in these jurisdictions to authorize Glamis’ operations. These permits relate to virtually every aspect of Glamis’ exploration, development, production and reclamation activities. It is possible that future changes in applicable laws, regulations or changes in their enforcement or regulatory interpretation could result in changes in legal requirements or in the terms of existing permits applicable to Glamis or its properties which could have a significant adverse impact on Glamis’ current operations or planned development projects, including the Marigold Millennium Expansion Project, and the development of the Marlin Project.

      Obtaining necessary permits can be a complex, time consuming process and Glamis cannot predict whether necessary permits will be obtainable on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop or materially delay or restrict Glamis from proceeding with the development of a project or the operation or further development of a mine. Any failure to comply with applicable laws and regulations or permits, even if inadvertent, could result in interruption or closure of exploration, development or mining operations or material fines, penalties or other liabilities.

Title Matters

      Acquisition of title to mineral properties in all jurisdictions where Glamis operates is a very detailed and time-consuming process. Glamis has acquired substantially all of its mineral properties through acquisitions. Although Glamis has investigated title to all of its mineral properties, Glamis cannot give any assurance that title to such properties will not be challenged or impugned. The properties may have been acquired in error from parties who did not possess transferable title, may be subject to prior unregistered agreements or transfers, and title may be affected by undetected defects or aboriginal, indigenous peoples or native land claims.

      Portions of Glamis’ mineral reserves come from unpatented mining claims in the United States. There is a risk that any of Glamis’ unpatented mining claims could be determined to be invalid, in which case Glamis could lose the right to mine mineral reserves contained within those mining claims. Unpatented mining claims are created and maintained in accordance with the General Mining Law of 1872. Unpatented mining claims are unique U.S. property interests, and are generally considered to be subject to greater title risk than other real property interests due to the validity of unpatented mining claims often being uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the General Mining Law of 1872. Unpatented mining claims are always subject to possible challenges of third parties or contests by the federal government. The validity of an unpatented mining claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of federal and state statutory and decisional law.

      In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law of 1872. If adopted, such legislation, among other things, could impose royalties on gold production from unpatented mining claims located on U.S. federal lands, result in the denial of permits to mine after the expenditure of significant funds for exploration and development, reduce estimates of mineral reserves and reduce the amount of future exploration and development activity on U.S. federal lands, all of which could have a material and adverse affect on Glamis’ cash flows, results of operations and financial condition.

      In Honduras, site of the San Martin Mine, all mineral resources are owned by the state. Title to minerals can be held separately from title to the surface. Rights to explore for and to extract minerals are granted by the state through issuance of mining concessions. Glamis has received its mining concessions for the San Martin Mine. The term of these concessions is indefinite, remaining in force as long as Glamis meets its legal obligations. Glamis has also acquired surface rights from private owners in the mining and processing areas at the San Martin site. However, there are few surveys and many of the tracts of land have no written title documents. Accordingly, there is a risk that Glamis may not own good and marketable title to the surface rights necessary to conduct operations at the San Martin site.

      In Mexico, site of the El Sauzal mine, all mineral resources are owned by the state. Title to minerals can be held separately from title to the surface. Mining rights take precedence over surface rights. Rights to explore for and to extract minerals are granted by the state through issuance of mining concessions. Exploration concessions are granted for six years. Exploitation concessions are granted for a period of 50 years.

      In Guatemala, site of the Marlin and Cerro Blanco properties, mineral rights are held by the state, and surface rights can be privately held. The government grants exploration concessions of up to 100 square kilometres for a term of three years, with 2 two-year extensions available. Exploitation concessions are granted for 25 years, with one additional extension of 25 years available. Glamis has also acquired surface rights from private owners in the mining and processing areas at the Marlin site. However, there are few surveys and most of the tracts of land have no written title documents. Accordingly, there is a risk that Glamis may not own good and marketable title to the surface rights necessary to conduct operations at the Marlin site.

Environmental Risks

      Mining operations have inherent risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations involving the protection and remediation of the environment and the governmental policies for implementation of such laws and regulations are constantly changing and are generally becoming more restrictive. Glamis has made, and expects to make in the future, significant expenditures to comply with such laws and regulations. Glamis cannot give any assurance that notwithstanding its precautions and history of activities, environmental pollution will not materially and adversely affect its financial condition and its results from operations.

      Glamis’ current production is from open-pit mining, heap leach processing and conventional milling. Glamis’ standard open-pit mining techniques have been designed to comply with reclamation requirements imposed by regulatory authorities. Such authorities generally require a mining company to return sites to safely-contoured slopes, but usually do not require backfilling of excavated areas. Glamis generally is required to mitigate long-term environmental impacts by stabilizing, contouring, reshaping and re-vegetating various portions of a site once mining and processing are completed. Reclamation efforts generally must be conducted in accordance with detailed plans, which have been reviewed and approved by the appropriate regulatory agencies. Heap leaching is done with a dilute cyanide solution held within a closed circuit, which includes the leach pads and surface holding ponds. Leakage of heap leaching solutions could cause environmental damage. The old milling operations at Glamis’ Dee and Marigold mines have tailing impoundments that have known leakage as detected by monitoring wells. Glamis does not believe that local groundwater resources have been affected and Glamis has undertaken remediation efforts as approved by the Nevada Department of Environmental Protection (“NDEP”).

Reclamation Costs

      Glamis is required to submit, for government approval, a reclamation plan that establishes Glamis’ obligation to reclaim property after the minerals have been mined from the site. Reclamation by Glamis of its mining sites takes place during and after the active life of the mine. In accordance with applicable laws, bonds or other forms of financial assurances have been provided by Glamis for the reclamation of its mine sites. Glamis may incur costs in connection with these reclamation activities in excess of such bonds or other financial assurances, which costs may have a material adverse effect on Glamis’ earnings and financial condition.

      Glamis expended $1.6 million during the nine months ended September 30, 2004, $3.3 million in fiscal 2003 and $2.5 million in fiscal 2002 on site closure and reclamation primarily at the Dee, Daisy and Rand mines. During the years ended December 31, 2004, 2003 and 2002, Glamis made no material capital expenditures with respect to environmental compliance except as required by permits for construction at its mining operations and for reclamation being carried out concurrently with mining operations.

      In accordance with existing accounting standards, Glamis has recognized a liability for future site closure and mine reclamation costs based on Glamis’ estimate of the costs necessary to comply with existing reclamation standards. Site closure and mine reclamation costs for operating properties are reviewed annually. There can be no assurance that Glamis’ reclamation and closure liabilities will be sufficient to cover all reclamation and closure costs.

Litigation Risks

      All industries, including the mining industry, are subject to legal claims, with and without merit. Glamis is involved in various routine legal proceedings, which include labour matters such as unfair termination claims, supplier matters and property issues incidental to Glamis’ business. Glamis believes it is unlikely that the final outcome of these legal proceedings will have a material adverse effect on Glamis’ financial position or results of operation. However, defense and settlement costs can be substantial, even with respect to claims that have no merit. Due to the inherent uncertainty of the litigation process, there can be no assurance that the resolution of any particular legal proceeding will not have a material effect on Glamis’ financial position or results of operations.

Estimates and Assumptions Employed in the Preparation of Financial Statements

      The preparation of its consolidated financial statements requires Glamis to use estimates and assumptions that affect the reported amounts of assets and liabilities as well as revenues and expenses. Glamis’ accounting policies are described in note 2 to its consolidated financial statements. Glamis’ accounting policies relating to work-in-progress inventory valuation, depreciation and amortization of mineral property, plant and equipment, and site closure and reclamation accruals are critical accounting policies that are subject to estimates and assumptions regarding reserves, recovery rates, future gold prices and future mining activities.

      Glamis records the cost of mining ore stacked on its leach pads as work-in-progress inventory, and values work-in-progress inventory at the lower of cost or estimated net realizable value. These costs are charged to earnings and included in cost of sales on the basis of ounces of gold recovered. The assumptions used in the valuation of work-in-progress inventories include estimates of gold contained in the ore stacked on leach pads, assumptions of the amount of gold stacked that is expected to be recovered from the leach pads and an assumption of the gold price expected to be realized when the gold is recovered. If these estimates or assumptions prove to be inaccurate, Glamis could be required to write-down the recorded value of its work-in-progress inventories, which would reduce Glamis’ earnings and working capital.

      Glamis records mineral property acquisition costs and mine development costs at cost. In accordance with Canadian generally accepted accounting principles, Glamis capitalizes pre-production expenditures net of revenues received, until the commencement of commercial production. A significant portion of Glamis’ mineral property, plant and equipment are depreciated and amortized on a unit-of-production basis. Under the unit-of-production method, the calculation of depreciation, depletion and amortization of mineral property, plant and equipment is based on the amount of reserves expected to be recovered from each location. If these estimates of reserves prove to be inaccurate, or if Glamis revises its mining plan for a location, due to reductions in the price of gold or otherwise, to reduce the amount of reserves expected to be recovered, Glamis could be required to write-down the recorded value of its mineral property, plant and equipment, or to increase the amount of future depreciation, depletion and amortization expense, both of which would reduce Glamis’

earnings and net assets. In addition, generally accepted accounting principles require Glamis to consider at the end of each accounting period whether or not there has been an impairment of the capitalized mineral property, plant and equipment. For producing properties, this assessment is based on expected future cash flows to be generated from the location. For non-producing properties, this assessment is based on whether factors that may indicate the need for a write-down are present. If Glamis determines there has been an impairment because its prior estimates of future cash flows have proven to be inaccurate, due to reductions in the price of gold, increases in the costs of production, reductions in the amount of reserves expected to be recovered or otherwise, or because Glamis has determined that the deferred costs of non-producing properties may not be recovered based on current economics or permitting considerations, Glamis would be required to write-down the recorded value of its mineral property, plant and equipment, which would reduce Glamis’ earnings and net assets.

      Glamis has an obligation to reclaim its properties after the minerals have been mined from the site, and has estimated the costs necessary to comply with existing reclamation standards. Glamis has recognized a liability for the fair value of these asset retirement obligations based on the present value of estimated future cash flows associated with site closure and reclamation, and has increased the carrying value of the related assets for this amount. These assets are being amortized as depreciation and depletion expense over the life of the related assets on a unit-of-production basis as gold is recovered and sold, based on the estimated amount of mineral reserves expected to be recovered from each location. At the end of each reporting period, the asset retirement obligation is being increased to reflect the passage of time, as accretion expense, and changes in the estimated future cash flows underlying the initial fair value measurements, as additional asset retirement costs. If these estimates of future cash flows or of recoverable mineral resources prove to be inaccurate, Glamis could be required to increase the reserve for site closure and reclamation costs, which would increase the amount of future depreciation and depletion expense per ounce or increase reclamation expense in a period, or both, and would increase future accretion expense, all of which would reduce Glamis’ earnings and net assets.

Currency Fluctuations

      Currency fluctuations may affect the costs that Glamis incurs at its operations. Gold is sold throughout the world based principally on a U.S. dollar price, but a portion of Glamis’ operating expenses are incurred in non-U.S. dollar currencies. The appreciation of non-U.S. dollar currencies in those countries where Glamis has mining operations against the U.S. dollar would increase the costs of gold production at such mining operations while receiving proportionately lower revenues, which could materially and adversely affect Glamis’ earnings and financial condition.

Risks Related to Glamis’ Foreign Investments and Operations

      Glamis conducts mining, development or exploration activities in countries other than Canada and the United States, including Mexico, Honduras and Guatemala. Glamis’ foreign mining investments are subject to the risks normally associated with the conduct of business in foreign countries. The occurrence of one or more of these risks could have a material and adverse effect on Glamis’ earnings or the viability of its affected foreign operations, which could have a material and adverse effect on Glamis’ future cash flows, results of operations and financial condition.

      Risks may include, among others, labour disputes, invalidation of governmental orders and permits, corruption, uncertain political and economic environments, war, civil disturbances and terrorist actions, arbitrary changes in laws or policies of particular countries, foreign taxation, delays in obtaining or the inability to obtain necessary governmental permits, opposition to mining from environmental or other non-governmental organizations, limitations on foreign ownership, limitations on the repatriation of earnings, limitations on gold exports and increased financing costs. These risks may limit or disrupt Glamis’ projects, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation.

Insurance Coverage

      The mining industry is subject to significant risks that could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining and monetary losses and possible legal liability.

      Glamis’ policies of insurance may not provide sufficient coverage for losses related to these or other risks. Glamis’ insurance does not cover all risks that may result in loss or damage and may not be adequate to reimburse Glamis for all losses sustained. In addition, Glamis does not have coverage for many environmental losses. The occurrence of losses or damage not covered by insurance could have a material and adverse effect on Glamis’ cash flows, results of operation and financial condition.

Reliance on Current Management Team

      The success of the operations and activities of Glamis is dependent to a significant extent on the efforts and abilities of its management including C. Kevin McArthur, President and Chief Executive Officer, James S. Voorhees, Vice-President Operations and Chief Operating Officer, Charles A. Jeannes, Senior Vice-President Administration, General Counsel and Secretary and Cheryl S. Maher, Vice-President Finance and Chief Financial Officer. Glamis shareholders must be willing to rely to a significant extent on management’s discretion and judgment. Glamis does not maintain key employee insurance on any of its employees. The loss of one or more of these key employees, if not replaced, could adversely affect Glamis’ operations.

Mining Risks

      The business of gold mining involves many risks and hazards, including environmental hazards, industrial accidents, labour force disruptions, the unavailability of materials and equipment, unusual or unexpected rock formations, pit slope failures, changes in the regulatory environment, weather conditions, cave-ins, rock bursts, water conditions and gold bullion losses. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. As a result, Glamis may incur significant costs that could have a material adverse effect upon its financial performance, liquidity and results of operations.

Additional risk factors that will apply upon consummation of the Offer

      If the Offer is successful Glamis will become subject to additional risks associated with the business of Goldcorp. These risks include:

Dependence on Red Lake Mine

      Goldcorp’s operations at the Red Lake Mine currently account for almost all of Goldcorp’s gold production and revenue. In addition, Goldcorp’s principal exploration and development program is based at the Red Lake Mine. Any adverse developments affecting the Red Lake Mine would have a material adverse effect on Goldcorp’s and the combined company’s financial performance and results of operations and the combined company’s ability to achieve its growth strategy and goals for cash production costs.

Cash Cost of Gold Production

      Goldcorp’s cash production costs to produce an ounce of gold are dependent upon a number of factors, including the grade of mineral reserves. This is especially important at the Red Lake Mine where the high grade has allowed Goldcorp to achieve very low cash production costs. In the future, the grades actually recovered from the Red Lake Mine may differ from the estimated grades of the mineral reserves. As these factors are beyond Goldcorp’s control there can be no assurance that Goldcorp will continue to maintain its status as a low cash cost gold producer or achieve the current goals for its cash production costs as reported by Goldcorp.

Dependence on Dynatec

      Goldcorp does not employ its own underground mining personnel at the Red Lake Mine. Goldcorp has outsourced its needs for underground mining personnel at the Red Lake Mine under a contract with Dynatec Corporation which expires on December 31, 2006. During development of the mine in 1999 and 2000, Dynatec was the underground development and construction contractor and, since completion, has continued as the underground mining services contractor. Under the contract, Dynatec will receive incentive payments for achieving specified levels of tonnage production. Goldcorp relies exclusively on Dynatec to bring ore at the Red Lake Mine to the surface for processing. Any interruption in, or problems with, the mining services provided by Dynatec could lead to disruptions of mining operations at the Red Lake Mine and adversely affect Goldcorp’s gold production.

AVAILABLE INFORMATION

      Glamis files reports and other information with Canadian Provincial securities commissions. These reports and information are available to the public free of charge on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

      Glamis is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by United States and Canadian securities regulators, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Glamis is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Reports and other information filed by Glamis may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities or visit the SEC’s website at www.sec.gov. Such reports and other information concerning Glamis may also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005.

      The registration statement filed with the SEC concerning the Offer including exhibits, and Glamis’ reports and other information filed under the Exchange Act are available to the public free of charge at the SEC’s website at www.sec.gov.

EXPERTS

      The audited consolidated financial statements of Glamis as at December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, incorporated by reference in this Circular, have been so incorporated in reliance upon the report of KPMG LLP, independent chartered accountants, and upon the authority of such said firm as experts in accounting and auditing.

      With respect to the pro forma financial statements of Glamis included herein, the independent chartered accountants have reported that they applied limited procedures in accordance with Canadian professional standards for preparation of a compilation report. However, their separate compilation report included herein states that they are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants may not be subject to the liability provisions of Section 11 of the U.S. Securities Act for their report on the pro forma financial information and the related comments for the United States readers on differences between Canadian and United States reporting standards because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the U.S. Securities Act.

      The audited comparative financial statements of Goldcorp for the year ended December 31, 2003 incorporated into this Circular by reference contain the report of Goldcorp’s independent auditors. Glamis has not obtained the consent necessary for Glamis to incorporate the audit report by reference into this Circular. Because Glamis has not obtained Goldcorp’s auditor’s consent, shareholders may not be able to recover against Goldcorp’s auditors under Section 11 of the U.S. Securities Act for untrue statements of a material fact contained in the financial statements audited by Goldcorp’s auditors or any omissions to state a material fact required to be stated therein.

      The proven and probable mineral reserves and the mineral resources of Glamis as at December 31, 2003, 2002, and 2001 included in Glamis’ Annual Information Form for the year ended December 31, 2003, which is incorporated herein by reference, were determined by employees of Glamis under the supervision of James S. Voorhees, P. Eng., Chief Operating Officer of Glamis, given on his authority as an expert in mining, engineering and geology. Mr. Voorhees is a “qualified person” within the meaning of National Instrument 43-101 of the Canadian Securities Administrators. The proven and probable mineral reserves were audited by either Mine Development Associates, Inc. (2003 and 2002) or Mine Reserves Associates, Inc. (2001), entities that are not affiliated with Glamis.

LEGAL MATTERS

      Certain legal matters relating to the Offer and to the common shares to be distributed pursuant to the Offer will be reviewed by Lang Michener LLP, Vancouver, British Columbia and certain U.S. legal matters relating to the Offer will be reviewed by Neal, Gerber & Eisenberg LLP, Chicago, Illinois. As of the date hereof, the partners and associates of Lang Michener LLP and Neal Gerber & Eisenberg LLP, as a group, beneficially owned directly or indirectly less than 1% of Glamis’ issued and outstanding common shares.

ANNEX B

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in millions of United States dollars)

GLAMIS GOLD LTD.

As at and for the
nine-month period ended September 30, 2004
Year ended December 31, 2003
(Unaudited)

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS

The Board of Directors

Glamis Gold Ltd.

      We have read the accompanying unaudited pro forma consolidated balance sheet of Glamis Gold Ltd. (the “Company”) as at September 30, 2004 and the unaudited pro forma consolidated statements of operations for the nine months then ended and for the year ended December 31, 2003, and have performed the following procedures:

1. Compared the figures in the columns captioned “Glamis Gold Ltd.” to the unaudited financial statements of the Company as at September 30, 2004 and for the nine months then ended, and the audited financial statements of the Company for the year ended December 31, 2003, respectively, and found them to be in agreement.

2. Compared the figures in the columns captioned “Goldcorp Inc.” to the unaudited financial statements of Goldcorp Inc. as at September 30, 2004 and for the nine months then ended, and the audited financial statements of Goldcorp Inc. for the year ended December 31, 2003, respectively, and found them to be in agreement.

3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

(a) The basis for determination of the pro forma adjustments; and

(b) Whether the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

The officials:

(a) described to us the basis for determination of the pro forma adjustments, and

(b) stated that the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

4. Read the notes to the pro forma financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Glamis Gold Ltd.” and “Goldcorp Inc.” as at September 30, 2004 and for the nine months then ended, and for the year ended December 31, 2003, and found the amounts in the column captioned “Pro forma consolidated” to be arithmetically correct.

      A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) KPMG LLP
Chartered Accountants

Vancouver, Canada

January 7, 2005

      COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN

CANADIAN AND UNITED STATES REPORTING STANDARDS

      The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.

(Signed) KPMG LLP
Chartered Accountants

Vancouver, Canada

January 7, 2005

GLAMIS GOLD LTD.

PRO FORMA CONSOLIDATED BALANCE SHEET

					Pro Forma
					Consolidated
	Glamis Gold Ltd.	Goldcorp Inc.			Glamis Gold Ltd.
	September 30,	September 30,	Pro Forma		September 30,
	2004	2004	Adjustments		2004

			(Note 3)

	(Unaudited)

	(Expressed in millions of United States dollars)
ASSETS

Cash and cash equivalents	$22.4	$315.6	$70.1	(a)	$348.1
			(60.0	) (c)
Gold bullion	—	26.2	43.9	(b)	70.1
Marketable securities	—	23.7	10.6	(b)	—
			(34.3	) (e)
Inventory	22.6	15.2	—		37.8
Other current assets	9.2	19.9	—		29.1

	54.2	400.6	30.3		485.1
Mineral property, plant and equipment	498.2	240.7	1,146.0	(b)	1,884.9
Goodwill	—	—	1,983.6	(b)	1,983.6
Other assets	19.4	7.6	34.3	(e)	61.3

	$571.8	$648.9	$3,194.2		$4,414.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities	$26.8	$22.2	$—		$49.0
Site closure and reclamation costs	6.9	22.3	—		29.2
Future income taxes	85.2	64.3	424.0	(b)	573.5

	118.9	108.8	424.0		651.7
Shareholders’ equity:
Share capital (note 4)	471.1	379.2	70.1	(a)	3,699.9
			(449.3	) (b)
			3,228.8	(b)
Contributed surplus	16.8	5.6	(5.6	)(b)	98.3
			81.5	(d)
Cumulative translation adjustment	—	81.2	(81.2	) (b)	—
Retained earnings (deficit)	(35.0)	74.1	(74.1	) (b)	(35.0)

	452.9	540.1	2,770.2		3,763.2

	$571.8	$648.9	$3,194.2		$4,414.9

See accompanying notes to pro forma consolidated financial statements.

GLAMIS GOLD LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

					Pro Forma
					Consolidated
	Glamis Gold Ltd.	Goldcorp Inc.			Glamis Gold Ltd.
	Nine-Month	Nine-Month			Nine-Month
	Period Ended	Period Ended	Pro Forma		Period Ended
	September 30, 2004	September 30, 2004	Adjustments		September 30, 2004

			(Note 3)

	(Unaudited)

	(Expressed in millions of United States dollars, except per share amounts)
Revenue	$61.3	$139.1	$—		$200.4
Costs and expenses:
Cost of sales	29.8	50.1	—		79.9
Depreciation and depletion	12.9	12.8	55.9	(f)	81.6
Exploration	2.6	4.0	—		6.6
General and administrative	5.5	8.9	—		14.4
Other operating expenses	0.7	—	—		0.7

	51.5	75.8	55.9		183.2

Earnings from operations	9.8	63.3	(55.9)		17.2
Interest and other income (expense)	8.5	(0.5)	—		8.0

Earnings before income taxes	18.3	62.8	(55.9)		25.2
Provision for income taxes:
Current	1.2	26.4	—		27.6
Future	2.3	—	(20.7	) (f)	(18.4)

	3.5	26.4	(20.7)		9.2

Net earnings	$14.8	$36.4	$(35.2)		$16.0

Basic earnings per share (note 5)	$0.11	$0.19	—		$0.05

Weighted average common shares outstanding (millions of shares)	129.4	189.6	—		304.0

See accompanying notes to pro forma consolidated financial statements.

GLAMIS GOLD LTD.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

					Pro Forma
	Glamis Gold Ltd.				Consolidated
	Year Ended	Goldcorp Inc.			Glamis Gold Ltd.
	December 31,	Year Ended			Year Ended
	2003	December 31,	Pro Forma		December 31,
	(restated)	2003	Adjustments		2003

	(Note 2)		(Note 3)

	(Unaudited)
	(Expressed in millions of United States dollars,
	except per share amounts)
Revenue	$84.0	$262.6	$—		$346.6
Costs and expenses:
Cost of sales	41.6	88.5	(0.5	)(g)	129.6
Depreciation and depletion	17.7	24.1	120.7	(f)	162.5
Exploration	5.6	3.0	—		8.6
General and administrative	5.9	12.2	(1.8	)(g)	16.3
Other operating expenses	0.4	—	—		0.4

	71.2	127.8	118.4		317.4

Earnings from operations	12.8	134.8	(118.4)		29.2
Interest and other income	4.4	18.0	—		22.4

Earnings before income taxes	17.2	152.8	(118.4)		51.6
Provision for income taxes:
Current	0.2	54.0	—		54.2
Future	(1.2)	—	(44.6	) (f)	(45.8)

	(1.0)	54.0	(44.6)		8.4

Net earnings	$18.2	$98.8	$(73.8)		$43.2

Basic earnings per share (note 5)	$0.14	$0.54	—		$0.14

Weighted average common shares outstanding (millions of shares)	128.1	183.6	—		302.7

See accompanying notes to pro forma consolidated financial statements.

GLAMIS GOLD LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)
(Expressed in millions of United States dollars, except per share amounts)
Nine-month period ended September 30, 2004

1.     Description of Offer to Purchase Goldcorp Inc.:

      On December 16, 2004, Glamis Gold Ltd. (“Glamis” or the “Company”) announced a proposed business combination with Goldcorp Inc. (“Goldcorp”), whereby Glamis offers to acquire all of the issued and outstanding common shares of Goldcorp in exchange for common shares of Glamis, at an exchange ratio of 0.89 of a Glamis common share for each common share of Goldcorp. The accompanying pro forma consolidated financial statements have been compiled for purposes of inclusion in an offering circular dated January 7, 2005, issued by the Board of Directors of Glamis in connection with this proposed business combination, including the proposed offering of Glamis common shares thereunder.

      Assuming all in-the-money options to purchase Goldcorp shares at December 15, 2004 are exercised and assuming all Goldcorp shares are exchanged in this offer, Glamis will issue approximately 174.6 million Glamis common shares in exchange for approximately 196.1 million Goldcorp common shares issued and outstanding. Immediately following the exchange, approximately 43% of Glamis’ outstanding common shares would be held by current Glamis shareholders and approximately 57% of the shares would be held by current Goldcorp shareholders. For the purposes of purchase accounting, Glamis is considered to be the acquirer because Glamis initiated the take-over bid, the relative share ownership of the two groups of shareholders is similar, there will be no significant non-controlling interests in the combined entity by former Goldcorp shareholders, it is expected that Glamis’ board of directors and management will retain their positions in the combined entity and Glamis’ corporate office will continue to be the headquarters of the combined entity. As a result, the pro forma financial statements reflect Goldcorp’s assets and liabilities at their estimated fair values as of the date of the announcement of the proposed acquisition.

      The value assigned in these pro forma financial statements to the Glamis common shares to be issued is based upon a Glamis common share price of $18.50, representing the average closing common share price of Glamis on the New York and Toronto stock exchanges for the three days before and two days following December 16, 2004, being the date of the public announcement of Glamis’ proposed business combination with Goldcorp.

      As a consequence of the nature of this transaction, there may be, and likely will be, actions and other events or changes initiated by Goldcorp that will significantly change the purchase price allocations. For example, the fair value of mineral property, plant and equipment in these pro forma financial statements has been estimated using a preliminary analysis of the discounted future cash flows based on proven and probable mineral reserves at December 31, 2003, adjusted for production to September 30, 2004, plus an estimate of the fair value of other mineral resources. In addition, the fair value of gold bullion in these pro forma financial statements is based on ounces held at September 30, 2004 and the fair value of marketable securities in these pro forma financial statements is based on shares held at September 30, 2004. The excess of the purchase price over the fair value of the net assets is shown as goodwill. Changes to reserves, resources, gold bullion held and marketable securities held, in addition to changes to other assets and liabilities, will result in changes to the fair values of the assets and liabilities and accordingly, will impact the amount of goodwill. In addition, the Company has prepared these pro forma financial statements and the allocation of the purchase price set out herein solely based upon publicly available information on Goldcorp. Additional information may exist that is not publicly available that could have an impact on these pro forma financial statements and such purchase price allocation. The final allocation of the purchase price and the fair values of Goldcorp’s assets and liabilities is subject to completion of definitive appraisals, which would be carried out following completion of the acquisition. It is likely that the fair values of assets and liabilities will vary from those shown and the differences may be material.

GLAMIS GOLD LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Completion of the proposed transaction requires approval by shareholders of Glamis of the removal of a restriction on the number of common shares that Glamis may issue and approval of certain regulatory authorities. In addition, a condition of the offer is that Goldcorp shareholders do not approve the issuance of common shares of Goldcorp pursuant to a proposed share exchange take-over bid made by Goldcorp for the common shares of Wheaton River Minerals Ltd. (“Wheaton River”).

2.	Basis of Presentation:

      These pro forma consolidated financial statements have been prepared by management of Glamis, in accordance with Canadian generally accepted accounting principles (“GAAP”) to give effect to the proposed business combination between Glamis and Goldcorp. For accounting purposes, the proposed transaction has been accounted for as an acquisition of Goldcorp by Glamis. The pro forma consolidated financial statements have been prepared using the purchase method whereby the net assets of Goldcorp have been recorded at their fair values. Refer to note 6 for a discussion of significant differences between Canadian GAAP and U.S. GAAP, as it pertains to these pro forma consolidated financial statements.

      These pro forma consolidated financial statements include:

(a) a pro forma consolidated balance sheet prepared from the unaudited consolidated balance sheet of each of Glamis and Goldcorp as at September 30, 2004, which gives pro forma effect to the acquisition of Goldcorp and the assumptions described in note 3, as if these transactions occurred on September 30, 2004.

(b) a pro forma consolidated statement of operations for the nine-month period ended September 30, 2004, prepared from the unaudited interim consolidated statement of operations of each of Glamis and Goldcorp for the nine-month period ended September 30, 2004, which gives pro forma effect to the acquisition of Goldcorp and the assumptions described in note 3, as if these transactions occurred on January 1, 2003.

(c) a pro forma consolidated statement of operations for the year ended December 31, 2003, prepared from the consolidated statement of operations of each of Glamis and Goldcorp for the year ended December 31, 2003, which gives pro forma effect to the acquisition of Goldcorp and the assumptions described in note 3, as if these transactions occurred on January 1, 2003.

      The Glamis and Goldcorp financial statements referred to above have been prepared in accordance with Canadian GAAP. The statement of operations of Glamis for the year ended December 31, 2003 has been restated to reflect the effect of the retroactive change in the method of accounting for asset retirement obligations which Glamis adopted effective January 1, 2004. Goldcorp’s information has been compiled from publicly available information.

      It is management’s opinion that these pro forma financial statements include all adjustments necessary for the fair presentation, in all material respects, of the proposed transaction described above in accordance with Canadian GAAP applied on a basis consistent with Glamis’ accounting policies. No adjustments have been made to reflect potential cost savings that may occur subsequent to completion of the transaction. The pro forma statements of operations do not reflect non-recurring charges or credits directly attributable to the transaction, of which none are currently anticipated.

      These pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Glamis which would have actually resulted had the proposed transaction been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of the future operating results of Glamis as a result of the transaction.

      The pro forma consolidated financial statements should be read in conjunction with the consolidated financial statements of each of Glamis and Goldcorp for each of the nine-month periods ended September 30, 2004 and the year ended December 31, 2003.

GLAMIS GOLD LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.     Pro Forma Assumptions:

      The pro forma consolidated balance sheet gives effect to the following transactions as if they had occurred on September 30, 2004:

(a) The issuance of 6,171,359 common shares of Goldcorp on exercise of in-the-money options to purchase shares of Goldcorp for proceeds of $70.1 million;

(b) The issuance of 174,558,091 common shares of Glamis to the shareholders of Goldcorp at a price of $18.50 per common share, in exchange for their common shares of Goldcorp;

(c) The payment of $25.0 million for estimated transaction costs and the $35.0 million termination fee to be paid by Goldcorp to Wheaton River under the terms of Goldcorp’s take-over bid for Wheaton River;

(d) An accrual for the $81.5 million value of Glamis common shares expected to be issued to Goldcorp warrant holders on exercise of their Goldcorp share purchase warrants, at the same exchange ratio as offered to Goldcorp shareholders, in excess of the cash proceeds to be received by Goldcorp on exercise of those warrants; and

(e) The reclassification of marketable securities from current assets to other assets, to be consistent with the presentation adopted by Glamis for its available-for-sale securities.

A summary of the proposed allocation of the consideration given to the net assets of Goldcorp, including the additional future income taxes resulting from differences between the fair value and tax value of assets and liabilities, is as follows:

Fair value of net assets to be acquired:

Cash and cash equivalents	$385.7
Gold bullion	70.1
Marketable securities	34.3
Other current assets	35.1
Mineral property, plant and equipment (including value assigned to mineral reserves and mineral resources)	1,386.7
Other non-current assets (excluding marketable securities)	7.6
Goodwill	1,983.6

3,903.1
Accounts payable and accrued liabilities	(22.2)
Reserve for site closure and reclamation	(22.3)
Future income taxes	(488.3)

$3,370.3

Consideration given:
Issuance of 174,558,091 common shares of Glamis	$3,228.8
Excess of Glamis common shares to be issued over exercise price of Goldcorp warrants	81.5
Estimated transaction costs	60.0

$3,370.3

GLAMIS GOLD LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pro forma consolidated statements of operations for the nine-month period ended September 30, 2004 and for the year ended December 31, 2003, give pro forma effect to the following assumptions as if the transactions described in (a) through (e) above had occurred on January 1, 2003:

(f) The increase in depreciation and depletion expense to reflect amortization of the excess of the fair value of proven and probable mineral reserves allocated to mineral property, plant and equipment over Goldcorp’s book value of the related mineral property, plant and equipment based on actual production for the period, offset by the related future income tax recovery; and

(g) An adjustment to eliminate Goldcorp’s stock-based compensation expense for the year ended December 31, 2003, to be consistent with the accounting policy of Glamis for stock-based compensation for the year ended December 31, 2003.

4.	Share Capital:

      (a) Common shares:

After giving effect to the pro forma assumptions in note 3, the issued and fully paid share capital of Glamis would be as follows:

	Number of
	Shares	Amount

Balance, September 30, 2004	130,694,678	$471.1
Acquisition of Goldcorp by way of the issuance of common shares (note 3(b))	174,558,091	3,228.8

Pro forma balance, September 30, 2004	305,252,769	$3,699.9

(b)	Share purchase options and warrants:

Reference should be made to the notes to the consolidated financial statements referred to above for each of Glamis and Goldcorp for commitments to issue common shares pursuant to share purchase options and warrants. The proposed transaction provides that on completion, all outstanding share purchases options and warrants of Goldcorp will continue under their current terms and conditions, although on exercise, the option and warrant holders will receive common shares of Glamis at the same exchange ratio as offered to Goldcorp shareholders.

5.	Earnings Per Share:

      The calculation of pro forma basic earnings per share in the pro forma consolidated statements of operations for the nine-month period ended September 30, 2004 and for the year ended December 31, 2003, is based on the weighted average number of common shares of Glamis actually outstanding for the nine-month period ended September 30, 2004 and for the year ended December 31, 2003, plus the 174,558,091 shares of Glamis to be issued to acquire the outstanding shares of Goldcorp, as if the transactions described in note 3 occurred on January 1, 2003.

6.                Differences Between Canadian and U.S. Generally Accepted Accounting Principles:

      If these pro forma consolidated financial statements had been compiled using U.S. GAAP, the only significant differences from Canadian GAAP relate to the application of the changes in the method of accounting for asset retirement obligations and income taxes.

GLAMIS GOLD LTD.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under U.S. GAAP, the cumulative effect of the change in the method of accounting for asset retirement obligations is recorded in the period of the change (2003), as opposed to retroactive application with restatement as required under Canadian GAAP. As a result, pro forma earnings and earnings per share for the year ended December 31, 2003 would increase by a total of $1.8 million and $0.01 per share, to $45.0 million or $0.15 per share, if the pro forma consolidated financial statements were prepared in accordance with U.S. GAAP. This difference would have no impact on the pro forma balance sheet as at September 30, 2004 or the pro forma statement of operations for the nine months ended September 30, 2004.

      In addition, a difference in the method of adopting the asset and liability method of accounting for income taxes in Glamis between Canadian GAAP and U.S. GAAP results in mineral property, plant and equipment being increased by $2.1 million from that reported for Canadian GAAP purposes in the pro forma consolidated balance sheet as at September 30, 2004, with an offsetting decrease to deficit. The impact of this difference on the pro forma consolidated statements of operations for the nine months ended September 30, 2004 and the year ended December 31, 2003 if presented in accordance with U.S. GAAP, would be to reduce net earnings by $0.4 million and $0.5 million respectively, and earnings per share by $0.00 and $0.00 respectively.

ANNEX C

CERTAIN INFORMATION REGARDING THE DIRECTORS AND

EXECUTIVE OFFICERS OF GLAMIS GOLD LTD.

      Set forth in the table below is the name, business address, country of citizenship, current principal occupation and material positions held during the past five years with respect to each of the executive officers and directors of Glamis.

      In the past five years, none of the following persons has been convicted in a criminal proceeding (other than traffic violations or similar misdemeanors), or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Current Principal Occupation and Material Positions Held
Name, Business Address, Country of Citizenship	During the Past Five Years

A. Dan Rovig 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Mr. Rovig is the Chairman of the Board of Directors of Glamis, a position he has held since November 1998.
C. Kevin McArthur 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Mr. McArthur is a director of Glamis as well as the President and Chief Executive Officer of Glamis, a position he has held since January 1998.
Charles A. Jeannes 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Mr. Jeannes is the Senior Vice-President Administration, General Counsel and Secretary of Glamis, positions he has held since April 1999.
James S. Voorhees 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Mr. Voorhees is the Vice President and Chief Operating Officer of Glamis, a position he has held since June 1999.
Cheryl S. Maher 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Ms. Maher is the Vice President Finance, Chief Financial Officer and Treasurer of Glamis, a position she has held since March 2000. Prior to that, she was Treasurer of Glamis from September 1999 to March 2000 and Assistant Treasurer of Glamis from April 1999 to September 1999.

Current Principal Occupation and Material Positions Held
Name, Business Address, Country of Citizenship	During the Past Five Years

David L. Hyatt 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Mr. Hyatt is the Vice President, U.S. Operations of Glamis, a position he has held since June 2002. Prior to that, he was Vice President, Investor Relations of Glamis from March 2000 to June 2002, Vice President, Nevada Operations of Glamis from April 1999 to March 2000, and Vice President, General Manager of Glamis Rand Mining Co. (a subsidiary of Glamis) from August 1997 to April 1999.
Michael A. Steeves 5190 Neil Road, Suite 310 Reno, Nevada 89502-8502 United States	Mr. Steeves is the Vice President, Investor Relations of Glamis, a position he has held since June 2002. Prior to joining Glamis, he was Director of Investor Relations at Coeur d’Alene Mines Corp. from November 1998 to May 2002. Coeur d’Alene Mines Corp. is a producer of precious metals and is located at 505 Front Ave., P.O. Box “I”, Coeur d’Alene, Idaho 83816.
A. Ian S. Davidson 3100-666 Burrard Street Vancouver, British Columbia V6C 3C7 Canada	Mr. Davidson is a Director of Glamis. Mr. Davidson is currently a Vice President and Investment Advisor at RBC Dominion Securities Inc., a position he has held since February 1992. The Vancouver Office of RBC Dominion Securities Inc. is located at 3100-666 Burrard Street, Vancouver, British Columbia, V6C, 3C7.
Jean Depatie 130 Somnet Trinite St. Bruno, Quebec J3V 6E4 Canada	Mr. Depatie is a Director of Glamis. He is currently President of Decamine Inc., a private consulting firm located at 130 Somnet Trinite, St. Bruno, Quebec J3V 6E4. Previously, he was President and Chief Executive Officer of Gold Hawk Resources Inc. from May 1997 to November 2003. Gold Hawk Resources Inc. is a gold and precious metal producer located at 95 Wellington Street West, Suite 950, Toronto, Ontario M5J 2N7.
Kenneth F. Williamson 1490 Port Cunnington Road Unit #1 Dwight, Ontario P0A 1H0 Canada	Mr. Williamson is a Director of Glamis. He has been retired from Merrill Lynch Canada Inc. as Vice Chairman Investment and Banking since 1998.

Current Principal Occupation and Material Positions Held
Name, Business Address, Country of Citizenship	During the Past Five Years

P. Randy Reifel 201-1512 Yew Street Vancouver, British Columbia V6K 3E4 Canada	Mr. Reifel is a Director of Glamis. He is currently the President of Chesapeake Gold Ltd., a position he has held since July 2002. Chesapeake Gold Ltd. is a mining company located at #201 — 1512 Yew Street, Vancouver, British Columbia V6K 3E4, which was formed as part of a merger between Glamis and Francisco Gold Corp. Prior to that, he was President of Francisco Gold Corp., a mining company located at the same address.

The Depositary for the Offer is:

COMPUTERSHARE INVESTOR SERVICES INC.

Toronto

By Mail	By Hand or by Courier
P.O. Box 7021	100 University Avenue
31 Adelaide Street East	9th Floor
Toronto, Ontario	Toronto, Ontario
M5C 3H2	M5J 2Y1
Attn: Corporate Actions

Toll Free: 1-800-564-6253

E-Mail:
service@computershare.com

Vancouver

By Hand or by Courier

510 Burrard Street, 2nd Floor
Vancouver, British Columbia
V6C 3B9

The Information Agent for the Offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS CANADA, INC.

66 Wellington Street West

TD Tower, Suite 5210
Toronto Dominion Centre
Toronto, Ontario
M5K 1J3

North American Toll Free Number: 1-877-288-7946

U.S. Banks and Brokers Call Collect: 212-440-9800

       Any questions and requests for assistance may be directed by Shareholders to the Depositary or the Information Agent at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.